Registration No. 333-262521

1940 Act No. 811-05903

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.       Exact name of trust:

FT 10030

B.       Name of depositor:

FIRST TRUST PORTFOLIOS L.P.

C.       Complete address of depositor's principal executive offices:

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

D.       Name and complete address of agents for service:

Copy to:

JAMES A. BOWEN	ERIC F. FESS
c/o First Trust Portfolios L.P.	c/o Chapman and Cutler LLP
120 East Liberty Drive	320 South Canal Street
Suite 400	27th Floor
Wheaton, Illinois 60187	Chicago, Illinois 60606

E.       Title and Amount of Securities Being Registered:

An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.       Approximate date of proposed sale to public:

As soon as practicable after the effective date of the Registration Statement.

|X|	Check box if it is proposed that this filing will become effective on April 8, 2022 at 2:00 p.m. pursuant to Rule 487.

________________________________

                      Dow(R) Target 5 2Q '22 - Term 7/7/23
                    Dow(R) Target Dvd. 2Q '22 - Term 7/7/23
              S&P Dvd. Aristocrats Target 25 2Q '22 - Term 7/7/23
                       S&P Target 24 2Q '22 - Term 7/7/23
                    S&P Target SMid 60 2Q '22 - Term 7/7/23
                    Target Divsd. Dvd. 2Q '22 - Term 7/7/23
                      Target Focus 4 2Q '22 - Term 7/7/23
                Target Global Dvd. Leaders 2Q '22 - Term 7/7/23
                       Target Growth 2Q '22 - Term 7/7/23
                       Target Triad 2Q '22 - Term 7/7/23
                        Target VIP 2Q '22 - Term 7/7/23
                  Value Line(R) Target 25 2Q '22 - Term 7/7/23

                                   FT 10030

FT 10030 is a series of a unit investment trust, the FT Series. FT 10030 consists of 12 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT APPROVED OR DISAPPROVED
OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 FIRST TRUST(R)

                                  800-621-1675

                 The date of this prospectus is April 8, 2022

                               Table of Contents

Summary of Essential Information                                           3
Fee Table                                                                  9
Report of Independent Registered Public Accounting Firm                   13
Statements of Net Assets                                                  14
Schedules of Investments                                                  20
The FT Series                                                             44
Portfolios                                                                45
Risk Factors                                                              52
Backtested Hypothetical Performance Information                           56
Public Offering                                                           62
Distribution of Units                                                     64
The Sponsor's Profits                                                     65
The Secondary Market                                                      66
How We Purchase Units                                                     66
Expenses and Charges                                                      66
Tax Status                                                                67
Retirement Plans                                                          71
Rights of Unit Holders                                                    71
Income and Capital Distributions                                          72
Redeeming Your Units                                                      73
Investing in a New Trust                                                  74
Removing Securities from a Trust                                          75
Amending or Terminating the Indenture                                     75
Information on the Sponsor, Trustee and Evaluator                         76
Other Information                                                         77

                  Summary of Essential Information (Unaudited)

                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                                         The Dow(R)            The Dow(R)
                                                                                         Target 5              Target Dividend
                                                                                         Portfolio, 2nd        Portfolio, 2nd
                                                                                         Quarter 2022 Series   Quarter 2022 Series
                                                                                         ___________________   ___________________

Initial Number of Units (1)                                                                   17,883                16,999
Fractional Undivided Interest in the Trust per Unit (1)                                     1/17,883              1/16,999
Public Offering Price:
Public Offering Price per Unit (2)                                                       $    10.000           $    10.000
   Less Initial Sales Charge per Unit (3)                                                      (.000)                (.000)
                                                                                         ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                10.000                10.000
   Less Deferred Sales Charge per Unit (3)                                                     (.135)                (.135)
                                                                                         ___________           ___________
Redemption Price per Unit (5)                                                                  9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                                          (.050)                (.050)
    Less Organization Costs per Unit (5)                                                       (.053)                (.049)
                                                                                         ___________           ___________
Net Asset Value per Unit                                                                 $     9.762           $     9.766
                                                                                         ===========           ===========

Tax Status (6)                                                                          Grantor Trust         Grantor Trust
Distribution Frequency (7)                                                                 Monthly               Monthly
Initial Distribution Date (7)                                                            May 25, 2022          May 25, 2022
Cash CUSIP Number                                                                         30325G 109            30325G 141
Reinvestment CUSIP Number                                                                 30325G 117            30325G 158
Fee Account Cash CUSIP Number                                                             30325G 125            30325G 166
Fee Account Reinvestment CUSIP Number                                                     30325G 133            30325G 174
Pricing Line Product Code                                                                     141068                141072
Ticker Symbol                                                                                 FUANLX                FNIRJX

First Settlement Date                                          April 12, 2022
Mandatory Termination Date (8)                                 July 7, 2023

____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                   S&P Dividend
                                                                   Aristocrats            S&P                   S&P
                                                                   Target 25              Target 24             Target SMid 60
                                                                   Portfolio, 2nd         Portfolio, 2nd        Portfolio, 2nd
                                                                   Quarter 2022 Series    Quarter 2022 Series   Quarter 2022 Series
                                                                   ___________________    ___________________   ___________________

Initial Number of Units (1)                                              17,618                40,605                16,331
Fractional Undivided Interest in the Trust per Unit (1)                1/17,618              1/40,605              1/16,331
Public Offering Price:
Public Offering Price per Unit (2)                                  $    10.000           $    10.000           $    10.000
   Less Initial Sales Charge per Unit (3)                                 (.000)                (.000)                (.000)
                                                                    ___________           ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)           10.000                10.000                10.000
   Less Deferred Sales Charge per Unit (3)                                (.135)                (.135)                (.135)
                                                                    ___________           ___________           ___________
Redemption Price per Unit (5)                                             9.865                 9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                     (.050)                (.050)                (.050)
    Less Organization Costs per Unit (5)                                  (.027)                (.041)                (.055)
                                                                    ___________           ___________           ___________
Net Asset Value per Unit                                            $     9.788           $     9.774           $     9.760
                                                                    ===========           ===========           ===========

Tax Status (6)                                                          RIC              Grantor Trust              RIC
Distribution Frequency (7)                                            Monthly               Monthly            Semi-Annually
Initial Distribution Date (7)                                      May 25, 2022          May 25, 2022          June 25, 2022
Cash CUSIP Number                                                    30325G 182            30325G 224            30325G 380
Reinvestment CUSIP Number                                            30325G 190            30325G 232            30325G 398
Fee Account Cash CUSIP Number                                        30325G 208            30325G 240            30325G 406
Fee Account Reinvestment CUSIP Number                                30325G 216            30325G 257            30325G 414
Pricing Line Product Code                                                141076                141028                141032
Ticker Symbol                                                            FEUNSX                FUKEOX                FSXOCX

First Settlement Date                                          April 12, 2022
Mandatory Termination Date (8)                                 July 7, 2023

____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                                         Target
                                                                                         Diversified Dividend  Target Focus Four
                                                                                         Portfolio, 2nd        Portfolio, 2nd
                                                                                         Quarter 2022 Series   Quarter 2022 Series
                                                                                         ____________________  ___________________

Initial Number of Units (1)                                                                   16,170                87,764
Fractional Undivided Interest in the Trust per Unit (1)                                     1/16,170              1/87,764
Public Offering Price:
Public Offering Price per Unit (2)                                                       $    10.000           $    10.000
   Less Initial Sales Charge per Unit (3)                                                      (.000)                (.000)
                                                                                         ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                10.000                10.000
   Less Deferred Sales Charge per Unit (3)                                                     (.135)                (.135)
                                                                                         ___________           ___________
Redemption Price per Unit (5)                                                                  9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                                          (.050)                (.050)
    Less Organization Costs per Unit (5)                                                       (.037)                (.054)
                                                                                         ___________           ___________
Net Asset Value per Unit                                                                 $     9.778           $     9.761
                                                                                         ===========           ===========

Tax Status (6)                                                                               RIC                   RIC
Distribution Frequency (7)                                                                 Monthly            Semi-Annually
Initial Distribution Date (7)                                                           May 25, 2022          June 25, 2022
Cash CUSIP Number                                                                         30325G 265            30325G 422
Reinvestment CUSIP Number                                                                 30325G 273            30325G 430
Fee Account Cash CUSIP Number                                                             30325G 281            30325G 448
Fee Account Reinvestment CUSIP Number                                                     30325G 299            30325G 455
Pricing Line Product Code                                                                     141080                141092
Ticker Symbol                                                                                 FIDLTX                FWGKBX

First Settlement Date                                          April 12, 2022
Mandatory Termination Date (8)                                 July 7, 2023

____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                    Target Global
                                                                    Dividend Leaders
                                                                    Portfolio, 2nd        Target Growth         Target Triad
                                                                    Quarter 2022          Portfolio, 2nd        Portfolio, 2nd
                                                                    Series                Quarter 2022 Series   Quarter 2022 Series
                                                                    _________________     ___________________   ___________________

Initial Number of Units (1)                                              15,044                17,164                29,430
Fractional Undivided Interest in the Trust per Unit (1)                1/15,044              1/17,164              1/29,430
Public Offering Price:
Public Offering Price per Unit (2)                                  $    10.000           $    10.000           $    10.000
   Less Initial Sales Charge per Unit (3)                                 (.000)                (.000)                (.000)
                                                                    ___________           ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)           10.000                10.000                10.000
   Less Deferred Sales Charge per Unit (3)                                (.135)                (.135)                (.135)
                                                                    ___________           ___________           ___________
Redemption Price per Unit (5)                                             9.865                 9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                     (.050)                (.050)                (.050)
    Less Organization Costs per Unit (5)                                  (.020)                (.042)                (.050)
                                                                    ___________           ___________           ___________
Net Asset Value per Unit                                            $     9.795           $     9.773           $     9.765
                                                                    ===========           ===========           ===========

Tax Status (6)                                                          RIC                   RIC                   RIC
Distribution Frequency (7)                                            Monthly            Semi-Annually         Semi-Annually
Initial Distribution Date (7)                                      May 25, 2022          June 25, 2022         June 25, 2022
Cash CUSIP Number                                                    30325G 307            30325G 463            30325G 505
Reinvestment CUSIP Number                                            30325G 315            30325G 471            30325G 513
Fee Account Cash CUSIP Number                                        30325G 323            30325G 489            30325G 521
Fee Account Reinvestment CUSIP Number                                30325G 331            30325G 497            30325G 539
Pricing Line Product Code                                                141084                141096                141100
Ticker Symbol                                                            FCYGDX                FFXNBX                FXJJKX

First Settlement Date                                          April 12, 2022
Mandatory Termination Date (8)                                 July 7, 2023

____________

See "Notes to Summary of Essential Information" on page 8.

                  Summary of Essential Information (Unaudited)

                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
                 Evaluator:   First Trust Advisors L.P.

                                                                                                               Value Line(R)
                                                                                         Target VIP            Target 25
                                                                                         Portfolio, 2nd        Portfolio, 2nd
                                                                                         Quarter 2022 Series   Quarter 2022 Series
                                                                                         ___________________   ___________________

Initial Number of Units (1)                                                                  217,194                26,341
Fractional Undivided Interest in the Trust per Unit (1)                                    1/217,194              1/26,341
Public Offering Price:
Public Offering Price per Unit (2)                                                       $    10.000           $    10.000
   Less Initial Sales Charge per Unit (3)                                                      (.000)                (.000)
                                                                                         ___________           ___________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                10.000                10.000
   Less Deferred Sales Charge per Unit (3)                                                     (.135)                (.135)
                                                                                         ___________           ___________
Redemption Price per Unit (5)                                                                  9.865                 9.865
    Less Creation and Development Fee per Unit (3)(5)                                          (.050)                (.050)
    Less Organization Costs per Unit (5)                                                       (.042)                (.050)
                                                                                         ___________           ___________
Net Asset Value per Unit                                                                 $     9.773           $     9.765
                                                                                         ===========           ===========

Tax Status (6)                                                                               RIC              Grantor Trust
Distribution Frequency (7)                                                              Semi-Annually            Monthly
Initial Distribution Date (7)                                                           June 25, 2022         May 25, 2022
Cash CUSIP Number                                                                         30325G 547            30325G 349
Reinvestment CUSIP Number                                                                 30325G 554            30325G 356
Fee Account Cash CUSIP Number                                                             30325G 562            30325G 364
Fee Account Reinvestment CUSIP Number                                                     30325G 570            30325G 372
Pricing Line Product Code                                                                     141104                141088
Ticker Symbol                                                                                 FOLQSX                FVDKSX

First Settlement Date                                          April 12, 2022
Mandatory Termination Date (8)                                 July 7, 2023

____________

See "Notes to Summary of Essential Information" on page 8.

                   NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on April 11, 2022, we may adjust the number of
Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units.
On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 1.85% of the Public Offering Price per Unit (equivalent to 1.85% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign
Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit.
Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange
("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open
(the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See
"Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month.
However, the Trustee will not distribute money if the aggregate amount in the
Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1%
of the net asset value of a Trust. Undistributed money in the Income and
Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units.  For
Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the
Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least
$1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution. See "Income and Capital Distributions."

(8) See "Amending or Terminating the Indenture."

                             Fee Table (Unaudited)

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public Offering"
and "Expenses and Charges." Although the Trusts have a term of approximately
15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                                                                                The Dow(R)                  The Dow(R)
                                                                                                            Target 5 Portfolio       Target Dividend Portfolio
                                                                                                          2nd Quarter 2022 Series     2nd Quarter 2022 Series
                                                                                                          _______________________    _________________________

                                                                                                                      Amount                      Amount
                                                                                                                      per Unit                    per Unit
                                                                                                                      ________                    ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000           0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135           1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050           0.50%(c)    $.050
                                                                                                          _____       _____           _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185           1.85%       $.185
                                                                                                          =====       =====           =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .530%(d)    $.0530          .490%(d)    $.0490
                                                                                                          =====       ======          =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060          .059%       $.0060
   Trustee's fee and other operating expenses                                                             .113%(f)    $.0114          .113%(f)    $.0114
                                                                                                          _____       ______          _____       ______
   Total                                                                                                  .172%       $.0174          .172%       $.0174
                                                                                                          =====       ======          =====       ======

                                                                                                          S&P Dividend Aristocrats        S&P Target 24
                                                                                                            Target 25 Portfolio             Portfolio
                                                                                                          2nd Quarter 2022 Series    2nd Quarter 2022 Series
                                                                                                          ________________________   _______________________

                                                                                                                      Amount                    Amount
                                                                                                                      per Unit                  per Unit
                                                                                                                      ________                  ________

Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000         0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135         1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050         0.50%(c)    $.050
                                                                                                          _____       _____         _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185         1.85%       $.185
                                                                                                          =====       =====         =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .270%(d)    $.0270        .410%(d)    $.0410
                                                                                                          =====       ======        =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060        .059%       $.0060
   Trustee's fee and other operating expenses                                                             .126%(f)    $.0127        .113%(f)    $.0114
                                                                                                          _____       ______        _____       ______
   Total                                                                                                  .185%       $.0187        .172%       $.0174
                                                                                                          =====       ======        =====       ======

                                                                                                            S&P Target SMid 60         Target Diversified
                                                                                                                 Portfolio             Dividend Portfolio
                                                                                                          2nd Quarter 2022 Series    2nd Quarter 2022 Series
                                                                                                          _______________________    _______________________

                                                                                                                       Amount                   Amount
                                                                                                                       per Unit                 per Unit
                                                                                                                       ________                 ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                                                   0.00%(a)    $.000         0.00%(a)    $.000
   Deferred sales charge                                                                                  1.35%(b)    $.135         1.35%(b)    $.135
   Creation and development fee                                                                           0.50%(c)    $.050         0.50%(c)    $.050
                                                                                                          _____       _____         _____       _____
   Maximum sales charge (including creation and development fee)                                          1.85%       $.185         1.85%       $.185
                                                                                                          =====       =====         =====       =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                                           .550%(d)    $.0550        .370%(d)    $.0370
                                                                                                          =====       ======        =====       ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees                                 .059%       $.0060        .059%       $.0060
   Trustee's fee and other operating expenses                                                             .126%(f)    $.0127        .126%(f)    $.0127
                                                                                                          _____       ______        _____       ______
   Total                                                                                                  .185%       $.0187        .185%       $.0187
                                                                                                          =====       ======        =====       ======

                                                                                     Target Focus Four        Target Global Dividend          Target Growth
                                                                                         Portfolio               Leaders Portfolio              Portfolio
                                                                                  2nd Quarter 2022 Series     2nd Quarter 2022 Series    2nd Quarter 2022 Series
                                                                                  _______________________     _______________________    _______________________

                                                                                              Amount                      Amount                    Amount
                                                                                              per Unit                    per Unit                  per Unit
                                                                                              ________                    ________                  ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000           0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135           1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050           0.50%(c)     $.050        0.50%(c)     $.050
                                                                                 _____        _____           _____        _____        _____        _____
Maximum sales charge (including creation and development fee)                    1.85%        $.185           1.85%        $.185        1.85%        $.185
                                                                                 =====        =====           =====        =====        =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .540%(d)     $.0540          .200%(d)     $.0200       .420%(d)     $.0420
                                                                                 =====        ======          =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060          .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses                                    .126%(f)     $.0127          .126%(f)     $.0127       .126%(f)     $.0127
                                                                                 _____        ______          _____        ______       _____        ______
   Total                                                                         .185%        $.0187          .185%        $.0187       .185%        $.0187
                                                                                 =====        ======          =====        ======       =====        ======

                                                                                       Target Triad                 Target VIP                Value Line(R)
                                                                                         Portfolio                   Portfolio             Target 25 Portfolio
                                                                                  2nd Quarter 2022 Series     2nd Quarter 2022 Series    2nd Quarter 2022 Series
                                                                                  _______________________     _______________________    _______________________

                                                                                              Amount                      Amount                    Amount
                                                                                              per Unit                    per Unit                  per Unit
                                                                                              ________                    ________                  ________
Unit Holder Sales Fees (as a percentage of public offering price)

Maximum Sales Charge
   Initial sales charge                                                          0.00%(a)     $.000          0.00%(a)     $.000        0.00%(a)     $.000
   Deferred sales charge                                                         1.35%(b)     $.135          1.35%(b)     $.135        1.35%(b)     $.135
   Creation and development fee                                                  0.50%(c)     $.050          0.50%(c)     $.050        0.50%(c)     $.050
                                                                                 _____        _____          _____        _____        _____        _____
   Maximum sales charge (including creation and development fee)                 1.85%        $.185          1.85%        $.185        1.85%        $.185
                                                                                 =====        =====          =====        =====        =====        =====
Organization Costs (as a percentage of public offering price)
   Estimated organization costs                                                  .500%(d)     $.0500         .420%(d)     $.0420       .500%(d)     $.0500
                                                                                 =====        ======         =====        ======       =====        ======
Estimated Annual Trust Operating Expenses(e)
(as a percentage of average net assets)
   Portfolio supervision, bookkeeping, administrative and evaluation fees        .059%        $.0060         .059%        $.0060       .059%        $.0060
   Trustee's fee and other operating expenses                                    .126%(f)     $.0127         .196%(f)     $.0198       .113%(f)     $.0114
                                                                                 _____        ______         _____        ______       _____        ______
   Total                                                                         .185%        $.0187         .255%        $.0258       .172%        $.0174
                                                                                 =====        ======         =====        ======       =====        ======

                                    Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust and the principal amount and distributions are rolled every 15 months into a New Trust. The example also assumes a 5%
return on your investment each year and that your Trust's, and each New
Trust's, sales charges and expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:

                                                                               1 Year     3 Years    5 Years    10 Years
                                                                               ______     _______    _______    ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2022 Series                         $ 255      $ 785      $ 1,079    $ 2,325
The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series                    251        773        1,063      2,292
S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2022 Series            231        711          982      2,126
S&P Target 24 Portfolio, 2nd Quarter 2022 Series                                 243        749        1,031      2,227
S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series                            259        795        1,093      2,354
Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series                   241        741        1,022      2,208
Target Focus Four Portfolio, 2nd Quarter 2022 Series                             258        792        1,089      2,346
Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series                224        690          953      2,068
Target Growth Portfolio, 2nd Quarter 2022 Series                                 246        756        1,042      2,249
Target Triad Portfolio, 2nd Quarter 2022 Series                                  254        780        1,074      2,314
Target VIP Portfolio, 2nd Quarter 2022 Series                                    253        777        1,078      2,322
Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series                       252        776        1,067      2,300

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 1.85% and the sum of any remaining deferred sales charge and creation and development fee. When the Public Offering Price per Unit equals $10, there is no initial sales charge. If the price you pay for your Units exceeds $10 per Unit, you will pay an initial sales charge.

(b) The deferred sales charge is a fixed dollar amount equal to $.135 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing July 20, 2022.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.
If you purchase Units after the initial offering period, you will not be assessed the creation and development fee.

(d) Estimated organization costs, which for certain Trusts include a one-time licensing fee, will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per
Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                             Report of Independent
                       Registered Public Accounting Firm

To the Unit Holders and the Sponsor, First Trust Portfolios L.P., of FT 10030

Opinion on the Statements of Net Assets

We have audited the accompanying statements of net assets of FT 10030, comprising Dow(R) Target 5 2Q '22 - Term 7/7/23 (The Dow(R) Target 5
Portfolio, 2nd Quarter 2022 Series); Dow(R) Target Dvd. 2Q '22 - Term 7/7/23
(The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series); S&P Dvd.
Aristocrats Target 25 2Q '22 - Term 7/7/23 (S&P Dividend Aristocrats Target 25
Portfolio, 2nd Quarter 2022 Series); S&P Target 24 2Q '22 - Term 7/7/23 (S&P
Target 24 Portfolio, 2nd Quarter 2022 Series); S&P Target SMid 60 2Q '22 -
Term 7/7/23 (S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series); Target
Divsd. Dvd. 2Q '22 - Term 7/7/23 (Target Diversified Dividend Portfolio, 2nd
Quarter 2022 Series); Target Focus 4 2Q '22 - Term 7/7/23 (Target Focus Four
Portfolio, 2nd Quarter 2022 Series); Target Global Dvd. Leaders 2Q '22 - Term
7/7/23 (Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series);
Target Growth 2Q '22 - Term 7/7/23 (Target Growth Portfolio, 2nd Quarter 2022
Series); Target Triad 2Q '22 - Term 7/7/23 (Target Triad Portfolio, 2nd
Quarter 2022 Series); Target VIP 2Q '22 - Term 7/7/23 (Target VIP Portfolio,
2nd Quarter 2022 Series); and Value Line(R) Target 25 2Q '22 - Term 7/7/23
(Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series) (collectively, the "Trusts"), one of the series constituting the FT Series, including the schedules of investments, as of the opening of business on April 8, 2022
(Initial Date of Deposit), and the related notes. In our opinion, the statements of net assets present fairly, in all material respects, the financial position of each of the Trusts constituting FT 10030 as of the opening of business on April 8, 2022 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These statements of net assets are the responsibility of the Trusts' Sponsor.
Our responsibility is to express an opinion on the Trusts' statements of net assets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are
required to be independent with respect to the Trusts in accordance with the
U.S. federal securities laws and the applicable rules and regulations of the
Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets are free of material misstatement, whether due to error or fraud. The Trusts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the statements of net assets, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statements of net assets. Our audits also included evaluating the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of securities, as shown in the statements of net assets, as of the opening of business on April 8, 2022, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 8, 2022

We have served as the auditor of one or more investment companies sponsored by
First Trust Portfolios L.P. since 2001.

                            Statements of Net Assets

                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                          The Dow(R)           The Dow(R) Target
                                                                                          Target 5 Portfolio   Dividend Portfolio
                                                                                          2nd Quarter          2nd Quarter
                                                                                          2022 Series          2022 Series
                                                                                          __________________   ___________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $178,832             $169,987
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                                 (948)                (833)
Less liability for deferred sales charge (4)                                                (2,414)              (2,295)
Less liability for creation and development fee (5)                                           (894)                (850)
                                                                                          ________             ________
Net assets                                                                                $174,576             $166,009
                                                                                          ========             ========
Units outstanding                                                                           17,883               16,999
Net asset value per Unit (6)                                                              $  9.762             $  9.766

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                     $178,832             $169,987
Less maximum sales charge (7)                                                               (3,308)              (3,145)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (948)                (833)
                                                                                          ________             ________
Net assets                                                                                $174,576             $166,009
                                                                                          ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                      S&P Dividend            S&P           S&P
                                                                      Aristocrats Target 25   Target 24     Target SMid 60
                                                                      Portfolio               Portfolio     Portfolio
                                                                      2nd Quarter             2nd Quarter   2nd Quarter
                                                                      2022 Series             2022 Series   2022 Series
                                                                      _____________________   ___________   ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $176,178                $406,050      $163,312
Less liability for reimbursement to Sponsor
   for organization costs (3)                                             (476)                 (1,665)         (898)
Less liability for deferred sales charge (4)                            (2,378)                 (5,482)       (2,205)
Less liability for creation and development fee (5)                       (881)                 (2,030)         (817)
                                                                      ________                ________      ________
Net assets                                                            $172,443                $396,873      $159,392
                                                                      ========                ========      ========
Units outstanding                                                       17,618                  40,605        16,331
Net asset value per Unit (6)                                          $  9.788                $  9.774      $  9.760

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $176,178                $406,050      $163,312
Less maximum sales charge (7)                                           (3,259)                 (7,512)       (3,022)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                             (476)                 (1,665)         (898)
                                                                      ________                ________      ________
Net assets                                                            $172,443                $396,873      $159,392
                                                                      ========                ========      ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                        Target Diversified   Target Focus Four
                                                                                        Dividend Portfolio   Portfolio
                                                                                        2nd Quarter          2nd Quarter
                                                                                        2022 Series          2022 Series
                                                                                        __________________   _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                        $161,696             $877,642
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                               (598)              (4,739)
Less liability for deferred sales charge (4)                                              (2,183)             (11,848)
Less liability for creation and development fee (5)                                         (809)              (4,388)
                                                                                        ________             ________
Net assets                                                                              $158,106             $856,667
                                                                                        ========             ========
Units outstanding                                                                         16,170               87,764
Net asset value per Unit (6)                                                            $  9.778             $  9.761

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                   $161,696             $877,642
Less maximum sales charge (7)                                                             (2,992)             (16,236)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                               (598)              (4,739)
                                                                                        ________             ________
Net assets                                                                              $158,106             $856,667
                                                                                        ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                         Target Global
                                                                         Dividend Leaders     Target             Target Triad
                                                                         Portfolio            Growth Portfolio   Portfolio
                                                                         2nd Quarter          2nd Quarter        2nd Quarter
                                                                         2022 Series          2022 Series        2022 Series
                                                                         ________________     ________________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                         $150,439             $171,641           $294,298
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                (301)                (721)            (1,472)
Less liability for deferred sales charge (4)                               (2,031)              (2,317)            (3,973)
Less liability for creation and development fee (5)                          (752)                (858)            (1,472)
                                                                         ________             ________           ________
Net assets                                                               $147,355             $167,745           $287,381
                                                                         ========             ========           ========
Units outstanding                                                          15,044               17,164             29,430
Net asset value per Unit (6)                                             $  9.795             $  9.773           $  9.765

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                    $150,439             $171,641           $294,298
Less maximum sales charge (7)                                              (2,783)              (3,175)            (5,445)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                (301)                (721)            (1,472)
                                                                         ________             ________           ________
Net assets                                                               $147,355             $167,745           $287,381
                                                                         ========             ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                                        Value Line(R)
                                                                                          Target VIP    Target 25
                                                                                          Portfolio     Portfolio
                                                                                          2nd Quarter   2nd Quarter
                                                                                          2022 Series   2022 Series
                                                                                          ___________   _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                          $2,171,945    $263,411
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                                 (9,122)     (1,317)
Less liability for deferred sales charge (4)                                                 (29,321)     (3,556)
Less liability for creation and development fee (5)                                          (10,860)     (1,317)
                                                                                          __________    ________
Net assets                                                                                $2,122,642    $257,221
                                                                                          ==========    ========
Units outstanding                                                                            217,194      26,341
Net asset value per Unit (6)                                                              $    9.773    $  9.765

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                                     $2,171,945    $263,411
Less maximum sales charge (7)                                                                (40,181)     (4,873)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                                                 (9,122)     (1,317)
                                                                                          __________    ________
Net assets                                                                                $2,122,642    $257,221
                                                                                          ==========    ========

__________

See "Notes to Statements of Net Assets" on page 19.

                       NOTES TO STATEMENTS OF NET ASSETS

Each Trust is registered as a unit investment trust under the Investment Company
Act of 1940. The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the
United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates. The Trusts are structured as either regulated investment companies
("RICs") or grantor trusts ("grantors"). Those structured as RICs intend to comply in their initial fiscal year and thereafter with provisions of the
Internal Revenue Code applicable to RICs and as such, will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) distributed to Unit holders. The Trusts structured as grantors intend to comply in their initial fiscal year as a grantor under federal tax laws. In grantors, investors are deemed for federal tax purposes, to own the underlying assets of the Trust directly and as such, all taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory
Termination Date of July 7, 2023.

(2) An irrevocable letter of credit for approximately $7,600,000, issued by The
Bank of New York Mellon (approximately $300,000 has been allocated to each of
The Dow(R) Target 5 Portfolio, 2nd Quarter 2022 Series; The Dow(R) Target
Dividend Portfolio, 2nd Quarter 2022 Series; S&P Dividend Aristocrats Target 25
Portfolio, 2nd Quarter 2022 Series; S&P Target SMid 60 Portfolio, 2nd Quarter
2022 Series; Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series;
Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series and Target
Growth Portfolio, 2nd Quarter 2022 Series; approximately $500,000 has been allocated to each of the S&P Target 24 Portfolio, 2nd Quarter 2022 Series;
Target Triad Portfolio, 2nd Quarter 2022 Series and Value Line(R) Target 25
Portfolio, 2nd Quarter 2022 Series; approximately $1,000,000 has been allocated to Target Focus Four Portfolio, 2nd Quarter 2022 Series; and approximately
$3,000,000 has been allocated to Target VIP Portfolio, 2nd Quarter 2022 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the
Trusts. The estimated organization costs range from $.0200 to $.0550 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of
$.135 per Unit, payable to the Sponsor in three equal monthly installments beginning on July 20, 2022 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through
September 20, 2022. If Unit holders redeem Units before September 20, 2022, they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a
Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge
(comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 1.85% of the Public Offering Price
(equivalent to 1.85% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                            Schedule of Investments

             The Dow(R) Target 5 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                     Percentage
                                                                     of Aggregate   Number      Market        Cost of
Ticker Symbol and                                                    Offering       of          Value per     Securities to
Name of Issuer of Securities (1)                                     Price          Shares      Share         the Trust (2)
________________________________                                     ____________   ______      _________     _____________
COMMON STOCKS (100%):
Communication Services (20%):
VZ        Verizon Communications Inc.                                  20%           679        $52.67        $ 35,763
Consumer Staples (20%):
WBA       Walgreens Boots Alliance, Inc.                               20%           793         45.11          35,772
Health Care (20%):
MRK       Merck & Co., Inc.                                            20%           412         86.80          35,762
Information Technology (20%):
INTC      Intel Corporation                                            20%           752         47.56          35,765
Materials (20%):
DOW       Dow Inc.                                                     20%           584         61.25          35,770
                                                                      ____                                    ________
               Total Investments                                      100%                                    $178,832
                                                                      ====                                    ========

___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

         The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage
                                                                       of Aggregate    Number       Market       Cost of
Ticker Symbol and                                                      Offering        of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Price           Shares       Share        the Trust (2)
___________________________________                                    ____________    ______       _________    _____________
COMMON STOCKS (100%):
Communication Services (10%):
T         AT&T Inc.                                                      5%            358          $ 23.73      $  8,495
LUMN      Lumen Technologies Inc.                                        5%            746            11.40         8,505
Consumer Discretionary (5%):
NWL       Newell Brands Inc.                                             5%            390            21.81         8,506
Consumer Staples (5%):
WBA       Walgreens Boots Alliance, Inc.                                 5%            188            45.11         8,481
Energy (15%):
CVX       Chevron Corporation                                            5%             51           167.10         8,522
XOM       Exxon Mobil Corporation                                        5%            100            85.05         8,505
MPC       Marathon Petroleum Corporation                                 5%             99            85.85         8,499
Financials (45%):
CINF      Cincinnati Financial Corporation                               5%             62           136.99         8,494
CFG       Citizens Financial Group, Inc.                                 5%            204            41.65         8,497
FNB       F.N.B. Corporation                                             5%            715            11.89         8,501
BEN       Franklin Resources, Inc.                                       5%            322            26.36         8,488
IVZ       Invesco Ltd. +                                                 5%            398            21.34         8,493
JHG       Janus Henderson Group Plc +                                    5%            251            33.83         8,491
ORI       Old Republic International Corporation                         5%            348            24.41         8,495
PRU       Prudential Financial, Inc.                                     5%             74           114.65         8,484
RF        Regions Financial Corporation                                  5%            416            20.42         8,495
Materials (10%):
HUN       Huntsman Corporation                                           5%            248            34.32         8,511
WRK       WestRock Company                                               5%            184            46.30         8,519
Utilities (10%):
OGE       OGE Energy Corp.                                               5%            203            41.93         8,512
UGI       UGI Corporation                                                5%            234            36.30         8,494
                                                                       ____                                      ________
               Total Investments                                       100%                                      $169,987
                                                                       ====                                      ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

     S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage
                                                                       of Aggregate     Number     Market       Cost of
Ticker Symbol and                                                      Offering         of         Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Price            Shares     Share        the Trust (2)
___________________________________                                    ____________     ______     _________    _____________
COMMON STOCKS (100%):
Consumer Discretionary (8%):
LOW       Lowe's Companies, Inc.                                         4%              35        $202.64      $  7,092
TGT       Target Corporation                                             4%              31         228.19         7,074
Consumer Staples (16%):
ADM       Archer-Daniels-Midland Company                                 4%              75          93.98         7,048
PG        The Procter & Gamble Company                                   4%              44         158.86         6,990
WBA       Walgreens Boots Alliance, Inc.                                 4%             156          45.11         7,037
WMT       Walmart, Inc.                                                  4%              45         156.54         7,044
Energy (8%):
CVX       Chevron Corporation                                            4%              42         167.10         7,018
XOM       Exxon Mobil Corporation                                        4%              83          85.05         7,059
Financials (20%):
AFL       Aflac Incorporated                                             4%             108          65.17         7,038
CB        Chubb Limited +                                                4%              33         212.58         7,015
CINF      Cincinnati Financial Corporation                               4%              51         136.99         6,986
BEN       Franklin Resources, Inc.                                       4%             267          26.36         7,038
TROW      T. Rowe Price Group, Inc.                                      4%              48         146.50         7,032
Health Care (12%):
ABT       Abbott Laboratories                                            4%              57         123.37         7,032
JNJ       Johnson & Johnson                                              4%              39         181.76         7,089
WST       West Pharmaceutical Services, Inc.                             4%              17         420.45         7,148
Industrials (28%):
MMM       3M Company                                                     4%              47         149.95         7,048
AOS       A.O. Smith Corporation                                         4%             111          63.33         7,030
CAT       Caterpillar Inc.                                               4%              33         215.90         7,125
CTAS      Cintas Corporation                                             4%              16         434.24         6,948
EXPD      Expeditors International of Washington, Inc.                   4%              72          97.72         7,036
PNR       Pentair Plc +                                                  4%             132          53.22         7,025
SWK       Stanley Black & Decker, Inc.                                   4%              51         139.11         7,095
Materials (8%):
APD       Air Products and Chemicals, Inc.                               4%              28         251.37         7,038
NUE       Nucor Corporation                                              4%              47         150.91         7,093
                                                                       ____                                     ________
               Total Investments                                       100%                                     $176,178
                                                                       ====                                     ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                S&P Target 24 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage
                                                                       of Aggregate     Number       Market       Cost of
Ticker Symbol and                                                      Offering         of           Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Price            Shares       Share        the Trust (2)
___________________________________                                    ____________     ______       _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.88%):
GOOGL     Alphabet Inc. (Class A) *                                     8.03%            12          $2,717.77    $  32,613
FOXA      Fox Corporation (Class A)                                     0.10%            10              38.42          384
FB        Meta Platforms Inc. (Class A) *                               2.75%            50             222.95       11,148
Consumer Discretionary (13.60%):
AZO       AutoZone, Inc. *                                              7.43%            14           2,155.59       30,178
DPZ       Domino's Pizza, Inc.                                          2.54%            26             397.40       10,332
ULTA      Ulta Beauty, Inc. *                                           3.63%            37             398.78       14,755
Consumer Staples (7.44%):
GIS       General Mills, Inc.                                           0.67%            39              69.75        2,720
HSY       The Hershey Company                                           0.71%            13             222.71        2,895
PG        The Procter & Gamble Company                                  6.06%           155             158.86       24,623
Energy (4.07%):
APA       APA Corporation                                               0.73%            72              41.00        2,952
HAL       Halliburton Company                                           1.72%           185              37.75        6,984
OKE       ONEOK, Inc.                                                   1.62%            93              70.89        6,593
Financials (12.08%):
AXP       American Express Company                                      1.71%            38             182.39        6,931
BRK/B     Berkshire Hathaway Inc. (Class B) *                           9.30%           109             346.51       37,770
MMC       Marsh & McLennan Companies, Inc.                              1.07%            25             173.23        4,331
Health Care (14.55%):
HCA       HCA Healthcare, Inc.                                          6.58%           105             254.63       26,736
DGX       Quest Diagnostics Incorporated                                1.39%            41             137.93        5,655
REGN      Regeneron Pharmaceuticals, Inc. *                             6.58%            37             721.80       26,707
Industrials (8.22%):
AOS       A.O. Smith Corporation                                        1.70%           109              63.33        6,903
RHI       Robert Half International Inc.                                2.02%            74             110.80        8,199
GWW       W.W. Grainger, Inc.                                           4.50%            35             521.42       18,250
Information Technology (29.16%):
AAPL      Apple Inc.                                                   24.97%           589             172.14      101,391
STX       Seagate Technology Holdings Plc +                             2.07%            97              86.53        8,393
VRSN      VeriSign, Inc. *                                              2.12%            39             220.70        8,607
                                                                      _______                                      ________
               Total Investments                                      100.00%                                      $406,050
                                                                      =======                                      ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (1.12%):
TDS       Telephone and Data Systems, Inc.                                        1.12%          92       $ 19.81      $  1,823
Consumer Discretionary (25.60%):
AAN       The Aaron's Company, Inc.                                               1.11%          87         20.83         1,812
ADNT      Adient Plc +*                                                           2.23%         110         33.12         3,643
ELY       Callaway Golf Company *                                                 2.23%         164         22.19         3,639
CATO      The Cato Corporation                                                    1.11%         129         14.09         1,818
CCS       Century Communities, Inc.                                               1.11%          38         47.59         1,808
FL        Foot Locker, Inc.                                                       2.23%         127         28.67         3,641
FOSL      Fossil Group, Inc. *                                                    1.11%         192          9.44         1,813
GIII      G-III Apparel Group, Ltd. *                                             1.11%          67         27.10         1,816
GT        The Goodyear Tire & Rubber Company *                                    2.22%         285         12.72         3,625
GHC       Graham Holdings Company                                                 2.21%           6        601.24         3,607
KSS       Kohl's Corporation                                                      2.24%          63         58.00         3,654
TMHC      Taylor Morrison Home Corporation *                                      2.23%         143         25.42         3,635
THO       Thor Industries, Inc.                                                   2.24%          46         79.43         3,654
URBN      Urban Outfitters, Inc. *                                                2.22%         147         24.72         3,634
Consumer Staples (1.11%):
UVV       Universal Corporation                                                   1.11%          30         60.24         1,807
Energy (8.88%):
LPG       Dorian LPG Ltd. +                                                       1.11%         120         15.08         1,810
DINO      HF Sinclair Corp. *                                                     2.22%          95         38.09         3,619
MUR       Murphy Oil Corporation                                                  2.22%          88         41.22         3,627
NOV       NOV Inc.                                                                2.22%         187         19.37         3,622
OIS       Oil States International, Inc. *                                        1.11%         267          6.80         1,816
Financials (27.74%):
ARI       Apollo Commercial Real Estate Finance, Inc. (4)                         1.11%         137         13.24         1,814
CNO       CNO Financial Group, Inc.                                               2.22%         149         24.37         3,631
ECPG      Encore Capital Group, Inc. *                                            1.12%          30         61.04         1,831
ESNT      Essent Group Ltd. +                                                     2.21%          90         40.14         3,613
EZPW      EZCORP, Inc. *                                                          1.11%         268          6.76         1,812
GNW       Genworth Financial, Inc. *                                              1.11%         488          3.72         1,815
HWC       Hancock Whitney Corporation                                             2.23%          74         49.30         3,648
HAFC      Hanmi Financial Corporation                                             1.11%          77         23.53         1,812
MTG       MGIC Investment Corporation                                             2.22%         278         13.05         3,628
COOP      Mr. Cooper Group Inc. *                                                 1.11%          45         40.18         1,808
NYMT      New York Mortgage Trust, Inc. (4)                                       1.11%         534          3.40         1,816

                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Financials (cont'd.):
ORI      Old Republic International Corporation                                   2.23%         149       $ 24.41      $  3,637
PRA      ProAssurance Corporation                                                 1.11%          69         26.26         1,812
RC       Ready Capital Corporation (4)                                            1.11%         124         14.64         1,815
RWT      Redwood Trust, Inc. (4)                                                  1.11%         188          9.64         1,812
UFCS     United Fire Group, Inc.                                                  1.10%          60         30.01         1,801
UNM      Unum Group                                                               2.21%         115         31.43         3,614
VOYA     Voya Financial, Inc.                                                     2.21%          55         65.71         3,614
Industrials (3.35%):
KELYA    Kelly Services, Inc.                                                     1.12%          86         21.21         1,824
R        Ryder System, Inc.                                                       2.23%          57         63.92         3,643
Information Technology (13.30%):
AMKR     Amkor Technology, Inc.                                                   2.22%         187         19.41         3,630
AVT      Avnet, Inc.                                                              2.22%          96         37.70         3,619
BFH      Bread Financial Holdings Inc.                                            2.22%          70         51.83         3,628
SANM     Sanmina Corporation *                                                    1.11%          47         38.50         1,810
SCSC     ScanSource, Inc. *                                                       1.10%          55         32.77         1,802
VSAT     ViaSat, Inc. *                                                           2.21%          81         44.60         3,613
VSH      Vishay Intertechnology, Inc.                                             2.22%         199         18.20         3,622
Materials (5.55%):
MERC     Mercer International Inc. +                                              1.11%         128         14.18         1,815
ZEUS     Olympic Steel, Inc.                                                      1.11%          51         35.49         1,810
RYAM     Rayonier Advanced Materials Inc. *                                       1.11%         310          5.85         1,814
X        United States Steel Corporation                                          2.22%         100         36.19         3,619
Real Estate (11.11%):
DHC      Diversified Healthcare Trust (4)                                         1.11%         648          2.80         1,814
EPR      EPR Properties (4)                                                       2.21%          69         52.41         3,616
FSP      Franklin Street Properties Corp. (4)                                     1.11%         322          5.64         1,816
HT       Hersha Hospitality Trust (4)*                                            1.11%         215          8.45         1,817
KRC      Kilroy Realty Corp (4)                                                   2.23%          50         72.70         3,635
RLGY     Realogy Holdings Corp. *                                                 1.11%         136         13.36         1,817
SLG      SL Green Realty Corp. (4)                                                2.23%          49         74.21         3,636
Utilities (2.24%):
SR       Spire Inc.                                                               2.24%          49         74.62         3,656
                                                                                _______                                ________
              Total Investments                                                 100.00%                                $163,312
                                                                                =======                                ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

        Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.01%):
BCE         BCE Inc. +                                                            2.51%          70       $ 57.96      $  4,057
PARA        Paramount Global (Class B)                                            2.49%         114         35.31         4,025
TDS         Telephone and Data Systems, Inc.                                      2.50%         204         19.81         4,041
VZ          Verizon Communications Inc.                                           2.51%          77         52.67         4,056
Consumer Discretionary (10.01%):
BGFV        Big 5 Sporting Goods Corporation                                      2.50%         243         16.63         4,041
FL          Foot Locker, Inc.                                                     2.50%         141         28.67         4,043
MDC         M.D.C. Holdings, Inc.                                                 2.51%         114         35.55         4,053
WHR         Whirlpool Corporation                                                 2.50%          24        168.64         4,047
Consumer Staples (9.99%):
ALCO        Alico, Inc.                                                           2.49%         107         37.70         4,034
CAG         Conagra Brands, Inc.                                                  2.49%         117         34.43         4,028
UVV         Universal Corporation                                                 2.50%          67         60.24         4,036
WBA         Walgreens Boots Alliance, Inc.                                        2.51%          90         45.11         4,060
Energy (10.01%):
AROC        Archrock, Inc.                                                        2.50%         433          9.34         4,044
CTRA        Coterra Energy Inc.                                                   2.50%         151         26.79         4,045
KMI         Kinder Morgan, Inc.                                                   2.50%         210         19.27         4,047
INT         World Fuel Services Corporation                                       2.51%         156         25.97         4,051
Financials (10.02%):
C           Citigroup Inc.                                                        2.51%          81         50.03         4,053
OPY         Oppenheimer Holdings Inc. (Class A)                                   2.50%         112         36.09         4,042
RDN         Radian Group Inc.                                                     2.50%         187         21.59         4,037
UNM         Unum Group                                                            2.51%         129         31.43         4,055
Health Care (10.01%):
CI          Cigna Corporation                                                     2.52%          16        255.13         4,082
GILD        Gilead Sciences, Inc.                                                 2.49%          66         60.99         4,025
NHC         National HealthCare Corporation                                       2.50%          56         72.22         4,044
PRGO        Perrigo Company Plc +                                                 2.50%         109         37.13         4,047

                       Schedule of Investments (cont'd.)

        Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Industrials (9.99%):
ACCO        ACCO Brands Corporation                                               2.50%         527       $  7.67      $  4,042
BCC         Boise Cascade Company                                                 2.49%          60         67.07         4,024
CMRE        Costamare Inc. +                                                      2.50%         265         15.24         4,039
GOGL        Golden Ocean Group Limited +                                          2.50%         343         11.80         4,047
Information Technology (9.99%):
AVT         Avnet, Inc.                                                           2.49%         107         37.70         4,034
HPE         Hewlett Packard Enterprise Company                                    2.50%         253         16.00         4,048
INTC        Intel Corporation                                                     2.50%          85         47.56         4,043
VSH         Vishay Intertechnology, Inc.                                          2.50%         222         18.20         4,040
Materials (9.98%):
GLT         Glatfelter Corporation                                                2.50%         354         11.42         4,043
LYB         LyondellBasell Industries N.V. +                                      2.48%          40        100.20         4,008
TROX        Tronox Holdings Plc (Class A) +                                       2.50%         217         18.62         4,041
WOR         Worthington Industries, Inc.                                          2.50%          81         49.92         4,044
Utilities (9.99%):
KEN         Kenon Holdings Ltd. +                                                 2.50%          69         58.52         4,038
NRG         NRG Energy, Inc.                                                      2.51%         104         39.04         4,060
PNW         Pinnacle West Capital Corporation                                     2.49%          51         78.88         4,023
UGI         UGI Corporation                                                       2.49%         111         36.30         4,029
                                                                                _______                                ________
              Total Investments                                              100.00%                                $161,696
                                                                                =======                                ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

             Target Focus Four Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
COMMON STOCKS (100.00%):
Communication Services (10.04%):
GOOG      Alphabet Inc. (Class C) *                                               5.91%            19     $ 2,729.30   $ 51,857
T         AT&T Inc.                                                               1.50%           554          23.73     13,146
LUMN      Lumen Technologies Inc.                                                 1.50%         1,154          11.40     13,156
ORAN      Orange (ADR) +                                                          0.40%           294          11.91      3,502
TEF       Telefonica, S.A. (ADR) +*                                               0.40%           708           4.95      3,505
TDS       Telephone and Data Systems, Inc.                                        0.33%           147          19.81      2,912
Consumer Discretionary (11.58%):
AAN       The Aaron's Company, Inc.                                               0.33%           140          20.83      2,916
ADNT      Adient Plc +*                                                           0.66%           176          33.12      5,829
ELY       Callaway Golf Company *                                                 0.66%           263          22.19      5,836
CATO      The Cato Corporation                                                    0.33%           207          14.09      2,917
CCS       Century Communities, Inc.                                               0.33%            61          47.59      2,903
CHH       Choice Hotels International, Inc.                                       0.31%            20         137.06      2,741
DDS       Dillard's, Inc. (Class A)                                               0.30%            10         266.43      2,664
FL        Foot Locker, Inc.                                                       0.67%           204          28.67      5,849
FOSL      Fossil Group, Inc. *                                                    0.33%           309           9.44      2,917
GIII      G-III Apparel Group, Ltd. *                                             0.33%           108          27.10      2,927
GT        The Goodyear Tire & Rubber Company *                                    0.67%           459          12.72      5,838
GHC       Graham Holdings Company                                                 0.68%            10         601.24      6,012
HMC       Honda Motor Co., Ltd. (ADR) +                                           0.40%           135          25.99      3,509
KSS       Kohl's Corporation                                                      0.67%           101          58.00      5,858
LAD       Lithia Motors, Inc.                                                     0.31%             9         297.86      2,681
LOW       Lowe's Companies, Inc.                                                  0.30%            13         202.64      2,634
NWL       Newell Brands Inc.                                                      1.50%           603          21.81     13,151
STLA      Stellantis N.V. +                                                       0.40%           235          14.94      3,511
TMHC      Taylor Morrison Home Corporation *                                      0.67%           230          25.42      5,847
THO       Thor Industries, Inc.                                                   0.67%            74          79.43      5,878
TM        Toyota Motor Corporation +                                              0.40%            20         174.49      3,490
URBN      Urban Outfitters, Inc. *                                                0.66%           236          24.72      5,834
Consumer Staples (1.84%):
UVV       Universal Corporation                                                   0.34%            49          60.24      2,952
WBA       Walgreens Boots Alliance, Inc.                                          1.50%           291          45.11     13,127
Energy (9.16%):
BP        BP Plc (ADR) +                                                          0.40%           117          29.86      3,494
CVX       Chevron Corporation                                                     1.50%            79         167.10     13,201
LPG       Dorian LPG Ltd. +                                                       0.33%           194          15.08      2,926
E         Eni SpA (ADR) +                                                         0.40%           120          29.21      3,505

                       Schedule of Investments (cont'd.)

             Target Focus Four Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Energy (cont'd.):
XOM       Exxon Mobil Corporation                                                 1.50%           155   $    85.05      $ 13,183
DINO      HF Sinclair Corp. *                                                     0.66%           153        38.09         5,828
MPC       Marathon Petroleum Corporation                                          1.50%           153        85.85        13,135
MUR       Murphy Oil Corporation                                                  0.67%           142        41.22         5,853
NOV       NOV Inc.                                                                0.67%           302        19.37         5,850
OIS       Oil States International, Inc. *                                        0.33%           430         6.80         2,924
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                            0.40%           227        15.43         3,503
SHEL      Shell Plc (ADR) +                                                       0.40%            63        55.42         3,491
TTE       TotalEnergies SE (ADR) +                                                0.40%            71        49.54         3,517
Financials (26.60%):
ARI       Apollo Commercial Real Estate Finance, Inc. (4)                         0.33%           221        13.24         2,926
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                           0.40%           658         5.33         3,507
SAN       Banco Santander S.A. (ADR) +                                            0.40%         1,047         3.35         3,507
BCS       Barclays Plc (ADR) +                                                    0.40%           461         7.61         3,508
CINF      Cincinnati Financial Corporation                                        1.50%            96       136.99        13,151
CFG       Citizens Financial Group, Inc.                                          1.49%           315        41.65        13,120
CNO       CNO Financial Group, Inc.                                               0.67%           240        24.37         5,849
DB        Deutsche Bank AG +*                                                     0.40%           277        12.63         3,499
ECPG      Encore Capital Group, Inc. *                                            0.33%            48        61.04         2,930
ESNT      Essent Group Ltd. +                                                     0.67%           146        40.14         5,860
EZPW      EZCORP, Inc. *                                                          0.33%           432         6.76         2,920
FNB       F.N.B. Corporation                                                      1.50%         1,105        11.89        13,138
BEN       Franklin Resources, Inc.                                                1.50%           499        26.36        13,154
GNW       Genworth Financial, Inc. *                                              0.33%           785         3.72         2,920
HWC       Hancock Whitney Corporation                                             0.67%           119        49.30         5,867
HAFC      Hanmi Financial Corporation                                             0.33%           124        23.53         2,918
ING       ING Groep N.V. (ADR) +                                                  0.40%           343        10.21         3,502
IVZ       Invesco Ltd. +                                                          1.50%           616        21.34        13,145
JHG       Janus Henderson Group Plc +                                             1.50%           388        33.83        13,126
LYG       Lloyds Banking Group Plc (ADR) +                                        0.40%         1,525         2.30         3,507
MFC       Manulife Financial Corporation +                                        0.40%           166        21.07         3,498
MTG       MGIC Investment Corporation                                             0.67%           448        13.05         5,846
MUFG      Mitsubishi UFJ Financial Group, Inc. (ADR) +                            0.40%           580         6.04         3,503
MFG       Mizuho Financial Group, Inc. (ADR) +                                    0.40%         1,385         2.53         3,504
COOP      Mr. Cooper Group Inc. *                                                 0.33%            73        40.18         2,933
NWG       Natwest Group PLC +                                                     0.40%           618         5.67         3,504
NYMT      New York Mortgage Trust, Inc. (4)                                       0.33%           859         3.40         2,921

                       Schedule of Investments (cont'd.)

             Target Focus Four Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Financials (cont'd.):
ORI       Old Republic International Corporation                                  2.16%           778   $    24.41      $ 18,991
PRA       ProAssurance Corporation                                                0.33%           111        26.26         2,915
PRU       Prudential Financial, Inc.                                              1.50%           115       114.65        13,185
RC        Ready Capital Corporation (4)                                           0.33%           199        14.64         2,913
RWT       Redwood Trust, Inc. (4)                                                 0.33%           303         9.64         2,921
RF        Regions Financial Corporation                                           1.50%           644        20.42        13,150
SMFG      Sumitomo Mitsui Financial Group, Inc. (ADR) +                           0.40%           569         6.16         3,505
UBS       UBS Group AG +                                                          0.40%           189        18.59         3,514
UFCS      United Fire Group, Inc.                                                 0.33%            97        30.01         2,911
UNM       Unum Group                                                              0.67%           186        31.43         5,846
VOYA      Voya Financial, Inc.                                                    0.67%            89        65.71         5,848
Health Care (1.75%):
TAK       Takeda Pharmaceutical Company Limited (ADR) +                           0.40%           235        14.91         3,504
UNH       UnitedHealth Group Incorporated                                         1.35%            22       536.95        11,813
Industrials (3.14%):
ARCB      ArcBest Corporation                                                     0.31%            38        70.88         2,693
CAR       Avis Budget Group, Inc. *                                               0.32%            11       251.68         2,768
BCC       Boise Cascade Company                                                   0.31%            40        67.07         2,683
BLDR      Builders FirstSource, Inc. *                                            0.30%            44        59.87         2,634
FWRD      Forward Air Corporation                                                 0.30%            31        86.07         2,668
HUBG      Hub Group, Inc. *                                                       0.31%            43        62.33         2,680
KELYA     Kelly Services, Inc.                                                    0.33%           138        21.21         2,927
MLI       Mueller Industries, Inc.                                                0.30%            51        52.05         2,655
R         Ryder System, Inc.                                                      0.66%            91        63.92         5,817
Information Technology (22.56%):
AMD       Advanced Micro Devices, Inc. *                                          0.31%            26       103.72         2,697
AMKR      Amkor Technology, Inc.                                                  0.67%           301        19.41         5,842
AAPL      Apple Inc.                                                              7.47%           381       172.14        65,585
ARW       Arrow Electronics, Inc. *                                               0.30%            24       111.50         2,676
AVT       Avnet, Inc.                                                             0.67%           155        37.70         5,843
BFH       Bread Financial Holdings Inc.                                           0.67%           113        51.83         5,857
MU        Micron Technology, Inc.                                                 0.30%            36        73.28         2,638
MSFT      Microsoft Corporation                                                   7.49%           218       301.37        65,699
NVDA      NVIDIA Corporation                                                      1.77%            64       242.08        15,493
QCOM      QUALCOMM Incorporated                                                   0.30%            19       139.22         2,645
SANM      Sanmina Corporation *                                                   0.33%            76        38.50         2,926
SCSC      ScanSource, Inc. *                                                      0.33%            89        32.77         2,917

                       Schedule of Investments (cont'd.)

             Target Focus Four Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                                Percentage
                                                                                of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                               Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                             Price           Shares    Share        the Trust (2)
___________________________________                                             ____________    ______    _________    _____________
Information Technology (cont'd.):
SSNC      SS&C Technologies Holdings, Inc.                                        0.31%            37     $    73.05   $  2,703
STM       STMicroelectronics N.V. +                                               0.30%            68          38.81      2,639
VSAT      ViaSat, Inc. *                                                          0.67%           131          44.60      5,843
VSH       Vishay Intertechnology, Inc.                                            0.67%           321          18.20      5,842
Materials (6.36%):
MT        ArcelorMittal (ADR) +                                                   0.40%           114          30.81      3,512
CMC       Commercial Metals Company                                               0.30%            63          42.03      2,648
HUN       Huntsman Corporation                                                    1.50%           383          34.32     13,145
MERC      Mercer International Inc. +                                             0.33%           206          14.18      2,921
NUE       Nucor Corporation                                                       0.31%            18         150.91      2,716
ZEUS      Olympic Steel, Inc.                                                     0.33%            82          35.49      2,910
RYAM      Rayonier Advanced Materials Inc. *                                      0.33%           499           5.85      2,919
SCCO      Southern Copper Corporation +                                           0.30%            36          73.43      2,643
TECK      Teck Resources Limited (Class B) +                                      0.40%            89          39.53      3,518
X         United States Steel Corporation                                         0.66%           161          36.19      5,827
WRK       WestRock Company                                                        1.50%           284          46.30     13,149
Real Estate (3.31%):
DHC       Diversified Healthcare Trust (4)                                        0.33%         1,044           2.80      2,923
EPR       EPR Properties (4)                                                      0.66%           111          52.41      5,817
FSP       Franklin Street Properties Corp. (4)                                    0.33%           518           5.64      2,922
HT        Hersha Hospitality Trust (4) *                                          0.33%           346           8.45      2,924
KRC       Kilroy Realty Corp (4)                                                  0.66%            80          72.70      5,816
RLGY      Realogy Holdings Corp. *                                                0.33%           219          13.36      2,926
SLG       SL Green Realty Corp. (4)                                               0.67%            79          74.21      5,863
Utilities (3.66%):
OGE       OGE Energy Corp.                                                        1.50%           313          41.93     13,124
SR        Spire Inc.                                                              0.66%            78          74.62      5,820
UGI       UGI Corporation                                                         1.50%           362          36.30     13,141
                                                                                _______                                ________
                Total Investments                                               100.00%                                $877,642
                                                                                =======                                ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage
                                                                       of Aggregate     Number     Market        Cost of
Ticker Symbol and                                                      Offering         of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                    Price            Shares     Share         the Trust (2)
___________________________________                                    ____________     ______     _________     _____________
COMMON STOCKS (100.00%):
Communication Services (4.00%):
VIV         Telefonica Brasil, S.A. (ADR) +                                2.00%          264      $  11.40       $  3,010
TIMB        TIM S.A. (ADR) +                                               2.00%          204         14.76          3,011
Consumer Discretionary (8.01%):
FRG         Franchise Group, Inc.                                          1.99%           74         40.48          2,996
HRB         H&R Block, Inc.                                                2.00%          113         26.58          3,004
KSS         Kohl's Corporation                                             2.00%           52         58.00          3,016
RGR         Sturm, Ruger & Company, Inc.                                   2.02%           43         70.71          3,041
Consumer Staples (2.00%):
CBD         Companhia Brasileira de Distribuicao Grupo
            Pao de Acucar (ADR) +                                          2.00%          563          5.34          3,006
Energy (15.98%):
CNQ         Canadian Natural Resources Limited +                           2.01%           48         63.06          3,027
CHK         Chesapeake Energy Corporation                                  1.99%           33         90.61          2,990
CVX         Chevron Corporation                                            2.00%           18        167.10          3,008
DVN         Devon Energy Corporation                                       2.00%           50         60.23          3,012
EC          Ecopetrol S.A. (ADR) +                                         2.00%          157         19.18          3,011
XOM         Exxon Mobil Corporation                                        1.98%           35         85.05          2,977
PBR         Petroleo Brasileiro S.A. - Petrobras (ADR) +                   2.00%          195         15.43          3,009
SFL         SFL Corp. Ltd. +                                               2.00%          294         10.24          3,011
Financials (5.00%):
QFIN        360 DigiTech, Inc. +                                           2.00%          214         14.08          3,013
ABR         Arbor Realty Trust, Inc. (4)                                   1.00%           90         16.78          1,510
ORI         Old Republic International Corporation                         2.00%          123         24.41          3,002
Health Care (6.02%):
BMY         Bristol-Myers Squibb Company                                   2.00%           39         77.26          3,013
NHC         National HealthCare Corporation                                2.02%           42         72.22          3,033
NVS         Novartis AG (ADR) +                                            2.00%           33         91.40          3,016
Industrials (12.00%):
BCC         Boise Cascade Company                                          2.01%           45         67.07          3,018
DAC         Danaos Corporation +                                           1.99%           33         90.83          2,997
GOGL        Golden Ocean Group Limited +                                   2.00%          255         11.80          3,009
MRTN        Marten Transport, Ltd.                                         2.00%          184         16.38          3,014
SBLK        Star Bulk Carriers Corp. +                                     2.01%          111         27.19          3,018
ZIM         ZIM Integrated Shipping Services Limited +                     1.99%           50         59.78          2,989
Information Technology (4.00%):
HPE         Hewlett Packard Enterprise Company                             2.00%          188         16.00          3,008
HPQ         HP Inc.                                                        2.00%           75         40.06          3,005

                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage
                                                                       of Aggregate     Number     Market        Cost of
Ticker Symbol and                                                      Offering         of         Value per     Securities to
Name of Issuer of Securities (1)(3)                                    Price            Shares     Share         the Trust (2)
___________________________________                                    ____________     ______     _________     _____________
Materials (14.00%):
CC          The Chemours Company                                         2.00%            95       $  31.62       $  3,004
DOW         Dow Inc.                                                     1.99%            49          61.25          3,001
GGB         Gerdau S.A. (ADR) +                                          2.00%           488           6.17          3,011
GEF         Greif, Inc.                                                  2.00%            50          60.27          3,014
SBSW        Sibanye Stillwater Ltd. (ADR) +                              2.00%           188          16.00          3,008
TX          Ternium S.A. (ADR) +                                         2.01%            63          47.97          3,022
VALE        Vale S.A. (ADR) +                                            2.00%           147          20.48          3,011
Real Estate (19.00%):
ALX         Alexander's, Inc. (4)                                        1.02%             6         255.01          1,530
BRX         Brixmor Property Group Inc. (4)                              1.00%            60          25.11          1,507
CUZ         Cousins Properties Incorporated (4)                          1.00%            40          37.50          1,500
DLR         Digital Realty Trust, Inc. (4)                               0.98%            10         148.17          1,482
GLPI        Gaming and Leisure Properties, Inc. (4)                      1.01%            33          46.10          1,521
HIW         Highwoods Properties, Inc. (4)                               1.01%            35          43.32          1,516
ILPT        Industrial Logistics Properties Trust (4)                    1.00%            69          21.80          1,504
IRM         Iron Mountain Incorporated (4)                               1.00%            27          55.65          1,503
KIM         Kimco Realty Corporation (4)                                 1.01%            63          24.03          1,514
LAMR        Lamar Advertising Company (4)                                0.99%            13         114.53          1,489
LTC         LTC Properties, Inc. (4)                                     0.99%            40          37.23          1,489
LXP         LXP Industrial Trust (4)                                     1.00%            96          15.63          1,500
MPW         Medical Properties Trust, Inc. (4)                           1.00%            71          21.13          1,500
OHI         Omega Healthcare Investors, Inc. (4)                         1.01%            53          28.65          1,518
PCH         PotlatchDeltic Corporation (4)                               0.99%            29          51.39          1,490
RPT         RPT Realty (4)                                               1.00%           113          13.26          1,498
BFS         Saul Centers, Inc. (4)                                       0.99%            28          53.39          1,495
SITC        SITE Centers Corp. (4)                                       1.00%            94          16.00          1,504
UNIT        Uniti Group Inc. (4)                                         1.00%           111          13.57          1,506
Utilities (9.99%):
CIG         Companhia Energetica de Minas Gerais-CEMIG
            (ADR) +                                                      2.00%           940           3.20          3,008
ELP         Companhia Paranaense de Energia-Copel
            (Preference, ADR) +                                          2.00%           393           7.66          3,010
KEN         Kenon Holdings Ltd. +                                        1.98%            51          58.52          2,985
NRG         NRG Energy, Inc.                                             2.00%            77          39.04          3,006
OGE         OGE Energy Corp.                                             2.01%            72          41.93          3,019
                                                                       _______                                    ________
                 Total Investments                                     100.00%                                    $150,439
                                                                       =======                                    ========
______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                Target Growth Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                       Percentage        Number    Market       Cost of
Ticker Symbol and                                                      of Aggregate      of        Value per    Securities to
Name of Issuer of Securities (1)(3)                                    Offering Price    Shares    Share        the Trust (2)
___________________________________                                    ______________    ______    _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (13.29%):
CHH       Choice Hotels International, Inc.                              3.35%              42     $ 137.06      $  5,756
MAR       Marriott International, Inc. *                                 3.36%              35       164.66         5,763
MAT       Mattel, Inc. *                                                 3.33%             259        22.06         5,713
ULTA      Ulta Beauty, Inc. *                                            3.25%              14       398.78         5,583
Energy (20.01%):
CHK       Chesapeake Energy Corporation                                  3.33%              63        90.61         5,708
DVN       Devon Energy Corporation                                       3.33%              95        60.23         5,722
HAL       Halliburton Company                                            3.34%             152        37.75         5,738
MTDR      Matador Resources Company                                      3.35%             107        53.65         5,741
OXY       Occidental Petroleum Corporation                               3.33%              99        57.68         5,710
OVV       Ovintiv Inc.                                                   3.33%             111        51.54         5,721
Health Care (16.69%):
ABC       AmerisourceBergen Corporation                                  3.32%              35       162.92         5,702
INCY      Incyte Corporation *                                           3.35%              70        82.18         5,753
PFE       Pfizer Inc.                                                    3.34%             104        55.16         5,737
REGN      Regeneron Pharmaceuticals, Inc. *                              3.37%               8       721.80         5,774
THC       Tenet Healthcare Corporation *                                 3.31%              69        82.44         5,688
Industrials (16.76%):
BLDR      Builders FirstSource, Inc. *                                   3.35%              96        59.87         5,747
RHI       Robert Half International Inc.                                 3.36%              52       110.80         5,762
UPS       United Parcel Service, Inc. (Class B)                          3.37%              30       192.70         5,781
GWW       W.W. Grainger, Inc.                                            3.34%              11       521.42         5,736
ZIM       ZIM Integrated Shipping Services Limited +                     3.34%              96        59.78         5,739
Information Technology (13.30%):
AAPL      Apple Inc.                                                     3.31%              33       172.14         5,681
GDDY      GoDaddy Inc. (Class A) *                                       3.33%              69        82.91         5,721
QCOM      QUALCOMM Incorporated                                          3.33%              41       139.22         5,708
STX       Seagate Technology Holdings Plc +                              3.33%              66        86.53         5,711
Materials (19.95%):
CLF       Cleveland-Cliffs Inc. *                                        3.33%             182        31.39         5,713
FCX       Freeport-McMoRan Inc.                                          3.33%             118        48.48         5,721
NUE       Nucor Corporation                                              3.34%              38       150.91         5,735
STLD      Steel Dynamics, Inc.                                           3.31%              68        83.64         5,687
X         United States Steel Corporation                                3.33%             158        36.19         5,718
WLK       Westlake Corporation                                           3.31%              50       113.44         5,672
                                                                       _______                                   ________
               Total Investments                                       100.00%                                   $171,641
                                                                       =======                                   ========

___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                Target Triad Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                         Percentage
                                                                         of Aggregate    Number   Market      Cost of
Ticker Symbol and                                                        Offering        of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                      Price           Shares   Share       the Trust (2)
___________________________________                                      ____________    ______   _________   _____________
COMMON STOCKS (100.00%):
Communication Services (3.81%):
BCE       BCE Inc. +                                                       0.75%          38      $ 57.96     $  2,202
ORAN      Orange (ADR) +                                                   0.40%          99        11.91        1,179
PARA      Paramount Global (Class B)                                       0.76%          63        35.31        2,225
TEF       Telefonica, S.A. (ADR) +*                                        0.40%         238         4.95        1,178
TDS       Telephone and Data Systems, Inc.                                 0.75%         111        19.81        2,199
VZ        Verizon Communications Inc.                                      0.75%          42        52.67        2,212
Consumer Discretionary (12.24%):
BGFV      Big 5 Sporting Goods Corporation                                 0.75%         133        16.63        2,212
CHH       Choice Hotels International, Inc.                                2.00%          43       137.06        5,894
FL        Foot Locker, Inc.                                                0.75%          77        28.67        2,208
HMC       Honda Motor Co., Ltd. (ADR) +                                    0.40%          45        25.99        1,170
MDC       M.D.C. Holdings, Inc.                                            0.75%          62        35.55        2,204
MAR       Marriott International, Inc. *                                   2.01%          36       164.66        5,928
MAT       Mattel, Inc. *                                                   2.00%         267        22.06        5,890
STLA      Stellantis N.V. +                                                0.40%          79        14.94        1,180
TM        Toyota Motor Corporation +                                       0.41%           7       174.49        1,221
ULTA      Ulta Beauty, Inc. *                                              2.03%          15       398.78        5,982
WHR       Whirlpool Corporation                                            0.74%          13       168.64        2,192
Consumer Staples (3.02%):
ALCO      Alico, Inc.                                                      0.76%          59        37.70        2,224
CAG       Conagra Brands, Inc.                                             0.75%          64        34.43        2,204
UVV       Universal Corporation                                            0.76%          37        60.24        2,229
WBA       Walgreens Boots Alliance, Inc.                                   0.75%          49        45.11        2,210
Energy (17.01%):
AROC      Archrock, Inc.                                                   0.75%         236         9.34        2,204
BP        BP Plc (ADR) +                                                   0.40%          39        29.86        1,165
CHK       Chesapeake Energy Corporation                                    2.00%          65        90.61        5,890
CTRA      Coterra Energy Inc.                                              0.75%          82        26.79        2,197
DVN       Devon Energy Corporation                                         2.01%          98        60.23        5,903
E         Eni SpA (ADR) +                                                  0.40%          40        29.21        1,168
HAL       Halliburton Company                                              2.00%         156        37.75        5,889
KMI       Kinder Morgan, Inc.                                              0.75%         115        19.27        2,216
MTDR      Matador Resources Company                                        2.00%         110        53.65        5,901
OXY       Occidental Petroleum Corporation                                 2.00%         102        57.68        5,883
OVV       Ovintiv Inc.                                                     2.00%         114        51.54        5,876
PBR       Petroleo Brasileiro S.A. - Petrobras (ADR) +                     0.40%          76        15.43        1,173

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                         Percentage
                                                                         of Aggregate    Number   Market      Cost of
Ticker Symbol and                                                        Offering        of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                      Price           Shares   Share       the Trust (2)
___________________________________                                      ____________    ______   _________   _____________
Energy (cont'd.):
SHEL      Shell Plc (ADR) +                                                0.40%          21      $ 55.42     $  1,164
TTE       TotalEnergies SE (ADR) +                                         0.40%          24        49.54        1,189
INT       World Fuel Services Corporation                                  0.75%          85        25.97        2,207
Financials (7.80%):
BBVA      Banco Bilbao Vizcaya Argentaria, S.A. (ADR) +                    0.40%         221         5.33        1,178
SAN       Banco Santander S.A. (ADR) +                                     0.40%         351         3.35        1,176
BCS       Barclays Plc (ADR) +                                             0.40%         155         7.61        1,180
C         Citigroup Inc.                                                   0.75%          44        50.03        2,201
DB        Deutsche Bank AG +*                                              0.40%          93        12.63        1,175
ING       ING Groep N.V. (ADR) +                                           0.40%         115        10.21        1,174
LYG       Lloyds Banking Group Plc (ADR) +                                 0.40%         512         2.30        1,178
MFC       Manulife Financial Corporation +                                 0.40%          56        21.07        1,180
MUFG      Mitsubishi UFJ Financial Group, Inc. (ADR) +                     0.40%         195         6.04        1,178
MFG       Mizuho Financial Group, Inc. (ADR) +                             0.40%         465         2.53        1,176
NWG       Natwest Group PLC +                                              0.40%         208         5.67        1,179
OPY       Oppenheimer Holdings Inc. (Class A)                              0.75%          61        36.09        2,201
RDN       Radian Group Inc.                                                0.75%         102        21.59        2,202
SMFG      Sumitomo Mitsui Financial Group, Inc. (ADR) +                    0.40%         191         6.16        1,177
UBS       UBS Group AG +                                                   0.40%          63        18.59        1,171
UNM       Unum Group                                                       0.75%          70        31.43        2,200
Health Care (13.39%):
ABC       AmerisourceBergen Corporation                                    1.99%          36       162.92        5,865
CI        Cigna Corporation                                                0.78%           9       255.13        2,296
GILD      Gilead Sciences, Inc.                                            0.75%          36        60.99        2,196
INCY      Incyte Corporation *                                             2.01%          72        82.18        5,917
NHC       National HealthCare Corporation                                  0.76%          31        72.22        2,239
PRGO      Perrigo Company Plc +                                            0.74%          59        37.13        2,191
PFE       Pfizer Inc.                                                      2.01%         107        55.16        5,902
REGN      Regeneron Pharmaceuticals, Inc. *                                1.96%           8       721.80        5,774
TAK       Takeda Pharmaceutical Company Limited (ADR) +                    0.40%          79        14.91        1,178
THC       Tenet Healthcare Corporation *                                   1.99%          71        82.44        5,853
Industrials (12.95%):
ACCO      ACCO Brands Corporation                                          0.75%         288         7.67        2,209
BCC       Boise Cascade Company                                            0.75%          33        67.07        2,213
BLDR      Builders FirstSource, Inc. *                                     1.99%          98        59.87        5,867
CMRE      Costamare Inc. +                                                 0.75%         145        15.24        2,210

                       Schedule of Investments (cont'd.)

                Target Triad Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                         Percentage
                                                                         of Aggregate    Number   Market      Cost of
Ticker Symbol and                                                        Offering        of       Value per   Securities to
Name of Issuer of Securities (1)(3)                                      Price           Shares   Share       the Trust (2)
___________________________________                                      ____________    ______   _________   _____________
Industrials (cont'd.):
GOGL     Golden Ocean Group Limited +                                      0.75%         187      $ 11.80     $  2,207
RHI      Robert Half International Inc.                                    1.99%          53       110.80        5,872
UPS      United Parcel Service, Inc. (Class B)                             2.03%          31       192.70        5,974
GWW      W.W. Grainger, Inc.                                               1.95%          11       521.42        5,736
ZIM      ZIM Integrated Shipping Services Limited +                        1.99%          98        59.78        5,858
Information Technology (10.98%):
AAPL     Apple Inc.                                                        1.99%          34       172.14        5,853
AVT      Avnet, Inc.                                                       0.76%          59        37.70        2,224
GDDY     GoDaddy Inc. (Class A) *                                          2.00%          71        82.91        5,887
HPE      Hewlett Packard Enterprise Company                                0.75%         138        16.00        2,208
INTC     Intel Corporation                                                 0.74%          46        47.56        2,188
QCOM     QUALCOMM Incorporated                                             1.99%          42       139.22        5,847
STX      Seagate Technology Holdings Plc +                                 2.00%          68        86.53        5,884
VSH      Vishay Intertechnology, Inc.                                      0.75%         121        18.20        2,202
Materials (15.78%):
MT       ArcelorMittal (ADR) +                                             0.40%          38        30.81        1,171
CLF      Cleveland-Cliffs Inc. *                                           2.00%         188        31.39        5,901
FCX      Freeport-McMoRan Inc.                                             1.99%         121        48.48        5,866
GLT      Glatfelter Corporation                                            0.75%         193        11.42        2,204
LYB      LyondellBasell Industries N.V. +                                  0.75%          22       100.20        2,204
NUE      Nucor Corporation                                                 2.00%          39       150.91        5,885
STLD     Steel Dynamics, Inc.                                              1.99%          70        83.64        5,855
TECK     Teck Resources Limited (Class B) +                                0.40%          30        39.53        1,186
TROX     Tronox Holdings Plc (Class A) +                                   0.75%         119        18.62        2,216
X        United States Steel Corporation                                   2.00%         163        36.19        5,899
WLK      Westlake Corporation                                              2.00%          52       113.44        5,899
WOR      Worthington Industries, Inc.                                      0.75%          44        49.92        2,196
Utilities (3.02%):
KEN      Kenon Holdings Ltd. +                                             0.76%          38        58.52        2,224
NRG      NRG Energy, Inc.                                                  0.76%          57        39.04        2,225
PNW      Pinnacle West Capital Corporation                                 0.75%          28        78.88        2,209
UGI      UGI Corporation                                                   0.75%          61        36.30        2,214
                                                                         _______                              ________
            Total Investments                                            100.00%                              $294,298
                                                                         =======                              ========

______________________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

                 Target VIP Portfolio, 2nd Quarter 2022 Series
                                   FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                      Percentage        Number    Market       Cost of
Ticker Symbol and                                                     of Aggregate      of        Value        Securities to
Name of Issuer of Securities (1)(3)                                   Offering Price    Shares    per Share    the Trust (2)
___________________________________                                   ______________    ______    _________     _____________
COMMON STOCKS (100.00%):
Communication Services (11.35%):
GOOGL           Alphabet Inc. (Class A) *                               5.51%               44    $2,717.77     $119,581
GOOG            Alphabet Inc. (Class C) *                               3.27%               26     2,729.30       70,962
FOXA            Fox Corporation (Class A)                               0.02%                9        38.42          346
IDT             IDT Corporation (Class B) *                             0.27%              185        32.17        5,951
FB              Meta Platforms Inc. (Class A) *                         0.45%               44       222.95        9,810
ORA FP          Orange #                                                0.83%            1,530        11.82       18,090
SIRI            Sirius XM Holdings Inc.                                 0.17%              552         6.56        3,621
VOD LN          Vodafone Group Plc #                                    0.83%           10,855         1.67       18,089
Consumer Discretionary (11.42%):
AZO             AutoZone, Inc. *                                        1.19%               12     2,155.59       25,867
BMW GY          Bayerische Motoren Werke (BMW) AG #                     0.84%              218        83.15       18,127
BGFV            Big 5 Sporting Goods Corporation                        0.12%              151        16.63        2,511
CHH             Choice Hotels International, Inc.                       0.17%               27       137.06        3,701
DDS             Dillard's, Inc. (Class A)                               0.17%               14       266.43        3,730
DLTR            Dollar Tree, Inc. *                                     0.17%               23       158.61        3,648
DPZ             Domino's Pizza, Inc.                                    0.42%               23       397.40        9,140
FRG             Franchise Group, Inc.                                   0.53%              286        40.48       11,577
GCO             Genesco Inc. *                                          0.28%               95        63.55        6,037
HD              The Home Depot, Inc.                                    3.33%              239       302.75       72,357
LAD             Lithia Motors, Inc.                                     0.18%               13       297.86        3,872
LOW             Lowe's Companies, Inc.                                  0.17%               18       202.64        3,648
MBG GY          Mercedes-Benz Group AG #*                               0.83%              264        68.52       18,090
ORLY            O'Reilly Automotive, Inc. *                             0.17%                5       726.83        3,634
SCVL            Shoe Carnival, Inc.                                     0.27%              194        29.89        5,799
STLA IM         Stellantis N.V. #                                       0.83%            1,211        14.93       18,077
LRN             Stride Inc. *                                           0.49%              303        34.90       10,575
RGR             Sturm, Ruger & Company, Inc.                            0.40%              123        70.71        8,697
ULTA            Ulta Beauty, Inc. *                                     0.61%               33       398.78       13,160
ZUMZ            Zumiez Inc. *                                           0.25%              142        38.00        5,396
Consumer Staples (3.91%):
BATS LN         British American Tobacco Plc #                          0.83%              426        42.43       18,075
COST            Costco Wholesale Corporation                            1.40%               50       608.05       30,403
ELF             e.l.f. Beauty, Inc. *                                   0.44%              374        25.76        9,634
GIS             General Mills, Inc.                                     0.11%               35        69.75        2,441
HSY             The Hershey Company                                     0.12%               12       222.71        2,673
PG              The Procter & Gamble Company                            1.01%              138       158.86       21,923
Energy (1.51%):
APA             APA Corporation                                         0.12%               64        41.00        2,624
ENI IM          Eni SpA #                                               0.83%            1,246        14.51       18,082
HAL             Halliburton Company                                     0.29%              165        37.75        6,229
OKE             ONEOK, Inc.                                             0.27%               83        70.89        5,884
Financials (22.27%):
AXP             American Express Company                                3.62%              431       182.39       78,610
CS FP           AXA S.A. #                                              0.83%              646        28.00       18,089
BBVA SM         Banco Bilbao Vizcaya Argentaria, S.A. #                 0.83%            3,403         5.32       18,088

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                      Percentage        Number    Market       Cost of
Ticker Symbol and                                                     of Aggregate      of        Value        Securities to
Name of Issuer of Securities (1)(3)                                   Offering Price    Shares    per Share    the Trust (2)
___________________________________                                   ______________    ______    _________    _____________
Financials (cont'd.):
TBBK            The Bancorp, Inc. *                                     0.50%              419    $   25.79    $  10,806
BRK/B           Berkshire Hathaway Inc. (Class B) *                     1.55%               97       346.51       33,611
BNP FP          BNP Paribas S.A. #                                      0.83%              354        51.06       18,076
ACA FP          Credit Agricole S.A. #                                  0.83%            1,667        10.85       18,083
CUBI            Customers Bancorp, Inc. *                               0.51%              243        45.47       11,049
DFIN            Donnelley Financial Solutions, Inc. *                   0.33%              234        30.64        7,170
ECPG            Encore Capital Group, Inc. *                            0.49%              175        61.04       10,682
GS              The Goldman Sachs Group, Inc.                           3.33%              230       314.15       72,255
HCI             HCI Group, Inc.                                         0.23%               74        67.62        5,004
HMN             Horace Mann Educators Corporation                       0.55%              296        40.54       12,000
INGA NA         ING Groep N.V. #                                        0.83%            1,778        10.17       18,089
MMC             Marsh & McLennan Companies, Inc.                        0.18%               22       173.23        3,811
CASH            Meta Financial Group, Inc.                              0.51%              223        49.83       11,112
NDA SS          Nordea Bank Abp #                                       0.83%            1,742        10.38       18,089
NWBI            Northwest Bancshares, Inc.                              0.55%              909        13.12       11,926
PLMR            Palomar Holdings, Inc. *                                0.56%              182        67.35       12,258
STC             Stewart Information Services Corporation                0.51%              195        56.66       11,049
TRV             The Travelers Companies, Inc.                           3.33%              397       182.09       72,290
VRTS            Virtus Investment Partners, Inc.                        0.54%               54       218.32       11,789
Health Care (8.00%):
CDMO            Avid Bioservices, Inc. *                                0.39%              446        18.88        8,420
CCRN            Cross Country Healthcare, Inc. *                        0.25%              263        20.33        5,347
DVAX            Dynavax Technologies Corporation *                      0.44%              899        10.67        9,592
HCA             HCA Healthcare, Inc.                                    1.10%               94       254.63       23,935
INVA            Innoviva, Inc. *                                        0.44%              486        19.63        9,540
VIVO            Meridian Bioscience, Inc. *                             0.38%              292        27.87        8,138
MLAB            Mesa Laboratories, Inc.                                 0.43%               37       251.86        9,319
DGX             Quest Diagnostics Incorporated                          0.24%               37       137.93        5,103
REGN            Regeneron Pharmaceuticals, Inc. *                       1.96%               59       721.80       42,586
RGNX            REGENXBIO Inc. *                                        0.48%              313        33.02       10,335
UNH             UnitedHealth Group Incorporated                         0.77%               31       536.95       16,645
VREX            Varex Imaging Corporation *                             0.27%              276        21.53        5,942
VRTX            Vertex Pharmaceuticals Incorporated *                   0.85%               67       275.83       18,481
Industrials (7.17%):
AOS             A.O. Smith Corporation                                  0.28%               97        63.33        6,143
MAERSKB DC      A.P. Moeller - Maersk A/S (Class B) #                   0.84%                7     2,616.94       18,319
ARCB            ArcBest Corporation                                     0.74%              227        70.88       16,090
CAR             Avis Budget Group, Inc. *                               0.17%               15       251.68        3,775
BXC             BlueLinx Holdings Inc. *                                0.19%               68        61.89        4,209
BCC             Boise Cascade Company                                   0.17%               54        67.07        3,622
BLDR            Builders FirstSource, Inc. *                            0.17%               61        59.87        3,652
ROAD            Construction Partners, Inc. (Class A) *                 0.45%              376        26.11        9,817
CSX             CSX Corporation                                         0.87%              544        34.74       18,899
ERII            Energy Recovery, Inc. *                                 0.38%              393        21.17        8,320
FWRD            Forward Air Corporation                                 0.17%               43        86.07        3,701
HLAG GY         Hapag-Lloyd AG #                                        0.83%               56       323.51       18,116

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                      Percentage        Number    Market       Cost of
Ticker Symbol and                                                     of Aggregate      of        Value        Securities to
Name of Issuer of Securities (1)(3)                                   Offering Price    Shares    per Share    the Trust (2)
___________________________________                                   ______________    ______    _________    _____________
Industrials (cont'd.):
HUBG            Hub Group, Inc. *                                       0.17%               59    $   62.33        3,677
MLI             Mueller Industries, Inc.                                0.17%               70        52.05        3,643
MYRG            MYR Group Inc. *                                        0.49%              119        90.01       10,711
RHI             Robert Half International Inc.                          0.34%               66       110.80        7,313
GWW             W.W. Grainger, Inc.                                     0.74%               31       521.42       16,164
Information Technology (24.82%):
ATEN            A10 Networks, Inc.                                      0.33%              537        13.34        7,164
AMD             Advanced Micro Devices, Inc. *                          0.17%               35       103.72        3,630
AAPL            Apple Inc.                                             12.48%            1,575       172.14      271,122
ARW             Arrow Electronics, Inc. *                               0.17%               33       111.50        3,679
AVGO            Broadcom Inc.                                           1.36%               49       603.05       29,549
CTSH            Cognizant Technology Solutions Corporation              0.17%               42        87.81        3,688
EBIX            Ebix, Inc.                                              0.33%              215        33.20        7,138
KLAC            KLA Corporation                                         0.18%               11       353.08        3,884
MEI             Methode Electronics, Inc.                               0.52%              261        43.17       11,267
MU              Micron Technology, Inc.                                 1.06%              314        73.28       23,010
MSFT            Microsoft Corporation                                   4.16%              300       301.37       90,411
NVDA            NVIDIA Corporation                                      0.98%               88       242.08       21,303
PAYX            Paychex, Inc.                                           0.17%               26       139.84        3,636
QCOM            QUALCOMM Incorporated                                   1.27%              198       139.22       27,566
STX             Seagate Technology Holdings Plc +                       0.34%               86        86.53        7,442
SSNC            SS&C Technologies Holdings, Inc.                        0.17%               50        73.05        3,652
STM             STMicroelectronics N.V. +                               0.17%               94        38.81        3,648
VECO            Veeco Instruments Inc. *                                0.43%              357        25.94        9,261
VRSN            VeriSign, Inc. *                                        0.36%               35       220.70        7,724
Materials (5.95%):
BAS GY          BASF SE #                                               0.83%              328        55.08       18,065
CMC             Commercial Metals Company                               0.17%               87        42.03        3,657
DOW             Dow Inc.                                                3.33%            1,181        61.25       72,336
NUE             Nucor Corporation                                       0.17%               24       150.91        3,622
RIO LN          Rio Tinto Plc #                                         0.83%              225        80.47       18,105
SCHN            Schnitzer Steel Industries, Inc.                        0.45%              190        51.72        9,827
SCCO            Southern Copper Corporation +                           0.17%               50        73.43        3,671
Real Estate (0.54%):
RLGY            Realogy Holdings Corp. *                                0.54%              872        13.36       11,650
Utilities (3.06%):
EDF FP          Electricite de France S.A. #                            0.83%            1,963         9.21       18,086
ENEL IM         Enel SpA #                                              0.83%            2,686         6.73       18,088
ENGI FP         Engie S.A. #                                            0.83%            1,431        12.64       18,085
NWN             Northwest Natural Holding Company                       0.57%              241        51.57       12,428
                                                                      _______                                 __________
                  Total Investments                                   100.00%                                 $2,171,945
                                                                      =======                                 ==========

___________

See "Notes to Schedules of Investments" on page 42.

                            Schedule of Investments

           Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series
                                    FT 10030

    At the Opening of Business on the Initial Date of Deposit-April 8, 2022

                                                                          Percentage
                                                                          of Aggregate    Number      Market        Cost of
Ticker Symbol and                                                         Offering        of          Value per     Securities to
Name of Issuer of Securities (1)(3)                                       Price           Shares      Share         the Trust (2)
___________________________________                                       ____________    ______      _________     _____________
COMMON STOCKS (100.00%):
Communication Services (19.69%):
GOOG        Alphabet Inc. (Class C) *                                      19.69%           19        $2,729.30     $ 51,857
Consumer Discretionary (4.07%):
CHH         Choice Hotels International, Inc.                               1.04%           20           137.06        2,741
DDS         Dillard's, Inc. (Class A)                                       1.01%           10           266.43        2,664
LAD         Lithia Motors, Inc.                                             1.02%            9           297.86        2,681
LOW         Lowe's Companies, Inc.                                          1.00%           13           202.64        2,634
Health Care (4.48%):
UNH         UnitedHealth Group Incorporated                                 4.48%           22           536.95       11,813
Industrials (7.13%):
ARCB        ArcBest Corporation                                             1.02%           38            70.88        2,693
CAR         Avis Budget Group, Inc. *                                       1.05%           11           251.68        2,769
BCC         Boise Cascade Company                                           1.02%           40            67.07        2,683
BLDR        Builders FirstSource, Inc. *                                    1.00%           44            59.87        2,634
FWRD        Forward Air Corporation                                         1.01%           31            86.07        2,668
HUBG        Hub Group, Inc. *                                               1.02%           43            62.33        2,680
MLI         Mueller Industries, Inc.                                        1.01%           51            52.05        2,655
Information Technology (61.59%):
AMD         Advanced Micro Devices, Inc. *                                  1.02%           26           103.72        2,697
AAPL        Apple Inc.                                                     24.90%          381           172.14       65,585
ARW         Arrow Electronics, Inc. *                                       1.02%           24           111.50        2,676
MU          Micron Technology, Inc.                                         1.00%           36            73.28        2,638
MSFT        Microsoft Corporation                                          24.83%          217           301.37       65,397
NVDA        NVIDIA Corporation                                              5.79%           63           242.08       15,251
QCOM        QUALCOMM Incorporated                                           1.00%           19           139.22        2,645
SSNC        SS&C Technologies Holdings, Inc.                                1.03%           37            73.05        2,703
STM         STMicroelectronics N.V. +                                       1.00%           68            38.81        2,639
Materials (3.04%):
CMC         Commercial Metals Company                                       1.01%           63            42.03        2,648
NUE         Nucor Corporation                                               1.03%           18           150.91        2,716
SCCO        Southern Copper Corporation +                                   1.00%           36            73.43        2,644
                                                                          _______                                   ________
                 Total Investments                                        100.00%                                   $263,411
                                                                          =======                                   ========
___________

See "Notes to Schedules of Investments" on page 42.

                       NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such
Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on
April 8, 2022. Such purchase contracts are expected to settle within two business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation
Time) at the Evaluation Time on the business day prior to the Initial Date of
Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The cost of Securities to a Trust may not compute due to rounding the market value per share. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Financial Accounting Standards Board
Accounting Standards Codification 820, "Fair Value Measurement," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's profit or loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                            Cost of Securities  Profit
                                                                            to Sponsor          (Loss)
                                                                            __________________  ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2022 Series                     $  178,996          $ (164)
The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series                 170,632            (645)
S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2022 Series         176,680            (502)
S&P Target 24 Portfolio, 2nd Quarter 2022 Series                              406,564            (514)
S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series                         163,682            (370)
Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series                162,132            (436)
Target Focus Four Portfolio, 2nd Quarter 2022 Series                          878,692          (1,050)
Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series             150,781            (342)
Target Growth Portfolio, 2nd Quarter 2022 Series                              171,832            (191)
Target Triad Portfolio, 2nd Quarter 2022 Series                               294,795            (497)
Target VIP Portfolio, 2nd Quarter 2022 Series                               2,174,131          (2,186)
Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series                    262,674             737

(3) Common stocks of companies headquartered or incorporated outside the
United States comprise the approximate percentage of the investments of the
Trusts as indicated:

The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series, 10.00%
     (consisting of Bermuda, 5.00% and United Kingdom, 5.00%).

S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2022 Series, 8.00%
     (consisting of Switzerland, 4.00% and United Kingdom, 4.00%).

S&P Target 24 Portfolio, 2nd Quarter 2022 Series, 2.07%
     (consisting of Ireland, 2.07%).

S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series, 6.66%
     (consisting of Bermuda, 2.21%; Canada, 1.11%; Ireland, 2.23% and Marshall
     Islands, 1.11%).

Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series, 17.49%
     (consisting of Canada, 2.51%; Ireland, 2.50%; Monaco, 2.50%;
     The Netherlands, 2.48%; Norway, 2.50%; Singapore, 2.50% and United
     Kingdom, 2.50%).

Target Focus Four Portfolio, 2nd Quarter 2022 Series, 15.59%
     (consisting of Bermuda, 2.17%; Brazil, 0.40%; Canada, 1.13%; France, 0.80%;
     Germany, 0.40%; Ireland, 0.66%; Italy, 0.40%; Japan, 2.40%; Luxembourg, 0.40%;
     Marshall Islands, 0.33%; The Netherlands, 0.80%; Peru, 0.30%; Spain, 1.20%;
     Switzerland, 0.70% and United Kingdom, 3.50%).

Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series, 39.99%
     (consisting of Bermuda, 2.00%; Brazil, 16.00%; Canada, 2.01%; China, 2.00%;
     Colombia, 2.00%; Greece, 4.00%; Israel, 1.99%; Luxembourg, 2.01%; Norway,
     2.00%; Singapore, 1.98%; South Africa, 2.00% and Switzerland, 2.00%).

Target Growth Portfolio, 2nd Quarter 2022 Series, 6.67%
     (consisting of Ireland, 3.33% and Israel, 3.34%).

Target Triad Portfolio, 2nd Quarter 2022 Series, 19.25%
     (consisting of Brazil, 0.40%; Canada, 1.55%; France, 0.80%; Germany, 0.40%;
     Ireland, 2.74%; Israel, 1.99%; Italy, 0.40%; Japan, 2.41%; Luxembourg,
     0.40%; Monaco, 0.75%; The Netherlands, 1.55%; Norway, 0.75%; Singapore,
     0.76%; Spain, 1.20%; Switzerland, 0.40% and United Kingdom, 2.75%).

Target VIP Portfolio, 2nd Quarter 2022 Series, 17.30%
     (consisting of Denmark, 0.84%; Finland, 0.83%; France, 4.98%; Germany,
     3.33%; Ireland, 0.34%; Italy, 1.66%; The Netherlands, 1.66%; Peru, 0.17%;
     Spain, 0.83%; Switzerland, 0.17% and United Kingdom, 2.49%).

Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series, 2.00%
     (consisting of Peru, 1.00% and Switzerland, 1.00%).

(4) This Security represents the common stock of a Real Estate Investment
Trust ("REIT"). REITs which invest in mortgage loans and mortgage-backed securities are included in the Financials sector whereas REITs which directly hold real estate properties are included in the Real Estate sector. REITs comprise the approximate percentage of the investments of the Trusts as indicated:

S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series, 14.44%
Target Focus Four Portfolio, 2nd Quarter 2022 Series, 4.30%
Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series, 20.00%

+ This Security represents the common stock of a foreign company which trades directly or through an American Depositary Receipt/ADR on the over-the-counter market or on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades on a foreign securities exchange.

* This Security represents a non-income producing security.

                        The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the
FT Series. The series to which this prospectus relates, FT 10030, consists of
12 separate portfolios set forth below:

- Dow(R) Target 5 2Q '22 - Term 7/7/23
(The Dow(R) Target 5 Portfolio, 2nd Quarter 2022 Series)

- Dow(R) Target Dvd. 2Q '22 - Term 7/7/23
(The Dow(R) Target Dividend Portfolio, 2nd Quarter 2022 Series)

- S&P Dvd. Aristocrats Target 25 2Q '22 - Term 7/7/23
(S&P Dividend Aristocrats Target 25 Portfolio, 2nd Quarter 2022 Series)

- S&P Target 24 2Q '22 - Term 7/7/23
(S&P Target 24 Portfolio, 2nd Quarter 2022 Series)

- S&P Target SMid 60 2Q '22 - Term 7/7/23
(S&P Target SMid 60 Portfolio, 2nd Quarter 2022 Series)

- Target Divsd. Dvd. 2Q '22 - Term 7/7/23
(Target Diversified Dividend Portfolio, 2nd Quarter 2022 Series)

- Target Focus 4 2Q '22 - Term 7/7/23
(Target Focus Four Portfolio, 2nd Quarter 2022 Series)

- Target Global Dvd. Leaders 2Q '22 - Term 7/7/23
(Target Global Dividend Leaders Portfolio, 2nd Quarter 2022 Series)

- Target Growth 2Q '22 - Term 7/7/23
(Target Growth Portfolio, 2nd Quarter 2022 Series)

- Target Triad 2Q '22 - Term 7/7/23
(Target Triad Portfolio, 2nd Quarter 2022 Series)

- Target VIP 2Q '22 - Term 7/7/23
(Target VIP Portfolio, 2nd Quarter 2022 Series)

- Value Line(R) Target 25 2Q '22 - Term 7/7/23
(Value Line(R) Target 25 Portfolio, 2nd Quarter 2022 Series)

Each Trust was created under the laws of the State of New York by a Trust
Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New
York Mellon as Trustee and First Trust Advisors L.P. as Portfolio Supervisor
and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF
THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT
800-621-1675, DEPT. CODE 2.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and, in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a
Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the
Initial Date of Deposit (as set forth in "Schedule of Investments" for each
Trust), adjusted to reflect the sale, redemption or liquidation of any of the
Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of
Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy
Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act"). When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the
Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by
First Trust as a factor in selecting such broker/dealers.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and, except as described in "Removing Securities from a Trust," will endeavor to vote the
Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the
Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute
Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                         Portfolios

Objective.

Each Trust seeks above-average total return. To achieve this objective, each
Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted. Under normal circumstances, the Dow(R)
Target Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio,
Target Diversified Dividend Portfolio and Target Global Dividend Leaders
Portfolio will invest at least 80% of their assets in dividend-paying securities and the S&P Target SMid 60 Portfolio will invest at least 80% of its assets in small and/or mid capitalization companies. Under normal circumstances, the Target Global Dividend Leaders Portfolio will invest at least 40% of its assets in non-U.S. securities.

The Dow(R) Target Dividend Portfolio and the Target Focus Four Portfolio are
concentrated (i.e., invests more than 25% of Trust assets) in stocks of companies within the financials sector. The S&P Dividend Aristocrats Target 25
Portfolio is concentrated in stocks of companies within the industrials sector. The S&P Target 24 Portfolio and the Value Line(R) Target 25 Portfolio
are concentrated in stocks of companies within the information technology sector. The S&P Target SMid 60 Portfolio is concentrated in stocks of companies within the consumer discretionary and financials sectors.

Portfolio Selection Process.

               The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields.
The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average ("DJIA(R)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The
Dow(R) Target 5 Strategy.

            The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend
Index(sm) as of two business days prior to the date of this prospectus (best
[1] to worst [100]) by the following equally-weighted factors:

      - Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

      - Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target Dividend

Strategy. In the event of a tie, the stock with the better price-to-book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit,
Dow Jones has announced will be removed from the Dow Jones U.S. Select
Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

        S&P Dividend Aristocrats Target 25 Portfolio

The S&P Dividend Aristocrats Target 25 Strategy invests in companies from the
S&P 500(R) Dividend Aristocrats(R) Index. The index consists of companies from the S&P 500(R) Index that have increased dividends every year for the last 25 consecutive years. The S&P Dividend Aristocrats Target 25 Strategy stocks are determined as follows:

Step 1: We begin with all stocks contained in the S&P 500(R) Dividend
Aristocrats(R) Index as of two business days prior to the date of this prospectus. Regulated investment companies, limited partnerships and business development companies are not eligible for selection.

Step 2: We rank each stock on three equally-weighted factors:

      - Debt-to-equity. Compares a company's long-term debt to their stockholder's equity. Higher levels of this ratio are associated with higher risk, lower levels with lower risk.

      - Price to cash flow. Measures the cost of a company's stock for every dollar of cash flow generated. A lower, but positive, ratio indicates investors are paying less for the cash flow generated which can be a sign of value.

      - Return on assets. Compares a company's net income to its total assets.
      The ratio shows how efficiently a company generates net income from its assets.

Step 3: We rank each of the companies by their combined factor scores.

Step 4: We select an approximately equally-weighted portfolio of the best scoring 25 stocks with a maximum of seven stocks from any one of the major
Global Industry Classification Standard ("GICS(R)") market sectors. If more than seven stocks from any one of the major GICS(R) sectors are selected, these stocks are excluded and replaced with the next best scoring stocks which satisfy the criteria set forth above. In the event of a tie, the stock with the better return-on-assets ratio is selected.

                   S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the
S&P 500(R) Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500(R) Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

      - Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

      - Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

      - Bullish interest indicator, which is measured over the trailing 12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24
Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected. However, no individual stock will comprise 25% or more of the S&P Target 24 Portfolio as of the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and market sentiment. The S&P Target SMid 60
Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap
400(R) Index ("S&P MidCap 400(R)") and the Standard & Poor's SmallCap 600(R)
Index ("S&P SmallCap 600(R)") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400(R) and 150 stocks from the S&P SmallCap 600(R) with the lowest, but positive, price-to-book ratio.

Step 3: We rank each stock on three equally-weighted factors:

      - Price to cash flow;

      - 12-month change in return on assets; and

      - 3-month price appreciation.

Step 4: We eliminate any regulated investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with an average daily trading volume of less than
$250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400(R) are given approximately twice the weight of the stocks selected from the S&P SmallCap 600(R), taking into consideration that only whole shares will be purchased.

            Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the major S&P GICS(R) market sectors with the highest combined ranking on the three factors. The Financials and Real Estate sectors are combined for the sector limit purpose. In the event of a tie, the stock with the better price-to-book ratio is selected.

                 Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies.

The composition of the Target Focus Four Portfolio on the Initial Date of
Deposit is as follows:

      - Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the S&P
Target SMid 60 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target
Dividend Portfolio" and "S&P Target SMid 60 Portfolio," respectively. The
Securities which comprise the Value Line(R) Target 25 Strategy and the NYSE(R)
International Target 25 Strategy were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that
Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 90% of the trading volume on all U.S.
stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value
Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The
Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for
Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-
month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value
Line(R) Target 25 Strategy. Stocks of financial companies, as defined by
S&P's GICS(R), the stocks of companies whose shares are not listed on a U.S.
securities exchange, and stocks of limited partnerships are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R)
Target 25 Strategy portion of the portfolio on the date of this prospectus.
The Securities will be adjusted on a proportionate basis to accommodate this constraint.

NYSE(R) International Target 25 Strategy:

The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International Target
25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100
Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.

          Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S.
      securities exchange either directly or in the form of American Depositary
      Receipts/ADRs.

      - REITs - all U.S. REITs (including Mortgage REITs).

Step 2: Regulated investment companies and limited partnerships are excluded from all universes. REITs (including Mortgage REITs) are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P
      500(R) Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-
weighted factors: price to cash flow; return on assets; and 3, 6 and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings. The domestic and international equity universes are subject to a maximum of four stocks from any one of the major GICS(R) market sectors.

The Financials and Real Estate sectors are combined for the sector limit purpose. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                   Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The
Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts/ADRs, regulated investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity over the trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the major GICS(R) market sectors. The
Financials and Real Estate sectors are combined for the sector limit purpose.
In the event of a tie, the stock with the higher sustainable growth rate is selected.

                   Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies.

The composition of the Target Triad Portfolio on the Initial Date of Deposit
is as follows:

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

      - Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25 Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy
portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Focus Four Portfolio," "Target
Diversified Dividend Portfolio" and "Target Growth Portfolio," respectively.

                    Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies.

The composition of the Target VIP Strategy on the Initial Date of Deposit is
as follows:

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the S&P Target 24 Strategy and the Value Line(R)
Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "S&P Target 24
Portfolio" and "Target Focus Four Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy,
the Nasdaq(R) Target 15 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(R) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(R) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for
The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields.
By selecting stocks with the highest dividend yields, the European Target 20
Strategy seeks to uncover stocks that may be out of favor or undervalued. The
European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece,
Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland
and the United Kingdom by their current indicated dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Nasdaq(R) Target 15 Strategy.

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100
Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15
Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of
Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. companies which trade on the NYSE,
NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market, LLC(R)
(excluding limited partnerships, American Depositary Receipts/ADRs, business development companies and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between

$150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings
(based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy. If, as a result of the constraint in Step 5, fewer than 40 stocks are eligible for selection, additional stocks with the smallest appreciation above 75% in the last 12 months will be included to reach 40 stocks.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption
"Target Focus Four Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit, we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit.
This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within 12 months of the date of this prospectus are not eligible for inclusion in a Trust's portfolio.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

Additional Portfolio Contents.

In addition to the investments described above, certain of the Trusts invest in: foreign-listed securities and companies headquartered or incorporated in emerging markets.

As with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(sm),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index are products of S&P Dow Jones Indices LLC or its affiliates ("SPDJI"), and have been licensed for use by First Trust
Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R), S&P Dividend
Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); DJIA(R), The
Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones U.S. Select
Dividend Index(sm) are trademarks of Dow Jones Trademark Holdings LLC ("Dow
Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend
Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target 24
Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio and the
Target VIP Portfolio are not sponsored, endorsed, sold or promoted by SPDJI,
Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such products nor do they have any liability for any errors, omissions, or interruptions of the Dow
Jones Industrial Average and the S&P 500(R) Index. Please see the Information
Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of SPDJI.

"Value Line," "The Value Line Investment Survey" and "Timeliness" are
trademarks or registered trademarks of Value Line, Inc. and/or its affiliates
("Value Line") that have been licensed to First Trust Portfolios L.P. and/or
First Trust Advisors L.P. The Target Focus Four Portfolio, Target VIP
Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, endorsed,

recommended, sold or promoted by Value Line. Value Line makes no representation regarding the advisability of investing in a Trust. First Trust
Portfolios L.P. and/or First Trust Advisors L.P. are not affiliated with any
Value Line company.

"NYSE(R)" is a service/trade mark of ICE Data Indices, LLC or its affiliates and has been licensed, along with the NYSE(R) International 100 Index
("Index") for use by First Trust Portfolios L.P. in connection with the Target
Focus Four Portfolio and the Target Triad Portfolio (the "Products"). Neither
First Trust Portfolios L.P. nor the Products, as applicable, is sponsored, endorsed, sold or promoted by ICE Data Indices, LLC, its affiliates or its
Third Party Suppliers ("ICE Data and its Suppliers"). ICE Data and its
Suppliers make no representations or warranties regarding the advisability of investing in securities generally, in the Products particularly, or the ability of the Index to track general market performance. Past performance of an Index is not an indicator of or a guarantee of future results. ICE DATA AND
ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES AND REPRESENTATIONS, EXPRESS
AND/OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE, INCLUDING THE INDICES, INDEX DATA AND ANY
INFORMATION INCLUDED IN, RELATED TO, OR DERIVED THEREFROM ("INDEX DATA"). ICE
DATA AND ITS SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH
RESPECT TO THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES
AND THE INDEX DATA, WHICH ARE PROVIDED ON AN "AS IS" BASIS AND YOUR USE IS AT
YOUR OWN RISK.

The publishers of the DJIA(R), the Dow Jones U.S. Select Dividend Index(sm),
The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500(R) Index, S&P
1000(R) Index, S&P MidCap 400(R) Index, S&P SmallCap 600(R) Index and the
NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the
Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                        Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's
Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors'
perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase, negatively impacting issuers.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money.
Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Two of the Securities in the S&P Target 24 Portfolio and three of the
Securities in the Value Line(R) Target 25 Portfolio represent approximately
34.27% and 69.42%, respectively, of the value of each Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Market Risk. Market risk is the risk that a particular security, or Units of the Trust in general, may fall in value. Securities are subject to market fluctuations caused by such factors as economic, political, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Units of the Trust could decline in value or underperform other investments. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, political turbulence or other events could have a significant negative impact on the Trust and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. Such events could adversely affect the prices and liquidity of the Trust's portfolio securities and could result in disruptions in the trading markets. Any such circumstances could have a materially negative impact on the value of the Trust's Units and result in increased market volatility.

In February 2022, Russia commenced a military attack on Ukraine. In response, various countries, including the United States, issued broad-ranging sanctions on Russia and certain Russian companies and individuals. The hostilities between the two countries may escalate and any existing or future sanctions could have a severe adverse effect on Russia's economy, currency, companies and region as well as negatively impact other regional and global economic markets of the world, companies in such countries and various sectors, industries and markets for securities and commodities globally, such as oil and natural gas, and may have a negative effect on a Trust's investments and performance beyond any direct exposure to Russian issuers or those of adjoining geographic regions. Russia may also take retaliatory actions or countermeasures, such as cyberattacks and espionage, which may negatively impact the countries and companies in which a Trust may invest. The extent and duration of the military action or future escalation of such hostilities; the extent and impact of existing and any future sanctions, market disruptions and volatility; and the result of any diplomatic negotiations cannot be predicted.
These and any related events could have a significant negative impact on certain of a Trust's investments as well as a Trust's performance, and the value or liquidity of certain Securities held by a Trust may decline significantly.

An outbreak of a respiratory disease designated as COVID-19 was first detected in China in December 2019 and has resulted in a global pandemic and major disruptions to economies and markets around the world. The transmission of
COVID-19 and efforts to contain its spread have resulted in international border closings, enhanced health screenings, expanded healthcare services and expenses, quarantines and other restrictions on business and personal activities, cancellations, disruptions to supply chains and consumer activity, as well as general public concern and uncertainty. Financial markets have experienced extreme volatility and severe losses, negatively impacting global economic growth prospects. The duration of the COVID-19 outbreak and its effects cannot be determined with certainty and may exacerbate other pre-
existing political, social and economic risks.

Governments and central banks, including the Federal Reserve, have taken extraordinary and unprecedented actions to support local and global economies and financial markets. These measures have included, among other policy responses, a $700 billion quantitative easing program, a reduction of the
Federal funds rate to near-zero, and numerous economic stimulus packages. The impact of these and additional measures taken in the future, and whether they will be effective in mitigating economic and market disruptions, including upward pressure on prices, will not be known for some time. The Federal
Reserve has indicated that it intends to reduce quantitative easing beginning in 2022 and expects to increase interest rates as well. Additionally, market uncertainty remains high during the expanding roll out of COVID-19 vaccines and treatments in combination with measures taken by the administration, expectations for additional stimulus packages and as businesses begin to plan for a transition back to the workplace.

Dividends. Certain of the Securities held by the Trusts may currently pay dividends, but there is no guarantee that the issuers of the Securities will declare dividends in the future or that, if declared, they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target Dividend Portfolio and the Target Focus Four Portfolio are
concentrated in stocks of companies within the financials sector. The S&P
Dividend Aristocrats Target 25 Portfolio is concentrated in stocks of companies within the industrials sector. The S&P Target 24 Portfolio and the
Value Line(R) Target 25 Portfolio are concentrated in stocks of companies within the information technology sector. The S&P Target SMid 60 Portfolio is concentrated in stocks of companies within the consumer discretionary and financials sectors.

Consumer Discretionary. Consumer discretionary companies, such as retailers, media companies and consumer services companies, provide non-essential goods and services. These companies manufacture products and provide discretionary services directly to the consumer, and the success of these companies is tied closely to the performance of the overall domestic and international economy, interest rates, competition and consumer confidence. Success depends heavily on disposable household income and consumer spending.  Consumer discretionary companies may also be strongly affected by social trends and marketing campaigns. These companies may be subject to severe competition, which may have an adverse impact on their profitability. Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer discretionary products in the marketplace. Consumer discretionary companies have historically been characterized as relatively cyclical and therefore more volatile in times of change.

Financials. Financial companies, such as retail and commercial banks, insurance companies and financial services companies, are subject to extensive governmental regulation and intervention, which may adversely affect the scope of their activities, the prices they can charge, the amount and types of capital they must maintain and, potentially, their size. Governmental regulation may change frequently and may have significant adverse consequences for financial companies, including effects not intended by such regulation.
The impact of more stringent capital requirements, or recent or future regulation in various countries, on any individual financial company or on financial companies as a whole cannot be predicted. Certain risks may impact the value of investments in financial companies more severely than those of investments in other issuers, including the risks associated with companies that operate with substantial financial leverage. Financial companies may also be adversely affected by volatility in interest rates, decreases in the availability of money or asset valuations, credit rating downgrades and adverse conditions in other related markets. Insurance companies in particular may be subject to severe price competition and/or rate regulation, which may have an adverse impact on their profitability. Financial companies are also a target for cyber-attacks and may experience technology malfunctions and disruptions as a result.

In addition, general economic conditions are important to the operations of financial companies. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities may have an adverse effect on the profitability of financial companies. While financial companies such as banks tend to increase reserves in anticipation of economic stress, there can be no assurance that such reserves will be sufficient to cover rising default rates. Financial companies may be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a company's financial condition or prospects, could adversely affect its business. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources. There is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources.
Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-
earnings ratios with little or no earnings histories.

REITs. Certain of the Securities in the S&P Target SMid 60 Portfolio, the
Target Focus Four Portfolio and the Target Global Dividend Leaders Portfolio
are issued by REITs that are headquartered or incorporated in the United
States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The value of REITs and the ability of REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with
Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of REITs. Certain of the REITs may also be mortgage real estate investment trusts ("Mortgage
REITs"). Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional
Units of a Trust after the Initial Date of Deposit, we will deposit the
Securities originally selected by applying the strategy on the Initial Date of
Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Foreign Securities. Certain of the Securities held by certain of the Trusts are issued by foreign entities, which makes the Trusts subject to more risks than if they invested solely in domestic securities. Risks of foreign securities include higher brokerage costs; different accounting standards;
expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions;
restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Certain foreign markets have experienced heightened volatility due to recent negative political or economic developments or natural disasters. Securities issued by non-U.S. issuers may pay dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

American Depositary Receipts/ADRs and similarly structured securities may be less liquid than the underlying shares in their primary trading market. Any distributions paid to the holders of depositary receipts are usually subject to a fee charged by the depositary. Issuers of depositary receipts are not obligated to disclose information that is considered material in the United
States. As a result, there may be less information available regarding such issuers. Holders of depositary receipts may have limited voting rights, and investment restrictions in certain countries may adversely impact the value of depositary receipts because such restrictions may limit the ability to convert shares into depositary receipts and vice versa. Such restrictions may cause shares of the underlying issuer to trade at a discount or premium to the market price of the depositary receipts.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem
Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the
Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Target VIP Portfolio is maintained by: Crest Co. Ltd. for United Kingdom Securities and Euroclear
Bank, a global custody and clearing institution for all other foreign
Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets.  Certain of the Securities held by certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets or have significant business operations in emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, less information about emerging market companies is publicly available due to differences in regulatory, accounting, audit and financial recordkeeping standards and information that is available may be unreliable or outdated. Moreover, the rights and remedies associated with emerging market investment securities may be different than those available for investments in more developed markets. Furthermore, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S.
securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the
Units. Most foreign currencies have fluctuated widely in value against the
U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S.
dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your
Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of
U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small and/or Mid Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by small and/or mid capitalization companies.
Investing in stocks of such companies may involve greater risk than investing in larger companies. For example, such companies may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Securities of such companies generally trade in lower volumes and are generally subject to greater and less predictable changes in price than securities of larger companies. In addition, small and mid-cap stocks may not be widely followed by the investment community, which may result in low demand.

Large Capitalization Companies. Certain of the Securities held by certain of the Trusts are issued by large capitalization companies. The return on investment in stocks of large capitalization companies may be less than the return on investment in stocks of small and/or mid capitalization companies.
Large capitalization companies may also grow at a slower rate than the overall market.

Cybersecurity Risk. As the use of Internet technology has become more prevalent in the course of business, the Trusts have become more susceptible to potential operational risks through breaches in cybersecurity. A breach in cybersecurity refers to both intentional and unintentional events that may cause a Trust to lose proprietary information, suffer data corruption or lose operational capacity. Such events could cause the Sponsor of the Trusts to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cybersecurity breaches may involve unauthorized access to digital information systems utilized by the Trusts through "hacking" or malicious software coding, but may also result from outside attacks such as denial-of-service attacks through efforts to make network services unavailable to intended users. In addition, cybersecurity breaches of a Trust's third-party service providers, or issuers in which the Trusts invest, can also subject the Trusts to many of the same risks associated with direct cybersecurity breaches. The Sponsor of, and third-
party service provider to, the Trusts have established risk management systems designed to reduce the risks associated with cybersecurity. However, there is no guarantee that such efforts will succeed, especially because the Trusts do not directly control the cybersecurity systems of issuers or third-party service providers.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, or the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or proposed legislation or pending or threatened litigation will have on the value of the Securities.

       Backtested Hypothetical Performance Information

The following tables compare the hypothetical performance information for the identical strategies employed by each Trust and the actual performances of the
DJIA(R), the Dow Jones U.S. Select Dividend Index(sm), Russell 3000(R) Index,
S&P 500(R) Index, S&P 1000(R) Index and the MSCI All Country World Index in
each of the full years listed below (and as of the most recent month). The
Trusts did not achieve the performance shown.

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(R). The Dow Jones Industrial Average is a price-weighted measure of 30
U.S. blue-chip companies. The index covers all industries with the exception of transportation and utilities. While stock selection is not governed by quantitative rules, a stock typically is added to the index only if the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend
Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated
annualized yield. Eligible stocks are selected from a universe of all dividend-
paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-
negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S.
market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500(R) Index. The S&P 500(R) Index consists of stocks of 500 issuers chosen by Standard and Poor's to be representative of the leaders of various industries.

S&P 1000(R) Index. The S&P 1000(R) Index is a combination of the S&P MidCap
400(R) (the most widely used index for mid-size companies) and the S&P
SmallCap 600(R) (an index of 600 U.S. small-cap companies), where the S&P
MidCap 400(R) represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                      COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                       Hypothetical Strategy Total Returns(1)(3)

                                                S&P Dividend                                   Target
               The Dow(R)      The Dow(R)        Aristocrats      S&P          S&P Target    Diversified
               Target 5     Target Dividend       Target 25     Target 24        SMid 60       Dividend
Year           Strategy        Strategy           Strategy      Strategy        Strategy      Strategy
____           __________   _______________     ____________    __________     ___________   ___________
1972            20.05%
1973            17.48%
1974            -7.59%
1975            62.75%
1976            38.73%
1977             3.08%
1978            -1.39%
1979             7.31%
1980            38.55%
1981             1.16%
1982            40.87%
1983            34.10%
1984             8.46%
1985            35.84%
1986            28.15%                                           19.51%
1987             8.38%                                            1.90%
1988            18.81%                                            4.46%
1989             7.88%                                           22.50%
1990           -18.00%                                            6.60%
1991            59.64%                                           40.52%
1992            20.54%        29.93%                             -1.63%
1993            31.28%        18.14%                              8.20%
1994             5.32%        -8.59%                              4.96%
1995            27.92%        46.81%                             39.14%         25.29%        28.12%
1996            23.36%        16.07%                             31.43%         13.16%        14.93%
1997            17.02%        40.51%                             30.23%         42.02%        25.93%
1998             9.80%         2.91%                             39.98%          4.82%        12.91%
1999            -9.56%        -6.70%                             41.30%         23.81%        17.50%
2000             8.15%        25.77%               6.85%          4.01%         14.00%        19.77%
2001            -5.10%        40.56%              16.05%        -10.90%         31.95%        29.58%
2002           -12.93%        -0.87%             -10.19%        -19.10%         -5.34%       -10.44%
2003            20.05%        32.01%              19.76%         23.29%         45.27%        47.01%
2004             9.52%        18.82%              17.19%         13.72%         23.45%        20.48%
2005            -3.06%         2.20%               3.63%          3.79%          3.02%         1.93%
2006            38.65%        17.54%              18.01%          1.58%         19.63%        15.38%
2007             1.57%         1.02%               5.24%          3.32%         -9.71%        -3.90%
2008           -50.43%       -39.57%             -22.21%        -29.28%        -37.71%       -37.09%
2009            17.12%        14.21%              21.73%         12.23%         59.86%        40.75%
2010            10.04%        15.65%              16.90%         18.28%         15.02%        20.16%
2011            16.82%         5.52%               8.44%          7.05%         -8.87%         3.10%
2012             9.21%         4.87%              12.46%          8.11%         20.32%        10.72%
2013            38.33%        28.65%              33.44%         42.43%         37.33%        31.56%
2014            11.38%        12.77%              11.55%          7.17%         -0.34%         5.13%
2015             7.63%        -6.10%              -2.87%          2.17%         -8.96%       -13.06%
2016            11.55%        22.95%              13.34%          0.75%         30.69%        15.82%
2017             9.99%         7.00%              16.65%         19.44%         -0.16%         6.58%
2018            -1.98%       -11.41%              -9.06%         -1.34%        -23.80%       -12.41%
2019             7.15%         8.91%              28.57%         34.03%          3.14%        25.97%
2020            -6.84%       -14.18%               2.08%         29.39%        -22.83%        -6.14%
2021            15.95%        28.22%              28.85%         31.94%         48.92%        24.87%
2022            -2.02%         2.43%              -4.26%        -14.07%         -2.85%         5.85%
(thru 3/31)

                                       COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

     (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(3)
           Target        Target Global
            Focus           Dividend        Target          Target            Target         Value Line(R)
            Four            Leaders         Growth          Triad              VIP            Target 25
Year      Strategy          Strategy       Strategy        Strategy          Strategy          Strategy
____      _________      _____________     ________        ________          _________        ___________
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                           33.28%
1986                                                                                           20.19%
1987                                                                                           16.90%
1988                                                                                           -9.42%
1989                                                                                           48.14%
1990                                                                           0.13%            3.11%
1991                                                                          57.08%           83.72%
1992                                                                           4.11%           -2.66%
1993                                                                          22.06%           25.01%
1994                                                                           2.06%           12.14%
1995                                        31.04%                            42.89%           52.14%
1996       27.69%                           25.07%          22.06%            38.66%           54.17%
1997       37.09%                           41.24%          34.65%            25.81%           33.85%
1998       30.87%          2.68%            37.25%          27.38%            51.24%           90.97%
1999       44.95%         12.49%            33.88%          31.77%            48.79%          111.20%
2000        9.54%          4.72%             8.46%          11.82%            -4.51%          -10.41%
2001       20.06%          7.01%            -4.11%           4.80%           -11.29%           -0.14%
2002      -11.17%         -7.53%           -10.72%         -11.68%           -21.32%          -23.92%
2003       38.67%         48.18%            34.11%          38.16%            34.74%           39.27%
2004       21.47%         24.60%            16.82%          18.42%            13.04%           21.76%
2005        8.78%         11.70%            17.21%          12.18%             6.75%           19.68%
2006       14.10%         29.58%            16.93%          17.46%            11.85%            0.66%
2007        6.87%         22.20%            20.04%          13.27%             9.24%           23.53%
2008      -43.44%        -30.11%           -52.47%         -47.59%           -45.91%          -51.43%
2009       27.15%         53.38%            18.31%          27.07%            12.01%            3.10%
2010       17.76%         20.22%            17.24%          16.26%            18.28%           28.57%
2011      -11.68%          0.37%           -12.45%          -8.44%            -2.06%          -29.29%
2012       12.58%         12.78%             5.86%           7.41%            12.23%           14.17%
2013       31.30%         25.27%            37.25%          33.10%            36.13%           33.95%
2014        5.71%          3.15%             6.39%           4.42%             6.12%            9.93%
2015       -8.54%        -12.36%             8.32%          -0.12%            -4.46%           -9.45%
2016       18.79%         14.92%            -1.79%           4.71%             8.24%            5.30%
2017        5.60%          7.41%            35.39%          24.47%            19.90%            7.49%
2018      -13.19%        -13.16%           -17.96%         -16.01%            -7.57%           -4.03%
2019        7.22%         14.50%            33.38%          28.79%            18.86%            8.64%
2020       -1.51%         -3.45%            22.87%          10.19%            11.63%           37.27%
2021       37.65%         21.65%             9.99%          15.37%            29.50%           41.52%
2022       -3.31%          5.45%            -5.43%          -1.28%            -5.81%          -11.56%
(thru 3/31)

                                  COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                          Index Total Returns(3)

                     Dow Jones
                    U.S. Select                                     Russell         MSCI All
                     Dividend         S&P 500(R)      S&P 1000(R)   3000(R)      Country World
Year    DJIA(R)      Index(sm)          Index            Index       Index           Index
____    _______     _____________     _________       ___________   ________     ______________
1972     18.48%                        19.00%
1973    -13.28%                       -14.69%
1974    -23.58%                       -26.47%
1975     44.75%                        37.23%
1976     22.82%                        23.93%
1977    -12.84%                        -7.16%
1978      2.79%                         6.57%
1979     10.55%                        18.61%
1980     22.17%                        32.50%
1981     -3.57%                        -4.92%
1982     27.11%                        21.55%
1983     25.97%                        22.56%
1984      1.31%                         6.27%
1985     33.55%                        31.72%
1986     27.10%                        18.67%
1987      5.48%                         5.25%
1988     16.14%                        16.56%
1989     32.19%                        31.62%
1990     -0.56%                        -3.19%
1991     24.19%                        30.33%
1992      7.41%      22.65%             7.61%
1993     16.93%      14.59%            10.04%
1994      5.01%      -0.19%             1.30%
1995     36.87%      42.80%            37.50%          30.69%        36.57%
1996     28.89%      25.08%            22.89%          19.85%        21.63%
1997     24.94%      37.83%            33.31%          30.26%        31.67%
1998     18.15%       4.33%            28.55%          13.20%        24.11%       21.97%
1999     27.21%      -4.08%            21.03%          14.11%        20.96%       26.82%
2000     -4.71%      24.86%            -9.10%          15.86%        -7.30%      -13.94%
2001     -5.43%      13.09%           -11.88%           1.45%       -11.43%      -15.91%
2002    -14.97%      -3.94%           -22.09%         -14.54%       -21.53%      -18.98%
2003     28.23%      30.16%            28.65%          36.61%        31.02%       34.63%
2004      5.30%      18.14%            10.87%          18.39%        11.93%       15.75%
2005      1.72%       3.79%             4.90%          10.93%         6.10%       11.37%
2006     19.03%      19.54%            15.76%          11.89%        15.67%       21.53%
2007      8.87%      -5.16%             5.56%           5.18%         5.16%       12.18%
2008    -31.92%     -30.97%           -36.99%         -34.67%       -37.32%      -41.85%
2009     22.70%      11.13%            26.46%          33.48%        28.29%       35.41%
2010     14.10%      18.32%            15.08%          26.55%        16.93%       13.21%
2011      8.34%      12.42%             2.08%          -0.92%         1.00%       -6.86%
2012     10.23%      10.84%            15.98%          17.40%        16.41%       16.80%
2013     29.63%      29.06%            32.36%          35.87%        33.55%       23.44%
2014     10.02%      15.36%            13.65%           8.54%        12.53%        4.71%
2015      0.23%      -1.64%             1.38%          -2.11%         0.48%       -1.84%
2016     16.40%      21.98%            11.93%          22.49%        12.70%        8.48%
2017     28.07%      15.44%            21.80%          15.33%        21.10%       24.62%
2018     -3.48%      -5.94%            -4.39%         -10.30%        -5.24%       -8.93%
2019     25.32%      23.11%            31.45%          25.14%        30.99%       27.30%
2020      9.75%      -4.56%            18.39%          12.98%        20.88%       16.82%
2021     20.95%      32.25%            28.67%          25.35%        25.63%       19.04%
2022     -4.10%       5.27%            -4.60%          -5.10%        -5.28%       -5.26%
(thru 3/31)

__________________
See "Notes to Comparison of Hypothetical Total Return" on page 61.

               NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) Hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust
(monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the S&P 1000(R) Index, which assumes daily reinvestment of dividends) and all returns are stated in terms of U.S.
dollars. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. If a security which is selected by a Strategy is merged out of existence, delisted or suffers a similar fate during the period in which such hypothetical Strategy performance is being measured, such security will not be replaced by another security during that period and the return of such security will not be annualized in the calculation of the hypothetical returns. Based on the year-by-year hypothetical returns contained in the above tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy and
the Target Diversified Dividend Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index, as shown in the table below.

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making.
The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: CapIQ and Compustat, as
confirmed by Bloomberg L.P. and FactSet.

                                        HYPOTHETICAL COMPARISON OF AVERAGE ANNUAL RETURN FOR PERIODS ENDING DECEMBER 31, 2021

                  Hypothetical Strategy Average Annual Return                                                 Index Average Annual Return
                                                                      Since                                                                                Since
Strategy                                1 Year    5 Year    10 Year   Inception    Corresponding Index                       1 Year    5 Year    10 Year   Inception
________                                ______    ______    _______   _________    ___________________                       ______    ______    _______   _________
The Dow(R) Target 5                     15.95%     4.53%     9.69%    11.84%       DJIA(R) (12/31/71 - 12/31/21)             20.95%    15.51%    14.20%    11.27%
The Dow(R) Target Dividend              28.22%     2.59%     7.15%    10.13%       Dow Jones U.S. Select Dividend Index(sm)  32.25%    11.02%    12.82%    11.87%
                                                                                   S&P 500(R) Index (12/31/91 - 12/31/21)    28.67%    18.45%    16.53%    10.63%
S&P Dividend Aristocrats Target 25      28.85%    12.40%    12.70%     9.90%       S&P 500(R) Index (12/31/99 - 12/31/21)    28.67%    18.45%    16.53%     7.52%
S&P Target 24                           31.94%    21.94%    16.44%    12.28%       S&P 500(R) Index (12/31/85 - 12/31/21)    28.67%    18.45%    16.53%    11.49%
S&P Target SMid 60                      48.92%    -2.05%     5.86%    10.18%       S&P 1000(R) Index                         25.35%    12.89%    14.30%    12.36%
Target Diversified Dividend             24.87%     6.63%     7.83%    10.80%       Russell 3000(R) Index                     25.63%    17.95%    16.29%    11.11%
Target Focus Four                       37.65%     5.91%     8.50%    10.88%       S&P 500(R) Index (12/31/95 - 12/31/21)    28.67%    18.45%    16.53%    10.23%
Target Global Dividend Leaders          21.65%     4.64%     6.29%     9.74%       MSCI All Country World Index              19.04%    14.97%    12.44%     7.56%
Target Growth                            9.99%    14.89%    12.66%    11.60%       S&P 500(R) Index (12/31/94 - 12/31/21)    28.67%    18.45%    16.53%    11.13%
Target Triad                            15.37%    11.35%    10.33%    10.44%       S&P 500(R) Index (12/31/95 - 12/31/21)    28.67%    18.45%    16.53%    10.23%
Target VIP                              29.50%    13.75%    12.31%    11.64%       S&P 500(R) Index (12/31/89 - 12/31/21)    28.67%    18.45%    16.53%    10.74%
Value Line(R) Target 25                 41.52%    16.84%    13.31%    15.76%       S&P 500(R) Index (12/31/84 - 12/31/21)    28.67%    18.45%    16.53%    11.99%

              PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                       Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under
"Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until two business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of
1934, as amended.

Organization Costs. Securities purchased with the portion of the Public
Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the SEC and states, licensing fees required for the establishment of certain of the Trusts under licensing agreements which provide for full payment of the licensing fees not later than the conclusion of the organization expense period, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust.
Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for
Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per
Unit of a Trust will be reduced by the amount of additional Securities sold.
Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in
"Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When
Securities are sold to reimburse the Sponsor for organization costs, the
Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge of 1.85% per Unit is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of
1.85% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.185 per
Unit). On the Initial Date of Deposit, and any other day the Public Offering
Price per Unit equals $10.00, there is no initial sales charge. Thereafter, you will pay an initial sales charge when the Public Offering Price per Unit exceeds $10.00 per Unit and as deferred sales charge and creation and development fee payments are made.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of $.045 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from July 20, 2022 through

September 20, 2022. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.35% of the
Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 1.85% per Unit and the maximum dealer concession is 1.25% per Unit.

If you are purchasing Units for an investment account, the terms of which provide that your registered investment advisor or registered broker/dealer
(a) charges periodic fees in lieu of commissions; (b) charges for financial planning, investment advisory or asset management services; or (c) charges a comprehensive "wrap fee" or similar fee for these or comparable services ("Fee
Accounts"), you will not be assessed the transactional sales charge described above on such purchases. These Units will be designated as Fee Account Units and, depending upon the purchase instructions we receive, assigned either a
Fee Account Cash CUSIP Number, if you elect to have distributions paid to you, or a Fee Account Reinvestment CUSIP Number, if you elect to have distributions reinvested into additional Units of a Trust. Certain Fee Account Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their registered investment advisor, broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Account Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the
Sponsor, our related companies, and dealers and their affiliates will purchase
Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of the price you pay for your Units or whether you are eligible to receive any discounts.
However, if the purchase price of your Units was less than $10.00 per Unit or if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Account Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the
Public Offering Price of the Units according to this valuation. This Public
Offering Price will be effective for all orders received before the Evaluation
Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.
For purposes of Securities and Unit settlement, the term business day does not include days on which U.S. financial institutions are closed.

The aggregate underlying value of the Securities in the Trusts will be determined as follows: if the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, LLC(R), their value shall generally be based on the closing sale price on the exchange or system which is the principal market therefore ("Primary Exchange"), which shall be deemed to be the NYSE if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as the basis for evaluation). In the event a closing sale price on the Primary Exchange is not published, the Securities will be valued based on the last trade price on the Primary Exchange. If no trades occur on the Primary Exchange for a specific trade date, the value will be based on the closing sale price from, in the opinion of the Evaluator, an appropriate secondary exchange, if any. If no trades occur on the Primary
Exchange or any appropriate secondary exchange on a specific trade date, the
Evaluator will determine the value of the Securities using the best information available to the Evaluator, which may include the prior day's evaluated price. If the Security is an American Depositary Receipt/ADR, Global
Depositary Receipt/GDR or other similar security in which no trade occurs on the Primary Exchange or any appropriate secondary exchange on a specific trade date, the value will be based on the evaluated price of the underlying security, determined as set forth above, after applying the appropriate
ADR/GDR ratio, the exchange rate and such other information which the
Evaluator deems appropriate. For purposes of valuing Securities traded on The
NASDAQ Stock Market, LLC(R), closing sale price shall mean the Nasdaq(R)
Official Closing Price as determined by The NASDAQ Stock Market, LLC(R). If the Securities are not so listed or, if so listed and the principal market therefore is other than on the Primary Exchange or any appropriate secondary exchange, the value shall generally be based on the current ask price on the over-the-counter market (unless the Evaluator deems such price inappropriate as a basis for evaluation). If current ask prices are unavailable, the value is generally determined (a) on the basis of current ask prices for comparable securities, (b) by appraising the value of the Securities on the ask side of the market, or (c) any combination of the above. If such prices are in a currency other than U.S. dollars, the value of such Security shall be converted to U.S. dollars based on current exchange rates (unless the
Evaluator deems such prices inappropriate as a basis for evaluation). If the
Evaluator deems a price determined as set forth above to be inappropriate as the basis for evaluation, the Evaluator shall use such other information available to the Evaluator which it deems appropriate as the basis for determining the value of a Security.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary.

                    Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All
Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts.
This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 1.25% of the Public Offering Price per
Unit, subject to reductions set forth in "Public Offering-Discounts for
Certain Persons."

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to up to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                                Additional
(in millions)                              Concession
_____________________________________________________
$25 but less than $100                         0.035%
$100 but less than $150                        0.050%
$150 but less than $250                        0.075%
$250 but less than $1,000                      0.100%
$1,000 but less than $5,000                    0.125%
$5,000 but less than $7,500                    0.150%
$7,500 or more                                 0.175%

Dealers and other selling agents will not receive a concession on the sale of
Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met.
Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time.

Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these
Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the
Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades.
Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," create a conflict of interest by influencing financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including:
developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected;
various unit investment trust features such as convenience and costs; and
options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred)
and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S.
Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar, Inc. or (3) information from publications such as
Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek,
Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                    The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee.
Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of
"Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                    The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR
UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER
FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                    How We Purchase Units

The Trustee will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the
Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee may sell tendered Units in the over-the-counter market, if any.
However, the amount you will receive is the same as you would have received on redemption of the Units.

                    Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income
Account of such Trust if funds are available, and then from the Capital
Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as Portfolio Supervisor and Evaluator and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As
Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

The fees payable to First Trust Advisors L.P. and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fees paid to us or our affiliates for providing services to all unit investment trusts be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The
"creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests (i.e., participating in litigation concerning a portfolio security) and the costs of indemnifying the Trustee;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the
Trusts. In addition, if there is not enough cash in the Income or Capital
Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See
"Tax Status."

                         Tax Status

Federal Tax Matters.

This section discusses some of the main U.S. federal income tax consequences of owning Units of a Trust as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or non-U.S. tax consequences.

This federal income tax summary is based in part on the advice of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel may not have been asked to review, and may not have reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts.
These summaries may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
_______________

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R)
Target Dividend Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25
Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

The Trusts intend to qualify as grantor trusts under the federal tax laws. If a Trust qualifies as a grantor trust, such Trust will not be taxed as a corporation for federal income tax purposes and will not pay federal income taxes. For federal income tax purposes, in grantor trusts you are deemed to own a pro rata portion of the underlying assets of a Trust directly, and as such you will be considered to have received a pro rata share of income. All taxability issues are taken into account at the Unit holder level.

Income from the Trusts.

Income realized by a Trust passes through and is treated as income of the Unit holders. Income is reported without any deduction for expenses. Expenses are separately reported. Generally, the income paid to Unit holders is net the expenses of a Trust, but the income reportable by Unit holders is gross the expenses of such Trust.

You may be required to recognize income for federal income tax purposes in one year even if you do not receive a corresponding distribution from a Trust, or do not receive the corresponding distribution from such Trust until a later year. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Some income from a Trust's assets may have been received as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. Income from a
Trust's assets (including capital gain income) may also be subject to a
"Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends paid on certain stock held by a Trust are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI") received by the Trust itself. Ordinary income dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction on qualifying dividends received by a Trust from certain corporations.

Sale of Units.

If you sell your Units (whether to a third party or to your Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Trust's assets from the amount you receive from the sale. You can generally determine your original tax basis in each Trust's asset by apportioning the cost of your
Units, including sales charges, among the Trust assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits).

The tax statement you receive may contain information to allow you to calculate and adjust your basis in a Trust's assets and determine whether any gain or loss recognized by you should be considered long-term capital gain, short-term capital gain or return of capital. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Under the wash sale rules, all or a portion of any loss you may recognize on a disposition of your Units or on a disposition of assets by a Trust may be disallowed if you purchase stocks or other assets that are the same as or substantially identical to any of the assets held directly or indirectly through such Trust within 30 days of the disposition.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If a Trust purchases shares in PFICs, you may be subject to U.S. federal income tax on a portion of certain distributions from the PFICs or on gains from the disposition of such PFIC shares at tax rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate. Additional charges in the form of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFICs in your taxable income even if not distributed to a Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFICs, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by
PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Financial Accounts.

A Trust may directly or indirectly hold financial accounts outside of the
United States. You may have certain reporting obligations to the United States
Treasury Department under its rules relating to the reporting of foreign bank and financial accounts (commonly known as "FBAR"). You should consult with your tax advisor as to any reporting obligations that you may have as a result of your investment in a Trust.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends, short-term capital gains dividends, and distributions that are attributable to exempt-
interest income or certain other interest income, may not be subject to U.S.
withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also currently applies to the gross proceeds from the disposition of securities that produce U.S. source interest or dividends. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units at any time prior to 30 business days before the Trust's Mandatory
Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. You will not recognize gain or loss if you only receive whole Trust assets in exchange for the identical amount of your pro rata portion of the same Trust assets held by your Trust. However, if you also receive cash in exchange for a
Trust asset or a fractional portion of a Trust asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust asset or fractional portion.

Rollovers.

If you elect to have your proceeds from a Trust rolled over into a future series of such Trust, the exchange would generally be considered a sale for federal income tax purposes. Under the wash sale rules, if the series into which you roll your proceeds holds the same or substantially identical assets, any loss you recognize on the rollover will be disallowed.

State and Local Taxes.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the
Trusts for New York tax matters, under the existing income tax laws of the
State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes.

Regulated Investment Company Trusts.
____________________________________

The following discussion pertains to the S&P Dividend Aristocrats Target 25
Portfolio, the S&P Target SMid 60 Portfolio, Target Diversified Dividend
Portfolio, Target Focus Four Portfolio, Target Global Dividend Leaders
Portfolio, Target Growth Portfolio, Target Triad Portfolio and Target VIP
Portfolio, each of which intends to qualify as a "regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Unit investment trusts maintain both Income and Capital Accounts, regardless of tax structure. Please refer to the "Income and Capital Distributions"
section of the prospectus for more information.

Each Trust intends to qualify as a "regulated investment company," commonly known as a "RIC," under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, such Trust generally will not pay federal income taxes. For federal income tax purposes, you are treated as the owner of the Trust Units and not of the assets held by a Trust.

Income from the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary income dividends, capital gain dividends and return of capital.
Income reported is generally net of expenses (but see "Treatment of Trust
Expenses" below). Ordinary income dividends are generally taxed at your ordinary income tax rate, however, certain dividends received from a Trust may be taxed at the capital gains tax rates. Generally, all capital gain dividends are treated as long-term capital gains regardless of how long you have owned your Units. In addition, a Trust may make distributions that represent a return of capital for tax purposes and will generally not be currently taxable to you, although they generally reduce your tax basis in your Units and thus increase your taxable gain or decrease your loss when you dispose of your

Units. The tax laws may require you to treat distributions made to you in
January as if you had received them on December 31 of the previous year.

Some distributions from a Trust may qualify as long-term capital gains, which, if you are an individual, is generally taxed at a lower rate than your ordinary income and short-term capital gain income. However, capital gain received from assets held for more than one year that is considered
"unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to equity interests in REITs) is taxed at a higher rate. The distributions from a Trust that you must take into account for federal income tax purposes are not reduced by the amount used to pay a deferred sales charge, if any. Distributions from a Trust, including capital gains, may also be subject to a "Medicare tax" if your adjusted gross income exceeds certain threshold amounts.

Certain Stock Dividends.

Ordinary income dividends received by an individual Unit holder from RICs such as the Trusts are generally taxed at the same rates that apply to long-term capital gains, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividend income ("QDI")
received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income tax rates. After the end of the tax year, each Trust will provide a tax statement to its Unit holders reporting the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Unit holders that are corporations may be eligible for the dividends received deduction with respect to certain ordinary income dividends on Units that are attributable to qualifying dividends received by a Trust from certain corporations.

Because certain Trusts hold REIT shares, some dividends may be designated by the REIT as capital gain dividends and, therefore, distributions from such
Trusts attributable to such dividends and designated by the Trusts as capital gain dividends may be taxable to you as capital gains. If you hold a Unit for six months or less, any loss incurred by you related to the sale of such Unit will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such Unit.

Some portion of the dividends on your Units that are attributable to dividends received by a Trust from REIT shares may be designated by a Trust as eligible for a deduction for qualified business income.

Sale of Units.

If you sell your Units (whether to a third party or to a Trust), you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your (adjusted) tax basis in your Units from the amount you receive from the sale. Your original tax basis in your Units is generally equal to the cost of your Units, including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your
Units, in which case your gain would be calculated using your adjusted basis.

The tax statement you receive in regard to the sale or redemption of your
Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long-term or short-term capital gain. The information reported to you is based upon rules that do not take into consideration all of the facts that may be known to you or to your advisors. You should consult with your tax advisor about any adjustments that may need to be made to the information reported to you in determining the amount of your gain or loss.

Distribution Reinvestment Option.

If you elect to reinvest your distributions into additional Units, you will be treated as if you have received your distribution in an amount equal to the distribution you are entitled to. Your tax liability will be the same as if you received the distribution in cash. Also, the reinvestment would generally be considered a purchase of new Units for federal income tax purposes.

Treatment of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. You may not be able to take a deduction for some or all of these expenses even if the cash you receive is reduced by such expenses.

Investments in Certain Non-U.S. Corporations.

A foreign corporation will generally be treated as a passive foreign investment company ("PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income.  If a Trust holds an equity interest in PFICs, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions from the PFICs, even if all the income or gain is distributed in a timely fashion to such Trust Unit holders. A Trust will not be able to pass through to its Unit holders any credit or deduction for such taxes if the taxes are imposed at the Trust level. A Trust may be able to make an election that could limit the tax imposed on such Trust. In this case, a Trust would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income.

Under this election, a Trust might be required to recognize income in excess of its distributions from the PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of determining the application of the 4% excise tax imposed on RICs that do not meet certain distribution thresholds. Dividends paid by PFICs are not treated as QDI to shareholders of the PFICs.

Non-U.S. Investors.

If you are a non-U.S. investor, distributions from a Trust treated as dividends will generally be subject to a U.S. withholding tax of 30% of the distribution. Certain dividends, such as capital gains dividends and short-
term capital gains dividends may not be subject to U.S. withholding taxes. In addition, some non-U.S. investors may be eligible for a reduction or elimination of U.S. withholding taxes under a treaty. However, the qualification for those exclusions may not be known at the time of the distribution.

Separately, the United States, pursuant to the Foreign Account Tax Compliance
Act ("FATCA") imposes a 30% tax on certain non-U.S. entities that receive U.S.
source interest or dividends if the non-U.S. entity does not comply with certain U.S. disclosure and reporting requirements. This FATCA tax also currently applies to the gross proceeds from the disposition of securities that produce U.S. source interest or dividends. However, proposed regulations may eliminate the requirement to withhold on payments of gross proceeds from dispositions.

It is the responsibility of the entity through which you hold your Units to determine the applicable withholding.

Foreign Tax Credit.

If a Trust directly or indirectly invests in non-U.S. stocks, the tax statement that you receive may include an item showing foreign taxes such
Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes. A Trust would have to meet certain IRS requirements in order to pass through credits to you.

In-Kind Distributions.

If permitted by this prospectus, as described in "Redeeming Your Units," you may request an In-Kind Distribution of a Trust's assets when you redeem your
Units. This distribution is subject to tax, and you will generally recognize gain or loss, generally based on the value at that time of the securities and the amount of cash received.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

                      Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                   Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account.
Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co. DTC will forward all notices and credit all payments received in respect of the
Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any)
distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trusts for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trusts;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

By February 15th yearly, the Annual Reports are posted to the Sponsor's website (www.ftportfolios.com) in the UIT Tax Center and retrievable by CUSIP.
You may also request one be sent to you by calling the Sponsor at 800-621-
1675, dept. code 2. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

              Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a
Record Owner. The Trustee will credit dividends received on a Trust's
Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital
Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the
Trustee will not distribute money if the aggregate amount in the Income and
Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital
Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.

For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital
Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital
Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted.
In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the
Capital Account in December of each year and as part of the final liquidation distribution.

No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your taxpayer identification number ("TIN"), it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the
Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

If an Income or Capital Account distribution date is a day on which the NYSE is closed, the distribution will be made on the next day the stock exchange is open. Distributions are paid to Unit holders of record determined as of the close of business on the Record Date for that distribution or, if the Record
Date is a day on which the NYSE is closed, the first preceding day on which the exchange is open.

We anticipate that there will be enough money in the Capital Account of a
Trust to pay the deferred sales charge to the Sponsor. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a
Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities and amounts in the Income and Capital Accounts. All
Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any
Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment
Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE
STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                    Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your
Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Two business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units (if such day is a day the NYSE is open for trading).
However, if the redemption request is received after 4:00 p.m. Eastern time
(or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the
NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the
Income Account if funds are available for that purpose, or from the Capital
Account. All other amounts paid on redemption will be taken from the Capital
Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5
Portfolio, The Dow(R) Target Dividend Portfolio, S&P Dividend Aristocrats Target
25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Global Dividend Leaders Portfolio, Target
Growth Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the
Target Focus Four Portfolio, Target Triad Portfolio or Target VIP Portfolio or
such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. No In-Kind
Distribution requests submitted during the 30 business days (10 business days in the case of the S&P Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60
Portfolio, Target Diversified Dividend Portfolio, Target Focus Four Portfolio,
Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad
Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign
Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the S&P
Dividend Aristocrats Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target
Diversified Dividend Portfolio, Target Focus Four Portfolio, Target Global
Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or
Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If
Securities are sold, the size and diversification of a Trust will be reduced.
These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust; and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                  Investing in a New Trust

When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a
Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the sales charge set forth in the prospectus for such trust.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover
Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a
Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

              Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a
"regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement
Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company"
generally will not, acquire any securities or other property other than the
Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of such Trusts and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of
Securities, exchanged securities or property will be credited to the Capital
Account for distribution to Unit holders or to meet redemption requests. The
Trustee may retain and pay us or an affiliate of ours to act as agent for a
Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. When acting in an agency capacity, we may select various broker/dealers to execute securities transactions on behalf of the Trusts, which may include broker/dealers who sell Units of the Trusts. We do not consider sales of Units of the Trusts or any other products sponsored by First Trust as a factor in selecting such broker/dealers. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such
Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

            Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests
(as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the
Mandatory Termination Date as stated in the "Summary of Essential
Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of
Securities deposited in such Trust during the initial offering period
("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination
Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation
Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the
Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the rollover option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

      Information on the Sponsor, Trustee and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $545 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and SIPC. Our principal offices are at 120 East
Liberty Drive, Wheaton, Illinois 60187; telephone number 800-621-1675. As of
December 31, 2021, the total partners' capital of First Trust Portfolios L.P.
was $125,276,503.

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 240 Greenwich Street, New York, New York 10286, telephone 800-813-3074. If you have questions regarding your account or your
Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State
Department of Financial Services and the Board of Governors of the Federal
Reserve System, and its deposits are insured by the Federal Deposit Insurance
Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

Limitations of Liabilities of Sponsor and Trustee.

Neither we nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the
Trustee's case) or reckless disregard of our obligations and duties. The
Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the
Trustee will not be liable for any action it takes in good faith under the
Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The Evaluator's address is 120
East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor or Unit holders for errors in judgment.

                      Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 320 S. Canal St., Chicago, Illinois
60606. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the
Trusts identified as Grantor Trusts.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

Nasdaq, Inc.

The Target VIP Portfolio is not sponsored, endorsed, sold or promoted by
Nasdaq, Inc. (including its affiliates) ("Nasdaq," with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the
Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee")
is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R)
trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee or the Target VIP Portfolio.
Nasdaq has no obligation to take the needs of the Licensee, the owners of
Units of the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED
CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE
CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE
OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER
PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED
THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY
DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN.
WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT
OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                     This page is intentionally left blank.

                                 FIRST TRUST(R)

                      Dow(R) Target 5 2Q '22 - Term 7/7/23
                    Dow(R) Target Dvd. 2Q '22 - Term 7/7/23
              S&P Dvd. Aristocrats Target 25 2Q '22 - Term 7/7/23
                       S&P Target 24 2Q '22 - Term 7/7/23
                    S&P Target SMid 60 2Q '22 - Term 7/7/23
                    Target Divsd. Dvd. 2Q '22 - Term 7/7/23
                      Target Focus 4 2Q '22 - Term 7/7/23
                Target Global Dvd. Leaders 2Q '22 - Term 7/7/23
                       Target Growth 2Q '22 - Term 7/7/23
                       Target Triad 2Q '22 - Term 7/7/23
                        Target VIP 2Q '22 - Term 7/7/23
                  Value Line(R) Target 25 2Q '22 - Term 7/7/23
                                    FT 10030

                                    Sponsor:

                          First Trust Portfolios L.P.

                           Member SIPC o Member FINRA
                             120 East Liberty Drive
                            Wheaton, Illinois 60187
                                  800-621-1675

                                    Trustee:

                          The Bank of New York Mellon

                              240 Greenwich Street
                            New York, New York 10286
                                  800-813-3074
                       24-Hour Pricing Line: 800-446-0132
    Please refer to the "Summary of Essential Information" for each Trust's
                                 Product Code.

                            ________________________

 When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

  THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT
   SERIES HAS BECOME EFFECTIVE WITH THE SEC. NO SECURITIES CAN BE SOLD IN ANY
                      STATE WHERE A SALE WOULD BE ILLEGAL.

                            ________________________

   This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C. under the:

              -  Securities Act of 1933 (file no. 333-262521) and

              -  Investment Company Act of 1940 (file no. 811-05903)

 Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information
 regarding the operation of the SEC's Public Reference Room may be obtained by calling the SEC at 202-942-8090.

  Information about the Trusts is available on the EDGAR Database on the SEC's
                          Internet site at www.sec.gov.

                     To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC, 100 F Street, N.E.,
                        Washington, D.C. 20549
     e-mail address: publicinfo@sec.gov

                                 April 8, 2022

               PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                                 FIRST TRUST(R)

                                 The FT Series

                             Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT
10030 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.

This Information Supplement is dated April 8, 2022. Capitalized terms have been defined in the prospectus.

                               Table of Contents

Dow Jones & Company, Inc.                                                    1
Nasdaq, Inc.                                                                 2
Value Line Publishing LLC                                                    2
New York Stock Exchange                                                      3
Risk Factors
   Securities                                                                3
   Dividends                                                                 4
   REITs                                                                     4
   Foreign Issuers                                                           5
   Emerging Markets                                                          6
   Exchange Rates                                                            7
   Small and/or Mid Capitalization Companies                                10
Concentrations
   Concentration Risk                                                       10
   Consumer Discretionary                                                   10
   Financials                                                               10
   Industrials                                                              11
   Information Technology                                                   12
Securities
   The Dow(R) DART 5 Strategy Stocks                                        13
   The Dow(R) Target 5 Strategy Stocks                                      13
   The Dow(R) Target Dividend Strategy Stocks                               13
   European Target 20 Strategy Stocks                                       15
   Nasdaq(R) Target 15 Strategy Stocks                                      16
   NYSE(R) International Target 25 Strategy Stocks                          17
   S&P Dividend Aristocrats Target 25 Strategy Stocks                       19
   S&P Target 24 Strategy Stocks                                            20
   S&P Target SMid 60 Strategy Stocks                                       22
   Target Diversified Dividend Strategy Stocks                              25
   Target Global Dividend Leaders Strategy Stocks                           27
   Target Growth Strategy Stocks                                            31
   Target Small-Cap Strategy Stocks                                         32
   Value Line(R) Target 25 Strategy Stocks                                  35

Dow Jones & Company, Inc.

The Dow Jones Industrial Average, Dow Jones U.S. Select Dividend Index(SM),
S&P 500(R) Index, S&P 500(R) Dividend Aristocrats Index, S&P MidCap 400(R)
Index and S&P SmallCap 600(R) Index (collectively, the "Licensed Indexes") are products of S&P Dow Jones Indices LLC ("SPDJI"), and have been licensed for use by First Trust Portfolios L.P. Standard & Poor's(R), S&P(R), S&P 500(R),
S&P Dividend Aristocrats, S&P MidCap 400(R) and S&P SmallCap 600(R) are
registered trademarks of Standard & Poor's Financial Services LLC ("S&P");
DJIA(R), The Dow(R), Dow Jones(R), Dow Jones Industrial Average and Dow Jones
U.S. Select Dividend Index(SM) are trademarks of Dow Jones Trademark Holdings
LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by First Trust Portfolios L.P. The
Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target
Dividend Portfolio, S&P Dividend Aristocrats Target 25 Portfolio, S&P Target
24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio and

the Target VIP Portfolio (collectively, the "Trusts") are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, "S&P Dow Jones Indices"). S&P Dow Jones Indices
makes no representation or warranty, express or implied, to the owners of the
Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of the
Licensed Indexes to track general market performance. S&P Dow Jones Indices'
only relationship to First Trust Advisors L.P. with respect to the Licensed
Indexes is the licensing of such indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The Licensed
Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to First Trust Advisors L.P. or the Trusts. S&P Dow Jones
Indices have no obligation to take the needs of First Trust Advisors L.P. or the owners of the Trusts into consideration in determining, composing or calculating the Licensed Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the
Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow
Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Trusts. There is no assurance that investment products based on the Licensed Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing,
CME Group Inc. and its affiliates, a shareholder of S&P Dow Jones Indices LLC, may independently issue and/or sponsor financial products unrelated to Trusts, but which may be similar to and competitive with the Trusts. In addition, CME
Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average and the S&P 500(R) Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS
AND/OR THE COMPLETENESS OF THE LICENSED INDEXES OR ANY DATA RELATED THERETO OR
ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION
(INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES
INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS,
OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY
FIRST TRUST ADVISORS L.P., OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY
FROM THE USE OF THE LICENSED INDEXES OR WITH RESPECT TO ANY DATA RELATED
THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL
S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL,
PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF
PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT
LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY
AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND FIRST TRUST
ADVISORS L.P., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Nasdaq, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of Nasdaq, Inc. (which with its affiliates is the
"Corporations") and are licensed for use by us. The Target VIP Portfolio has not been passed on by the Corporations as to its legality or suitability. The
Target VIP Portfolio is not issued, endorsed, sold, or promoted by the
Corporations. The Corporations make no warranties and bear no liability with respect to the Target VIP Portfolio.

Value Line Publishing LLC

Value Line Publishing LLC's ("VLP") only relationship to First Trust
Portfolios L.P. and/or First Trust Advisors L.P. is VLP's licensing to First
Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLP trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System
(the "System"), which is composed by VLP without regard to First Trust
Portfolios L.P. or First Trust Advisors L.P., this product or any investor.
VLP has no obligation to take the needs of First Trust Portfolios L.P. and/or
First Trust Advisors L.P. or any investor in the product into consideration in composing the System. The product results may differ from the hypothetical or published results of the Value Line Timeliness Ranking System. VLP is not

responsible for and has not participated in the determination of the prices and composition of the product or the timing of the issuance for sale of the product or in the calculation of the equations by which the product is to be converted into cash.

VLP MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT
NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR ANY PERSON'S INVESTMENT PORTFOLIO, OR ANY IMPLIED
WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF
PERFORMANCE, AND VLP MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY
OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR
MATERIALS GENERATED THEREFROM. VLP DOES NOT WARRANT THAT THE SYSTEM WILL MEET
ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLP ALSO DOES NOT
GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE
SYSTEM OR THE PRODUCT. VLP HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION
WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY
LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER
PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLP BE
LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE,
INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered service/trademark of ICE Data Indices, LLC or its affiliates and has been licensed, along with, "NYSE International 100
Index(SM)" ("Index") for use by First Trust Portfolios, L.P. ICE Data Indices,
LLC has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R)
International Target 25 Strategy.

ICE Data Indices, LLC does not: sponsor, endorse, sell or promote the NYSE(R)
International Target 25 Strategy; recommend that any person invest in the
NYSE(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R)
International Target 25 Strategy or the owners of the NYSE(R) International
Target 25 Strategy in determining, composing or calculating the NYSE
International 100 Index(SM) or have any obligation to do so.

ICE Data Indices, LLC will not have any liability in connection with the NYSE(R)
International Target 25 Strategy. Specifically, ICE Data Indices, LLC does not make any warranty, express or implied, and ICE Data Indices, LLC disclaims any warranty about: the results to be obtained by the NYSE(R) International
Target 25 Strategy, the owners of the NYSE(R) International Target 25
Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. ICE Data Indices, LLC will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will ICE Data Indices, LLC be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if ICE
Data Indices, LLC knows that they might occur. The licensing agreement between
First Trust Portfolios L.P. and ICE Data Indices, LLC is solely for their benefit and not for the benefit of the owners of the NYSE(R) International
Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the
Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target
Focus Four Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based
REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations
(including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of REITs will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors,
(ii) issue shares of transferable interest to its owners, (iii) have at least
100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If a REIT should fail to qualify for such tax status, the related shareholders (including such Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and a Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of
God, including earthquakes, fires and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of REITs. The value of REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes, office buildings and timberlands. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-
liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the
Internal Revenue Code, and to maintain exemption from the Investment Company
Act of 1940. A default by a borrower or lessee may cause a REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, REITs may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying REITs by taxing authorities.
Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units.
There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that REITs may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire. Certain of the REITs may also be Mortgage REITs. Mortgage REITs are companies that provide financing for real estate by purchasing or originating mortgages and mortgage-backed securities and earn income from the interest on these investments. Mortgage REITs are also subject to many of the same risks associated with investments in other REITs and to real estate market conditions.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities held by the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the
Sponsor believes that adequate information will be available to allow the
Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers may pay interest and/or dividends in foreign currencies and may be principally traded in foreign currencies.
Therefore, there is a risk that the U.S. dollar value of these interest and/or dividend payments and/or securities will vary with fluctuations in foreign exchange rates.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the
Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption.
In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act.
Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable.
Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. The following section applies to individual Trusts which contain securities issued by, or invest in securities issued by, companies headquartered or incorporated in countries considered to be emerging markets.
An investment in Units of these Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets.
Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors'
activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost.
Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend, to a large degree, upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Target VIP Portfolio contains Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United
States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United
States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special
Drawing Right administered by the International Monetary Fund. In Europe, the
euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies).
From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-
month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling and the euro:

                Foreign Exchange Rates

     Range of Fluctuations in Foreign Currencies

               United Kingdom
Annual         Pound Sterling/           Euro/
Period         U.S. Dollar               U.S. Dollar
______        _______________           ___________
1983            0.616-0.707
1984            0.670-0.864
1985            0.672-0.951
1986            0.643-0.726
1987            0.530-0.680
1988            0.525-0.601
1989            0.548-0.661
1990            0.504-0.627
1991            0.499-0.624
1992            0.498-0.667
1993            0.630-0.705
1994            0.610-0.684
1995            0.610-0.653
1996            0.583-0.670
1997            0.584-0.633
1998            0.584-0.620
1999            0.597-0.646             0.845-0.999
2000            0.605-0.715             0.967-1.209
2001            0.665-0.728             1.045-1.196
2002            0.621-0.710             0.953-1.164
2003            0.560-0.643             0.794-0.965
2004            0.514-0.570             0.733-0.846
2005            0.518-0.583             0.743-0.857
2006            0.505-0.581             0.749-0.846
2007            0.474-0.521             0.672-0.776
2008            0.492-0.695             0.625-0.803
2009            0.598-0.727             0.661-0.798
2010            0.611-0.698             0.689-0.839
2011            0.599-0.652             0.674-0.775
2012            0.614-0.653             0.743-0.829
2013            0.604-0.673             0.725-0.782
2014            0.583-0.644             0.718-0.827
2015            0.630-0.683             0.826-0.953
2016            0.672-0.825             0.867-0.963
2017            0.736-0.830             0.831-0.961
2018            0.697-0.801             0.799-0.891
2019            0.750-0.831             0.866-0.918
2020            0.732-0.871             0.813-0.936
2021            0.704-0.757             0.811-0.893

Source: Bloomberg L.P.

     End of Month Exchange Rates for Foreign Currencies

                         United Kingdom
                         Pound Sterling/         Euro/
Monthly Period           U.S. Dollar             U.S. Dollar
______________          ________________         ___________
2018:
 January                    .705                    .806
 February                   .727                    .820
 March                      .714                    .811
 April                      .727                    .828
 May                        .752                    .855
 June                       .757                    .856
 July                       .762                    .855
 August                     .772                    .862
 September                  .767                    .862
 October                    .783                    .884
 November                   .784                    .884
 December                   .784                    .872
2019:
 January                    .763                    .874
 February                   .754                    .879
 March                      .767                    .891
 April                      .767                    .892
 May                        .792                    .895
 June                       .788                    .879
 July                       .822                    .903
 August                     .823                    .911
 September                  .814                    .918
 October                    .773                    .897
 November                   .774                    .908
 December                   .754                    .892
2020:
 January                    .757                    .901
 February                   .780                    .907
 March                      .805                    .907
 April                      .794                    .913
 May                        .810                    .901
 June                       .806                    .890
 July                       .764                    .849
 August                     .748                    .838
 September                  .774                    .853
 October                    .772                    .859
 November                   .751                    .838
 December                   .732                    .819
2021:
 January                    .730                    .824
 February                   .718                    .828
 March                      .726                    .853
 April                      .723                    .832
 May                        .704                    .818
 June                       .723                    .843
 July                       .719                    .842
 August                     .727                    .847
 September                  .742                    .864
 October                    .731                    .865
 November                   .752                    .882
 December                   .739                    .880
2022:
 January                    .744                    .890
 February                   .745                    .891
 March                      .761                    .904

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United
States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small and/or Mid Capitalization Companies. The following section applies to individual Trusts which contain Securities issued by, or invest in Securities that hold securities issued by, small and/or mid capitalization companies.
While historically stocks of small and mid capitalization companies have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Such companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small and mid cap company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because such companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Concentrations

Concentration Risk. When at least 25% of a trust's portfolio is invested in securities issued by companies within a single sector, the trust is considered to be concentrated in that particular sector. A portfolio concentrated in one or more sectors may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target Dividend Portfolio and the Target Focus Four Portfolio are
concentrated in stocks of companies within the financials sector. The S&P
Dividend Aristocrats Target 25 Portfolio is concentrated in stocks of companies within the industrials sector. The S&P Target 24 Portfolio and the
Value Line(R) Target 25 Portfolio are concentrated in stocks of companies within the information technology sector. The S&P Target SMid 60 Portfolio is concentrated in stocks of companies within the consumer discretionary and financials sectors.

Consumer Discretionary. Consumer discretionary companies, such as retailers, media companies and consumer services companies, provide non-essential goods and services. These companies manufacture products and provide discretionary services directly to the consumer.  Risks inherent in an investment in the consumer discretionary sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions.
In general, expenditures on consumer discretionary products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer discretionary companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. Companies in the financials sector include regional and money center banks, securities brokerage firms, asset management companies, savings banks and thrift institutions, specialty finance companies (e.g., credit card, mortgage providers), insurance and insurance brokerage firms, consumer finance firms, financial conglomerates, foreign banking and financial companies.

Financial companies are subject to extensive governmental regulation which limits their activities and may affect their ability to earn a profit from a given line of business. Government regulation may change frequently and may have significant adverse consequences for companies in the financials sector, including effects not intended by the regulation. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on any individual financial company or on the financial markets as a whole. Companies in the financials sector may also be the targets of hacking and potential theft of proprietary or customer information or disruptions in service, which could have a material adverse effect on their businesses.

In addition, general economic conditions are important to the operations of these companies, and financial difficulties of borrowers may have an adverse effect on the profitability of financial companies. Financial companies can be highly dependent upon access to capital markets, and any impediments to such access, such as adverse overall economic conditions or a negative perception in the capital markets of a financial company's financial condition or prospects, could adversely affect its business. Deterioration of credit markets can have an adverse impact on a broad range of financial markets, causing certain financial companies to incur large losses. In these conditions, companies in the financials sector may experience significant declines in the valuation of their assets, take actions to raise capital and even cease operations. Some financial companies may also be required to accept or borrow significant amounts of capital from government sources and may face future government-imposed restrictions on their businesses or increased government intervention. However, there is no guarantee that governments will provide any such relief in the future. These actions may cause the securities of many companies in the financials sector to decline in value.

Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue.
Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

Interest rate levels, general economic conditions and price and marketing competition also affect insurance company profits. Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance.
Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally. All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture associations.

Industrials. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends. The Internet may also influence the industrial market. Customers'
desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the
Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment,
Internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-
technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components.
Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards.
Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers.
Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the
Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub-$1,000" segment.
Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-
priced personal computers.

The social media industry is also highly competitive and subject to the risks involved with information technology companies, namely, short product life cycles, evolving industry standards, loss of patent protections, rapidly changing technologies and frequent new product introductions.  Additional risks generally applicable to social media companies include, without limitation: disruption of services due to internal or external technical issues; security breaches of private, proprietary and confidential information; and evolving laws and regulations, foreign or domestic, that could negatively affect operations. Furthermore, the sustainability of the business models employed by social media companies remain largely unproven.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                       The Dow(R) DART 5 Strategy Stocks

American Express Company, headquartered in New York, New York, provides credit and charge card services as well as travel-related services, including travelers' checks, to consumers worldwide.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

The Goldman Sachs Group, Inc., headquartered in New York, New York, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, and asset management and securities services. The company's clients include corporations, financial institutions, governments and high net-worth individuals.

The Home Depot, Inc., headquartered in Atlanta, Georgia, is a home improvement retailer. The company operates do-it-yourself warehouse stores in the United
States, Canada, China and Mexico that sell a wide assortment of building material, home improvement, and lawn and garden products.

The Travelers Companies, Inc., headquartered in New York, New York, through its subsidiaries, provides various commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals, primarily in the United States.

                      The Dow(R) Target 5 Strategy Stocks

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Merck & Co., Inc., headquartered in Kenilworth, New Jersey, is a global health care company that discovers, develops and markets a broad range of human and animal health care products and services. The company also administers managed prescription drug programs.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

                   The Dow(R) Target Dividend Strategy Stocks

AT&T Inc., headquartered in Dallas, Texas, is a telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed

DSL Internet, local and long-distance voice services, wireless services, directory publishing and advertising services.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products and provides leasing and financing and investment management services to institutions, corporations and individuals.

Citizens Financial Group, Inc., headquartered in Providence, Rhode Island, provides a full range of commercial banking services for retail customers. The company offers consumer loans, commercial loans and mortgage loans.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a financial holding company that provides a variety of financial services to individuals and small to medium-sized businesses. The company, through its subsidiaries, offers services in Pennsylvania, Kentucky, Maryland, Ohio, Tennessee and West
Virginia.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

Huntsman Corporation, headquartered in The Woodlands, Texas, through its subsidiaries, engages in the manufacture and marketing of differentiated chemical and inorganic chemical products used in adhesives, automotive and aerospace products and construction and consumer products. The company markets their products globally to industrial and consumer customers.

Invesco Ltd., incorporated in Bermuda and headquartered in Atlanta, Georgia, is an investment management group specializing in investment management services covering equities, fixed-income products, and alternative investments such as real estate and absolute return strategies.

Janus Henderson Group Plc, headquartered in London, England, is an investment management company. The company globally provides management solutions for a variety of individual, advisor and institutional investments.

Lumen Technologies Inc., headquartered in Monroe, Louisiana, is an integrated communications company. The company offers communications, network security, cloud solutions, voice and managed services to customers worldwide.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, refines, markets and transports petroleum products. The company's operations are concentrated primarily in the Midwest, Southeast and
Gulf Coast regions of the United States. The company has retail operations under the brand names "Marathon" and "Speedway."

Newell Brands Inc., headquartered in Atlanta, Georgia, is a global manufacturer and full-service marketer of name-brand consumer products. The company markets its products through volume purchasers, including discount stores and warehouse clubs.

OGE Energy Corp., headquartered in Oklahoma City, Oklahoma, is an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central region of the United States.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

Prudential Financial, Inc., headquartered in Newark, New Jersey, operates as a financial services institution in the United States and worldwide. The company's products and services include life insurance, mutual funds, pension and retirement-related services and administration, annuities and asset management.

Regions Financial Corporation, headquartered in Birmingham, Alabama, is a regional bank holding company operating full-service banking offices in
Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and
Texas.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

WestRock Company, headquartered in Atlanta, Georgia, is a materials company.
The company manufactures and markets paper and packaging supplies to consumer and corrugated markets on several continents.

                       European Target 20 Strategy Stocks

A.P. Moeller - Maersk A/S (Class B), headquartered in Copenhagen, Denmark, is a worldwide conglomerate with diversified holdings. The company's shipping fleet includes container vessels, tankers, supply ships, special vessels and oil drilling rigs. The company also explores for and produces oil and gas and operates industrial businesses.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

Banco Bilbao Vizcaya Argentaria, S.A., headquartered in Bilbao, Spain, engages in the retail banking, asset management, private banking, and wholesale banking businesses worldwide.

BASF SE, headquartered in Ludwigshafen, Germany, is a chemical company. The company operates in six segments: Chemicals, Plastics, Performance Products,
Functional Solutions, Agricultural Solutions and Oil & Gas. The company offers products for the chemical, automotive, construction, agriculture, oil, plastics, electrical/electronics, furniture and paper industries, and provides a range of system solutions and services.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide. The company also offers spare parts and accessories.

BNP Paribas S.A., headquartered in Paris, France, provides banking and financial services worldwide. The company offers mortgage financing, foreign exchange services, asset management services, private banking services and life insurance. The company also advises on mergers and acquisitions, capital restructuring and privatizations.

British American Tobacco Plc, headquartered in London, England, is the holding company for an international tobacco group. The group has an active business presence around the world. Brand names include "State Express 555," "Lucky
Strike," "Kent" and "Benson & Hedges."

Credit Agricole S.A., headquartered in Paris, France, provides retail, corporate, and investment banking products worldwide. The company acts as the central bank of the Credit Agricole Group and coordinates its sales and marketing.

Electricite de France S.A., headquartered in Paris, France, is an integrated energy company that produces, transmits, distributes, imports and exports electricity for energy consumers in France and internationally.

Enel SpA, headquartered in Rome, Italy, together with its subsidiaries, produces, distributes and sells electricity and gas in Europe, Latin America and North America. The company operates hydroelectric, thermoelectric, nuclear, geothermal, wind, photovoltaic, biomass and co-generation power plants.

Engie S.A., headquartered in Courbevoie, France, provides a full range of energy and associated services throughout the world. The company trades, transports and stores natural gas and also offers energy management services.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

Hapag-Lloyd AG, headquartered in Hamburg, Germany, is a shipping and container transportation company. The company operates worldwide.

ING Groep N.V., headquartered in Amsterdam, the Netherlands, is a financial institution servicing individuals, families, businesses and governments worldwide. The company offers a comprehensive range of financial services, including banking, investment, life insurance and retirement services.

Mercedes-Benz Group AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand name "Mercedes-Benz," among others. The company also provides related financial services for its automotive and commercial operations.

Nordea Bank Abp, headquartered in Helsinki, Finland, is a financial services company. The company provides banking and other related advisory services.

Orange, headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses and telecommunications operators worldwide.

Rio Tinto Plc, headquartered in London, England, is engaged in finding, mining and processing mineral resources. The company's major products include aluminum, copper, diamonds, energy products (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt, talc and zircon) and iron ore.

Stellantis N.V., headquartered in Amsterdam, the Netherlands, is an automotive company. The company designs, engineers, manufactures, distributes, and sells automobiles and commercial vehicles worldwide.

Vodafone Group Plc, headquartered in Newbury, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in several countries worldwide.

                      Nasdaq(R) Target 15 Strategy Stocks

Alphabet Inc. (Class A), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Broadcom Inc., headquartered in San Jose, California, is a semiconductor manufacturer. The company's product portfolio serves multiple applications within various communication and industrial markets.

Cognizant Technology Solutions Corporation, headquartered in Teaneck, New
Jersey, provides business and consulting process services and information technology. The company also offers full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business.

Costco Wholesale Corporation, headquartered in Issaquah, Washington, operates a chain of wholesale cash-and-carry membership warehouses that sell high-
quality, nationally branded and select private label merchandise at low prices to businesses and individuals who are members of selected employee groups. The company's warehouses are located internationally.

CSX Corporation, headquartered in Jacksonville, Florida, is a global freight transportation company with principal business units providing rail, container-
shipping, intermodal and international terminal services.

Dollar Tree, Inc., headquartered in Chesapeake, Virginia, operates discount variety stores throughout the United States and Canada which offer merchandise at the $1 price point, including housewares, toys, seasonal goods, gifts, food, stationery, health and beauty aids, books, party goods, hardware and other consumer items.

KLA Corporation, headquartered in Milpitas, California, designs and manufactures yield management and process monitoring systems for the semiconductor industry. The company's systems analyze process and product quality in the manufacture of circuits to identify fabrication problems, marketing its systems globally.

Micron Technology, Inc., headquartered in Boise, Idaho, designs, develops, makes and sells semiconductor memory products, personal computer systems and network servers.

O'Reilly Automotive, Inc., headquartered in Springfield, Missouri, is an automotive aftermarket parts and equipment retailer. The company markets its products to both do-it-yourself customers and professional service providers.

Paychex, Inc., headquartered in Rochester, New York, provides payroll processing, human resource and benefits outsourcing solutions for small- to medium-sized businesses nationwide.

QUALCOMM Incorporated, headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones, infrastructure products, transportation management information systems and ground stations.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Sirius XM Holdings Inc., headquartered in New York, New York, offers satellite radio services in the United States. The company provides commercial-free music channels comprising pop, rock, country, hip hop, r&b/urban,

dance/electronic, jazz/standards, classical, and latin and world; and channels of sports, news, talk, entertainment, traffic and weather programs.

Vertex Pharmaceuticals Incorporated, headquartered in Boston, Massachusetts, discovers, develops and markets small molecule drugs that address the treatment of viral diseases, cancer, autoimmune and inflammatory diseases and neurological disorders.

                NYSE(R) International Target 25 Strategy Stocks

Brazil
______

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

Canada
______

Manulife Financial Corporation, headquartered in Toronto, Canada, together with its subsidiaries, provides financial protection and wealth management products and services worldwide. The company also offers various insurance products, annuities, pension contracts and mutual fund products, among others.

Teck Resources Limited (Class B), headquartered in Vancouver, Canada, through its subsidiaries, engages in the exploration, development, and production of natural resources. The company mines copper, gold, metallurgical coal, molybdenum and zinc in the United States, Canada, Chile and Peru in addition to producing refined and specialized metals and metal products.

France
______

Orange (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

TotalEnergies SE (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Germany
_______

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company generates and trades electricity and operates oil refineries. The company has operations internationally.

Japan
_____

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, develops, produces, and manufactures a variety of motor products, ranging from small general-purpose engines and scooters to specialty sports cars. The company markets its products globally and also provides financing to its dealers and customers.

Mitsubishi UFJ Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, operates as the holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The
Mitsubishi Trust and Banking Corporation.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Sumitomo Mitsui Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, provides various consumer, commercial, corporate banking and other financial services globally. The company has four operating segments: commercial banking, leasing, securities and consumer finance.

Takeda Pharmaceutical Company Limited (ADR), headquartered in Tokyo, Japan, develops, manufactures and sells pharmaceutical drugs worldwide. The company provides products in various therapeutic areas, including cardiovascular and metabolic, respiratory and immunology, oncology, vaccines and consumer health care drugs.

Toyota Motor Corporation, headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks and buses in Japan and internationally. The company also builds homes and pleasure boats, and develops intelligent transportation systems such as radar cruise control and electronic toll collection. Toyota Motor Corporation is the parent company of
Toyota Motor Credit Corporation.

Luxembourg
__________

ArcelorMittal (ADR), headquartered in Luxembourg City, Luxembourg, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semi-finished steel products that include cold-rolled sheets, electro-galvanized and coated steels, bars, wire rods and slabs.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-
life insurance, commercial and investment banking, asset management and related products.

Stellantis N.V., incorporated in the Netherlands and headquartered in London,
England, is an international automotive group. The company is engaged in designing, manufacturing, engineering, distributing and selling vehicles and production systems.

Spain
_____

Banco Bilbao Vizcaya Argentaria, S.A. (ADR), headquartered in Madrid, Spain, is a financial services company. The company engages in retail banking, asset management, private banking and wholesale banking operations worldwide.

Banco Santander S.A. (ADR), headquartered in Madrid, Spain, provides retail banking products and services internationally. The company operates in three business areas, including Retail Banking, Global Wholesale Banking and Asset
Management and Insurance.

Telefonica, S.A. (ADR), headquartered in Madrid, Spain, provides telecommunication services, including mobile voice, roaming, corporate services and mobile data and Internet throughout Europe and Latin America. The company also provides fixed telecommunications services and wholesale services for telecommunication operators.

Switzerland
___________

UBS Group AG, headquartered in Zurich, Switzerland, together with its subsidiaries, provides a variety of banking services worldwide. The company offers wealth management services, retail and corporate asset management and investment banking products.

United Kingdom
______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses.
Through its subsidiaries, the company offers commercial and investment banking, insurance, financial and related services in countries worldwide.

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide. The company is engaged in the exploration, field development and production of natural gas and oil throughout the world.
The company also refines, manufactures and markets petroleum and petrochemical products to wholesale and retail customers.

Lloyds Banking Group Plc (ADR), headquartered in London, England, through subsidiaries and associated companies, offers banking and financial services to personal and commercial customers. The company operates throughout the
United Kingdom.

Natwest Group PLC, headquartered in Edinburgh, Scotland, provides banking and financial products and services to personal, commercial, corporate and institutional customers worldwide. Through its subsidiaries, the company offers services such as deposit accounts, credit cards and mortgages. The company also sells insurance and investment products.

Shell Plc (ADR), headquartered in London, England, produces crude oil, natural gas, chemicals, coal and metals worldwide. The company's products are marketed for domestic, industrial and transport use.

               S&P Dividend Aristocrats Target 25 Strategy Stocks

3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer, office and safety products for distribution worldwide. The company's products include adhesives, abrasives and "Scotch"
brand products. The company also manufactures the 3M Electronic Marker System
(EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

Abbott Laboratories, headquartered in Abbott Park, Illinois, discovers, develops, manufactures and sells a wide range of health care products and services worldwide. The company specializes in nutritional, vascular, diagnostics and pharmaceutical products.

Aflac Incorporated, headquartered in Columbus, Georgia, provides supplemental insurance to individuals. The company's products include short-term disability plans, accident/disability plans, hospital intensive care plans, cancer expense plans and fixed-benefit dental plans.

Air Products and Chemicals, Inc., headquartered in Allentown, Pennsylvania, is an industrial gases company. The company recovers and distributes industrial gases and a variety of medical and specialty gases; produces polymer chemicals, performance chemicals and supplies cryogenic and other process equipment and related engineering services.

Archer-Daniels-Midland Company, headquartered in Chicago, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn and wheat.

Caterpillar Inc., headquartered in Deerfield, Illinois, makes earthmoving, construction and materials handling machinery and equipment. The company also provides financing and insurance and distributes its equipment through a global network of dealers.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Chubb Limited, headquartered in Zurich, Switzerland, through its subsidiaries, offers a range of insurance and reinsurance products worldwide. The company's products include property and casualty, excess liability, professional liability, specialty agricultural coverage, term life, workers' compensation and political risk.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products and provides leasing and financing and investment management services to institutions, corporations and individuals.

Cintas Corporation, headquartered in Cincinnati, Ohio, designs and manufactures corporate identity uniforms which they rent or sell to customers, along with non-uniform equipment. The company also offers ancillary products which include the sale or rental of walk-off mats, fender covers, towels, mops and linen products.

Expeditors International of Washington, Inc., headquartered in Seattle,
Washington, is engaged in the business of logistics management, including international freight forwarding and consolidation, for both air and ocean freight. The company operates globally.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Franklin Resources, Inc., headquartered in San Mateo, California, provides individual and institutional investors worldwide with a broad range of investment products and services designed to meet varying investment objectives. The company provides services to high net worth individuals as well as investors in retirement and mutual funds.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells health care products, medical devices and pharmaceuticals globally. The company provides research and other related support and services for the consumer, pharmaceutical and medical diagnostic markets.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

Pentair Plc, incorporated in Ireland and headquartered in London, England, together with its subsidiaries, is a water industrial manufacturing company.
The company offers globally sustainable water solutions for residential, industrial, commercial, agricultural and infrastructure applications.

The Procter & Gamble Company, headquartered in Cincinnati, Ohio, manufactures and markets consumer products worldwide. The company's products are available in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments.

Stanley Black & Decker, Inc., headquartered in New Britain, Connecticut, manufactures tools and engineered security solutions worldwide.

T. Rowe Price Group, Inc., headquartered in Baltimore, Maryland, is a financial services holding company. The company, through its subsidiaries, serves as an investment advisor to both individual and institutional investors and manages a variety of stock, bond and money market mutual funds.

Target Corporation, headquartered in Minneapolis, Minnesota, is a general merchandise retailer. The company specializes in discount stores featuring moderately-priced merchandise and groceries. The company also offers a fully integrated online business.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Walmart, Inc., headquartered in Bentonville, Arkansas, is an international consumer staples company. The company owns and operates retail department stores, supercenters, full-line supermarkets and warehouse clubs.

West Pharmaceutical Services, Inc., headquartered in Exton, Pennsylvania, applies value-added services to the process of bringing health care products and new drug therapies to global markets. The company's technologies include the design and manufacture of packaging components, research and development of drug delivery systems, and contract laboratory services and other services.

                         S&P Target 24 Strategy Stocks

A.O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a diversified manufacturer whose major product lines include hermetic and fractional horsepower electric motors. The company also manufactures commercial and residential water heaters.

Alphabet Inc. (Class A), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

American Express Company, headquartered in New York, New York, provides credit and charge card services as well as travel-related services, including travelers' checks, to consumers worldwide.

APA Corporation, headquartered in Houston, Texas, is an independent energy company. Together with its subsidiaries, the company explores, develops, and produces oil and gas properties worldwide.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Berkshire Hathaway Inc. (Class B), headquartered in Omaha, Nebraska, is a holding company with subsidiaries in a variety of business sectors. The company sells property and casualty insurance and other insurance products.
The company also operates a freight rail transportation business and a group of utility and energy generation and distribution businesses.

Domino's Pizza, Inc., headquartered in Ann Arbor, Michigan, operates a network of company-owned and franchise Domino's Pizza stores throughout the United
States and internationally. The company also owns regional dough manufacturing and distribution centers.

Fox Corporation (Class A), headquartered in New York, New York, through its subsidiaries, operates as a diversified international media and entertainment company in the United States. The company's media and entertainment operations include the production and distribution of television programming, news, radio broadcasting, and sports.

General Mills, Inc., headquartered in Minneapolis, Minnesota, produces a variety of consumer food products, including ready-to-eat cereals, desserts, flour and baking mixes, dinner and side dish products, snack products, beverages and yogurt products. The company manufactures and markets its products internationally.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services, equipment, maintenance, engineering and construction to energy, industrial and governmental customers.

HCA Healthcare, Inc., headquartered in Nashville, Tennessee, offers health care services in the United States and England. The company owns, manages and operates hospitals, surgery centers, radiation and oncology therapy centers, rehabilitation and physical therapy centers and various other facilities.

The Hershey Company, headquartered in Hershey, Pennsylvania, is a consumer products company. The company manufactures, distributes and sells chocolate and non-chocolate, confectionery and grocery products in the United States and internationally.

Marsh & McLennan Companies, Inc., headquartered in New York, New York, through subsidiaries and affiliates, provides insurance and reinsurance services worldwide as broker, agent or consultant for clients; and designs, distributes and administers a wide range of insurance and financial products and services.
The company also provides consulting, securities investment advisory and management services.

Meta Platforms Inc. (Class A), headquartered in Menlo Park, California, is an information technology company. The company designs and operates various social media products that enable people to connect and share data through mobile devices and other platforms.

ONEOK, Inc., headquartered in Tulsa, Oklahoma, is a natural gas company. The company leases pipeline capacity to customers for use in transporting natural gas to their facilities, transports gas for others, produces natural gas and oil, and extracts and sells natural gas liquids in Oklahoma.

The Procter & Gamble Company, headquartered in Cincinnati, Ohio, manufactures and markets consumer products worldwide. The company's products are available in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments.

Quest Diagnostics Incorporated, headquartered in Secaucus, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The company also conducts research, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Robert Half International Inc., headquartered in Menlo Park, California, provides temporary and permanent personnel in the fields of accounting and finance. The company also provides administrative and office personnel, paralegal, legal administrative and other legal support positions, and temporary information technology professionals.

Seagate Technology Holdings Plc, headquartered in Dublin, Ireland, is a computer hardware company. Together with its subsidiaries, the company provides data storage technology and solutions that are used in enterprise servers and storage systems and edge compute and non-compute applications in
Singapore, the United States and the Netherlands.

Ulta Beauty, Inc., headquartered in Bolingbrook, Illinois, is a beauty retailer. The company offers cosmetics, fragrance, skin, haircare products and salon services.

VeriSign, Inc., headquartered in Reston, Virginia, provides digital certificate solutions and infrastructure needed to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets. The company's products are used by corporations, government agencies, trading partners and individuals.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair and operating supplies, services and related information. The company provides its services to commercial, industrial, contractor and institutional markets globally.

                       S&P Target SMid 60 Strategy Stocks

The Aaron's Company, Inc., headquartered in Atlanta, Georgia, is a holding company. The company provides lease-to-own and purchase solutions in the
United States and Canada.

Adient Plc, headquartered in Dublin, Ireland, is a manufacturing company. The company designs, manufactures and markets a full range of seating systems and components for passenger cars and commercial vehicles, including pick-up trucks and sport/crossover utility vehicles.

Amkor Technology, Inc., headquartered in Tempe, Arizona, provides semiconductor packaging and test services, as well as wafer fabrication services to semiconductor manufacturing and design companies. The company markets its products and services internationally.

Apollo Commercial Real Estate Finance, Inc., headquartered in New York, New
York, is a real estate investment trust. The company invests in, acquires, and manages commercial real estate mortgage loans, mortgage-backed securities, real estate corporate debt and loans, and other real estate-related debt investments in the United States.

Avnet, Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise networks, computer equipment and embedded subsystems.

Bread Financial Holdings Inc., headquartered in Columbus, Ohio, provides transaction, credit and marketing services to retail companies in North
America. The company focuses on facilitating and managing electronic transactions between clients and their customers through its in-store, catalog and Internet distribution channels.

Callaway Golf Company, headquartered in Carlsbad, California, is a sporting goods company. The company designs, develops, makes and markets high-quality, innovative golf clubs.

The Cato Corporation, headquartered in Charlotte, North Carolina, is a women's fashion retailer offering fashion apparel and accessories in junior/missy and plus sizes under the names "Cato," "Cato Fashions," "Cato Plus" and "It's
Fashion." The company markets its products in the United States.

Century Communities, Inc., headquartered in Greenwood Village, Colorado, is engaged in the development, design, construction, marketing and sale of single-
family attached and detached homes. The company focuses on metropolitan areas throughout the United States.

CNO Financial Group, Inc., headquartered in Carmel, Indiana, is an insurance company. Together with its subsidiaries, the company develops, markets and administers health insurance, annuity, life insurance and other insurance products for senior and middle-income markets in the United States.

Diversified Healthcare Trust, headquartered in Newton, Massachusetts, is a real estate investment trust that invests in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes.

Dorian LPG Ltd., incorporated in the Marshall Islands and headquartered in
Stamford, Connecticut, together with its subsidiaries, is an international liquefied petroleum gas shipping company. The company owns and operates a fleet of gas carriers of varying sizes.

Encore Capital Group, Inc., headquartered in San Diego, California, is an international specialty finance company. The company provides debt recovery solutions for consumers and property owners across a broad range of financial assets.

EPR Properties, headquartered in Kansas City, Missouri, is a self-managed real estate investment trust engaged in acquiring and developing entertainment properties, including megaplex theatres and entertainment-themed retail centers.

Essent Group Ltd., headquartered in Hamilton, Bermuda, is a private mortgage insurance company. Together with its subsidiaries, the company serves the U.S.
housing finance industry and offers mortgage-related insurance and reinsurance products.

EZCORP, Inc., headquartered in Rollingwood, Texas, is primarily engaged in operating pawnshops and payday loan stores. The company's locations function as convenient sources of short-term cash and as value-oriented specialty retailers of primarily previously owned merchandise.

Foot Locker, Inc., headquartered in New York, New York, is a global retail athletic footwear and apparel company. The company markets its products primarily in mall-based stores and in high-traffic urban retail areas.

Fossil Group, Inc., headquartered in Richardson, Texas, is a fashion accessory company. The company designs and markets fashion watches, jewelry, leather goods, sunglasses and handbags.

Franklin Street Properties Corp., headquartered in Wakefield, Massachusetts, is a real estate investment trust that provides real estate and investment banking/investment services in the United States.

G-III Apparel Group, Ltd., headquartered in New York, New York, engages in the design, manufacture, import and marketing of outerwear and sportswear for men and women in the United States.

Genworth Financial, Inc., headquartered in Richmond, Virginia, and its subsidiaries provide various insurance and investment-related products and services in the United States and internationally. The company distributes its products through independent producers and intermediaries.

The Goodyear Tire & Rubber Company, headquartered in Akron, Ohio, is an international manufacturer and distributor of tires and rubber products. The company has operations in most regions of the world. The company also provides related products and services.

Graham Holdings Company, headquartered in Arlington, Virginia, is a diversified media organization. The company's operations include newspaper publishing, television broadcasting, educational services and magazine publishing.

Hancock Whitney Corporation, headquartered in Gulfport, Mississippi, is a bank holding company for Hancock Whitney Bank. It provides a range of banking services to commercial, small business and retail customers.

Hanmi Financial Corporation, headquartered in Los Angeles, California, is a financial holding company. Through its subsidiaries, the company provides general business banking products and services and a complete line of insurance products in the United States.

Hersha Hospitality Trust, headquartered in Harrisburg, Pennsylvania, is a real estate investment trust that owns and operates mid-scale and upscale extended-
stay hotels in metropolitan markets. The company's properties are located primarily in the eastern and northeastern United States.

HF Sinclair Corp., headquartered in Dallas, Texas, is an independent energy company. The company produces and markets gasoline, diesel fuel, jet fuel and renewable diesel in the United States.

Kelly Services, Inc., headquartered in Troy, Michigan, provides staffing services to various industries worldwide. The company offers innovative outsourcing and consulting services, as well as staffing on a temporary, temporary-to-hire and direct-hire basis.

Kilroy Realty Corp, headquartered in Los Angeles, California, is a self-
administered real estate investment trust. The company acquires, develops, owns and operates premier office and industrial properties in California and
Washington.

Kohl's Corporation, headquartered in Menomonee Falls, Wisconsin, operates family oriented, specialty department stores primarily in the Midwest and Mid-
Atlantic that feature quality, moderately priced apparel, shoes, accessories, soft home products and housewares.

Mercer International Inc., incorporated in the United States and headquartered in Vancouver, Canada, together with its subsidiaries, manufactures and sells northern bleached softwood kraft (NBSK) pulp produced principally from wood chips and pulp logs, as well as carbon neutral or green energy using carbon-
neutral biofuels. The company sells its pulp to tissue, printing and writing paper manufacturers worldwide and green energy to third party utilities.

MGIC Investment Corporation, headquartered in Milwaukee, Wisconsin, through its subsidiaries, provides private mortgage insurance and ancillary services.
The company serves lenders in the United States and Puerto Rico.

Mr. Cooper Group Inc., headquartered in Coppell, Texas, is engaged in servicing origination and transaction-based services related primarily to single-family residences.

Murphy Oil Corporation, headquartered in Houston, Texas, is a worldwide oil and gas exploration and production company with refining and marketing operations. The company's principal activities are located in the United
States and the United Kingdom but conducts pipeline and crude oil trading operations in Canada and East Asia.

New York Mortgage Trust, Inc., headquartered in New York, New York, is a real estate investment trust that acquires and manages primarily real estate related assets. The company's assets include agency and non-agency mortgage-

backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage loans and other financial assets.

NOV Inc., headquartered in Houston, Texas, designs, manufactures and sells systems, components and products used in oil and gas drilling and production.
The company also distributes products and provides services to the exploration and production segment of the oil and gas industry.

Oil States International, Inc., headquartered in Houston, Texas, is a provider of specialty products and services to oil and gas drilling and production companies throughout the world.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

Olympic Steel, Inc., headquartered in Bedford Heights, Ohio, acts as an intermediary between steel producers and manufacturers. The company's services include processing and distributing flat-rolled carbon, stainless steel and tubular steel products. The company purchases steel from producers and processes it according to customer specifications.

ProAssurance Corporation, headquartered in Birmingham, Alabama, is a risk management and claims defense company with a license to write business across the United States. The company provides medical professional liability insurance to policyholders and also provides automobile, homeowners, umbrella and boat coverages for educational employees and their families.

Rayonier Advanced Materials Inc., headquartered in Jacksonville, Florida, is a performance fibers manufacturer. The company produces and sells specialty cellulose fibers which are used as raw materials to manufacture a range of consumer products.

Ready Capital Corporation, headquartered in New York, New York, is a diversified mortgage real estate investment trust. The company originates, acquires, finances, services and manages small balance commercial (SBC) loans and small business administration (SBA) loans.

Realogy Holdings Corp., headquartered in Madison, New Jersey, through its subsidiaries, provides real estate and relocation services worldwide.

Redwood Trust, Inc., headquartered in Mill Valley, California, is a self-
managed real estate investment trust specializing in owning, financing and credit-enhancing high-quality jumbo residential mortgage loans nationwide.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Sanmina Corporation, headquartered in San Jose, California, makes complex printed circuit board assemblies, custom-designed backplane assemblies and subassemblies, multilayer printed circuit boards and custom cable and wire harness assemblies; and tests and assembles electronic sub-systems and systems.

ScanSource, Inc., headquartered in Greenville, South Carolina, is an information technology company. Together with its subsidiaries, the company provides value-added products and solutions for point-of-sale, payments, physical security, barcode and telecom markets, among others.

SL Green Realty Corp., headquartered in New York, New York, is a self-managed real estate investment trust engaged in the business of owning, managing, leasing, acquiring and repositioning Class B office properties in the
Manhattan borough of New York City.

Spire Inc., headquartered in St. Louis, Missouri, through its subsidiaries, purchases, distributes and markets natural gas. The company also stores and transports liquid propane, compresses natural gas, produces oil, develops real estate and manages financial investments.

Taylor Morrison Home Corporation, headquartered in Scottsdale, Arizona, builds single-family detached and attached homes, which includes lifestyle and master planned communities.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Thor Industries, Inc., headquartered in Elkhart, Indiana, produces and markets recreation vehicles as well as small and mid-size buses. The company markets its products through independent dealers in Canada and the United States under the brands "Airstream Classic," "Dutchmen," "Skamper," "Four Winds" and other names.

United Fire Group, Inc., headquartered in Cedar Rapids, Iowa, is engaged in the business of writing property and casualty insurance and life insurance in the United States through its subsidiaries.

United States Steel Corporation, headquartered in Pittsburgh, Pennsylvania, is an integrated steel producer with major production operations in the United
States and central Europe.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Urban Outfitters, Inc., headquartered in Philadelphia, Pennsylvania, is a lifestyle specialty retail company that engages in the retail and wholesale of general consumer products. The company operates retail stores under the "Urban
Outfitters," "Anthropologie" and "Free People" brands, among others.

ViaSat, Inc., headquartered in Carlsbad, California, designs, produces and markets advanced broadband satellite telecommunications and other networking and signal processing equipment.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry.

Voya Financial, Inc., headquartered in New York, New York, provides retirement, investment management and insurance solutions throughout the
United States. The company markets products and services in five segments:
Retirement, Annuities, Investment Management, Individual Life and Employee
Benefits.

                  Target Diversified Dividend Strategy Stocks

ACCO Brands Corporation, headquartered in Lake Zurich, Illinois, manufactures office supplies that pertain to scheduling, presentation, stapling and shredding. The company markets its products worldwide.

Alico, Inc., headquartered in Fort Myers, Florida, together with its subsidiaries, operates as an agribusiness and land management company in the
United States.

Archrock, Inc., headquartered in Houston, Texas, provides natural gas compression technology, and sales, operations, maintenance, fabrication, service, and equipment for oil and gas production, processing, and transportation applications worldwide.

Avnet, Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise networks, computer equipment and embedded subsystems.

BCE Inc., headquartered in Verdun, Canada, provides a full range of communication services to residential and business customers. The company's services include IP-broadband, value-added business solutions and direct-to-
home satellite and VDSL television services, including local, long distance and wireless phone services, high speed and wireless Internet access.

Big 5 Sporting Goods Corporation, headquartered in El Segundo, California, together with its subsidiaries, operates as a sporting goods retailer in the western United States. The company's product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment.

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

Cigna Corporation, headquartered in Bloomfield, Connecticut, is an insurance company. The company offers life, accident, dental and health insurance along with other products and services to individuals, families and businesses.

Citigroup Inc., headquartered in New York, New York, is a diversified financial services holding company. The company offers consumer banking and credit, corporate and investment banking, securities brokerage, wealth management and transaction services to consumers, corporations, governments and institutions worldwide.

Conagra Brands, Inc., headquartered in Chicago, Illinois, is a diversified food company that operates across the food chain, from agricultural input to the production and sale of branded consumer products.

Costamare Inc., incorporated in the Marshall Islands and headquartered in
Monaco, owns and charters container ships to liner companies worldwide.

Coterra Energy Inc., headquartered in Houston, Texas, produces and markets natural gas in the United States. The company holds interests in the Gulf
Coast, the West and the East. The company conducts operations in Texas,
Oklahoma, Wyoming, the Louisiana Gulf Coast, southwest Kansas and the
Appalachian basin.

Foot Locker, Inc., headquartered in New York, New York, is a global retail athletic footwear and apparel company. The company markets its products primarily in mall-based stores and in high-traffic urban retail areas.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases. The company develops treatments for diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Glatfelter Corporation, headquartered in Charlotte, North Carolina, together with its subsidiaries, manufactures specialty papers and engineered products.
The company's products include papers for tea bags and coffee filters, metallized labels for beer bottles, adult incontinence products, pressure-
sensitive postage stamps and digital imaging applications.

Golden Ocean Group Limited, headquartered in Hamilton, Bermuda, together with its subsidiaries, engages in the international seaborne transportation of crude oil.

Hewlett Packard Enterprise Company, headquartered in Houston, Texas, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. The company's principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Kenon Holdings Ltd., headquartered in Singapore, operates and develops power generation facilities internationally. The generation plants operate on natural gas and diesel.

Kinder Morgan, Inc., headquartered in Houston, Texas, is an energy infrastructure company. Together with its subsidiaries the company transports natural gas and other products, and stores and handles petroleum products, ethanol, chemicals, coal and steel in the United States and Canada.

LyondellBasell Industries N.V., headquartered in Rotterdam, the Netherlands, is an independent chemical company. Together with its subsidiaries, the company manufactures and markets chemicals and polymers used for packaging, durable textiles, clean fuels, medical applications and automotive parts.

M.D.C. Holdings, Inc., headquartered in Denver, Colorado, builds and sells single-family homes in Colorado, Arizona, California, Maryland, Nevada and
Virginia. The company also originates mortgage loans primarily for its home buyers.

National HealthCare Corporation, headquartered in Murfreesboro, Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

NRG Energy, Inc., headquartered in Houston, Texas, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

Oppenheimer Holdings Inc. (Class A), headquartered in New York, New York, together with its subsidiaries, provides broker-dealer products and services.
The company offers investment and asset management services to high-net-worth individuals, executives, businesses and investors.

Paramount Global (Class B), headquartered in New York, New York, together with its subsidiaries, is a mass media company. The company's operations span the media and entertainment industries and include cable networks, content production and distribution, television and radio stations, Internet-based businesses and consumer publishing.

Perrigo Company Plc, headquartered in Dublin, Ireland, manufactures over-the-
counter pharmaceuticals and personal care and nutritional products for the store brand market. The company's products are sold in the United States and internationally by drug store, supermarket and mass merchandise chains under their own labels.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns
Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to nearly all of Arizona. The company is engaged in the generation and distribution of electricity from coal, nuclear, oil, gas and solar resources.

Radian Group Inc., headquartered in Wayne, Pennsylvania, through its subsidiary, provides private mortgage insurance coverage on residential mortgage loans. The company offers its services to mortgage lending institutions in the United States.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with wireless and wireline services throughout the United States. The company also provides equipment and repair services.

Tronox Holdings Plc (Class A), headquartered in Stamford, Connecticut, is a materials manufacturing company. Together with its subsidiaries, the company operates titanium-bearing mineral sand mines, beneficiation and smelting operations to produce TiO2, zircon and pig iron as well as other mining products worldwide.

UGI Corporation, headquartered in King of Prussia, Pennsylvania, is a holding company that operates propane distribution, gas and electric utility, energy marketing and related businesses through subsidiaries.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant that has additional operations in agri-products and also distributes lumber and building products. The company markets its products globally.

Unum Group, headquartered in Chattanooga, Tennessee, is the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America and the United Kingdom. The company provides long-term and short-term disability, group, individual and corporate-owned life insurance and pension insurance products.

Verizon Communications Inc., headquartered in New York, New York, is an integrated telecommunications company. The company provides wireline voice and data services, wireless services and Internet service worldwide. Through its subsidiary, the company also provides network services for the U.S. federal government including business phone lines, data services, telecommunications equipment and pay phones.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry.

Walgreens Boots Alliance, Inc., headquartered in Deerfield, Illinois, with its subsidiaries, operates a global network of pharmacies with a presence in more than 25 countries. The company provides consumer goods and services, health and wellness services, prescription and non-prescription drugs, general merchandise, household items, personal care, photofinishing, candy and beauty care, as well as specialty pharmacy services for chronic health issues.

Whirlpool Corporation, headquartered in Benton Harbor, Michigan, manufactures and markets major home appliances and related products for commercial and home use worldwide under such brand names as "Whirlpool," "KitchenAid," "Speed
Queen" and "Acros."

World Fuel Services Corporation, headquartered in Miami, Florida, together with its subsidiaries, is a global fuel logistics, transaction management and payment processing company. The company services the aviation, marine and land transportation industries.

Worthington Industries, Inc., headquartered in Columbus, Ohio, operates as a diversified steel processor that focuses on steel processing and manufactured metals products internationally.

                 Target Global Dividend Leaders Strategy Stocks

                                DOMESTIC STOCKS

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

Bristol-Myers Squibb Company, headquartered in New York, New York, through divisions and subsidiaries, produces and distributes biopharmaceutical products globally. The company focuses on producing drugs to treat serious diseases.

The Chemours Company, headquartered in Wilmington, Delaware, is a performance chemicals company. The company both manufactures and distributes chemicals including titanium dioxide, refrigerants, industrial fluropolymer resins and other specialty chemicals used in gold producing, oil refining and other industries.

Chesapeake Energy Corporation, headquartered in Oklahoma City, Oklahoma, is an energy company. The company is engaged in the acquisition and development of properties for the production of oil, natural gas and natural gas liquids from underground reservoirs in the United States.

Chevron Corporation, headquartered in San Ramon, California, is an integrated energy company. The company explores, develops and produces crude oil and natural gas and refines it into industrial petroleum products.

Devon Energy Corporation, headquartered in Oklahoma City, Oklahoma, together with its subsidiaries, is an energy company engaged primarily in oil and gas exploration, development and production. The company's operations are concentrated in the United States and Canada.

Dow Inc., headquartered in Midland, Michigan, is a holding company. The company, through its subsidiary, engages in the processing and distribution of chemical products worldwide. The company was created in 2017 as a subsidiary of DowDuPont.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products.
The company also explores for and mines coal and other mineral properties, makes and sells petrochemicals and owns interests in electrical power generation facilities.

Franchise Group, Inc., headquartered in Delaware, Ohio, is a holding company.
The company owns a variety of retail and tax preparation companies.

Greif, Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting and consulting services to business clients.

Hewlett Packard Enterprise Company, headquartered in Houston, Texas, is a technology solutions provider offering servers, management software, storage solutions and networking products to business enterprises. The company also offers consultation, outsourcing and support services.

HP Inc., headquartered in Palo Alto, California, provides products, technologies, software, solutions and services to individual consumers and businesses worldwide. The company offers access devices, mobile devices, personal computers, workstations, laser and inkjet printers, scanners, copiers and faxes, storage solutions and other computing and printing systems.

Kohl's Corporation, headquartered in Menomonee Falls, Wisconsin, operates family oriented, specialty department stores primarily in the Midwest and Mid-
Atlantic that feature quality, moderately priced apparel, shoes, accessories, soft home products and housewares.

Marten Transport, Ltd., headquartered in Mondovi, Wisconsin, is a temperature-
sensitive truckload carrier for shippers in the United States, Canada and
Mexico. The company specializes in transporting food and other goods that require a temperature-controlled or insulated environment. The company offers freight brokerage services and intermodal services.

National HealthCare Corporation, headquartered in Murfreesboro, Tennessee, is engaged in the operation of skilled nursing facilities with associated assisted living and independent living centers.

NRG Energy, Inc., headquartered in Houston, Texas, operates as a wholesale power generation company. The company sells and delivers energy and energy products and services primarily in the United States.

OGE Energy Corp., headquartered in Oklahoma City, Oklahoma, is an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central region of the United States.

Old Republic International Corporation, headquartered in Chicago, Illinois, is an insurance holding company. The company's subsidiaries are engaged in the underwriting and marketing of a variety of coverage options, including property and liability, life and disability, title, mortgage guaranty and health insurance.

Sturm, Ruger & Company, Inc., headquartered in Southport, Connecticut, is engaged in the design, manufacture and sale of firearms in the United States and exports firearms to law enforcement agencies and foreign governments. The company also provides accessories and replacement parts for its firearms.

                              INTERNATIONAL STOCKS

360 DigiTech, Inc., incorporated in the Cayman Islands and headquartered in
Shanghai, China, is a digital consumer finance platform. The company, through its subsidiaries, provides online consumer finance products to borrowers funded by institutional funding partners.

Canadian Natural Resources Limited, headquartered in Calgary, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

Companhia Brasileira de Distribuicao Grupo Pao de Acucar (ADR), headquartered in Sao Paulo, Brazil, through its subsidiaries, operates as a retailer of food products, apparel, electric, and electronic devices and other items that comprise its lines sold at hypermarkets, supermarkets and department stores.

Companhia Energetica de Minas Gerais-CEMIG (ADR), headquartered in Belo
Horizonte, Brazil, is an integrated energy company engaged in the generation, transmission and distribution of electricity in the state of Minas Gerais,
Brazil. The company is also involved in the acquisition, transportation, distribution and sale of natural gas.

Companhia Paranaense de Energia-Copel (Preference, ADR), headquartered in
Curitiba, Brazil, through its subsidiaries, engages in the generation, transmission and distribution of electricity. The company serves industrial, residential, commercial and rural customers primarily in the state of Parana,
Brazil.

Danaos Corporation, headquartered in Piraeus, Greece, through its subsidiaries, engages in the ownership and operation of container and dry cargo type vessels.

Ecopetrol S.A. (ADR), headquartered in Bogota, Colombia, engages primarily in the exploration, production, refining, transportation and commercialization of crude oil and gas in South America.

Gerdau S.A. (ADR), headquartered in Sao Paulo, Brazil, provides steel products and services. The company is engaged in the production and commercialization of crude steel and related long-rolled products, drawn products and long specialty products.

Golden Ocean Group Limited, headquartered in Hamilton, Bermuda, together with its subsidiaries, engages in the international seaborne transportation of crude oil.

Kenon Holdings Ltd., headquartered in Singapore, operates and develops power generation facilities internationally. The generation plants operate on natural gas and diesel.

Novartis AG (ADR), headquartered in Basel, Switzerland, manufactures health care products for use in a broad range of medical fields, as well as nutritional and agricultural products. The company markets its products worldwide.

Petroleo Brasileiro S.A. - Petrobras (ADR), headquartered in Rio de Janeiro,
Brazil, seeks out, produces, markets and supplies oil, natural gas and related products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants and petrochemical units in South America and worldwide.

SFL Corp. Ltd., headquartered in Hamilton, Bermuda, engages primarily in the ownership and operation of oil tankers. The company is also involved in the charter, purchase and sale of vessels.

Sibanye Stillwater Ltd. (ADR), headquartered in Weltevreden Park, South
Africa, is a precious metals mining company. The company produces metals such as platinum, palladium and rhodium. Additionally, the company produces gold, nickel, copper, chrome and other minerals.

Star Bulk Carriers Corp., headquartered in Athens, Greece, is a shipping company. The company provides transportation solutions in the dry bulk sector worldwide.

Telefonica Brasil, S.A. (ADR), headquartered in Sao Paulo, Brazil, is a mobile telecommunications company. The company provides telecommunications services to residential and corporate customers in Brazil.

Ternium S.A. (ADR), headquartered in Luxembourg City, Luxembourg, through its primarily Latin American-based subsidiaries, engages in the manufacture and distribution of processed steel products. The company's products include steel sheets and rolled coils, pre-painted sheets, steel bars and wire rod.

TIM S.A. (ADR), headquartered in Rio de Janeiro, Brazil, is a telecommunications company in Brazil. The company offers mobile voice services, broadband internet access and other telecommunications products and services.

Vale S.A. (ADR), headquartered in Rio de Janeiro, Brazil, is a large producer and exporter of iron ore and pellets, as well as a producer of manganese and ferro-alloys, which are very important raw materials for steelmaking. The company also produces copper, bauxite, kaolin, potash, alumina and aluminum.

ZIM Integrated Shipping Services Limited, headquartered in Haifa, Israel, is a shipping company. The company offers seaborne and inland transportation and logistics services.

                                     REITS

Alexander's, Inc., headquartered in Paramus, New Jersey, is a real estate investment trust. The company focuses primarily in leasing, managing, developing and redeveloping properties.

Arbor Realty Trust, Inc., headquartered in Uniondale, New York, together with its wholly-owned subsidiaries, is a real estate investment trust. The company specializes in multifamily and commercial real estate-related bridge and mezzanine loans.

Brixmor Property Group Inc., headquartered in New York, New York, together with its subsidiaries, is a real estate investment trust which owns and operates grocery shopping centers. The company serves customers in the United
States.

Cousins Properties Incorporated, headquartered in Atlanta, Georgia, is a real estate investment trust engaged in the acquisition, financing, development, management and leasing of office, medical office, retail and land development projects. The company also holds several tracts of strategically-located undeveloped land.

Digital Realty Trust, Inc., headquartered in Austin, Texas, operates as a real estate investment trust that engages in the ownership, acquisition, reposition and management of technology-related real estate.

Gaming and Leisure Properties, Inc., headquartered in Wyomissing,
Pennsylvania, is a real estate investment trust. The company owns and leases casino facilities.

Highwoods Properties, Inc., headquartered in Raleigh, North Carolina, is a real estate investment trust which acquires, develops, manages and leases suburban office and industrial properties through its operating partnership and subsidiaries. The company operates in the southeastern and midwestern regions of the United States.

Industrial Logistics Properties Trust, headquartered in Newton, Massachusetts, is a real estate investment trust. The company owns and leases industrial and logistics properties throughout the United States.

Iron Mountain Incorporated, headquartered in Boston, Massachusetts, is a real estate investment trust. The company stores records and provides information management services for various industries around the world.

Kimco Realty Corporation, headquartered in Jericho, New York, is a self-
managed real estate investment trust. The company owns and operates neighborhood and community shopping centers in the United States, Puerto Rico and Canada.

Lamar Advertising Company, headquartered in Baton Rouge, Louisiana, is a real estate investment trust. The company provides advertising space on billboards, posters and bulletins in the United States and Canada.

LTC Properties, Inc., headquartered in Westlake Village, California, is a self-
managed real estate investment trust that primarily invests in long-term care and other healthcare-related properties through mortgage loans, property lease transactions and other investments.

LXP Industrial Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

Medical Properties Trust, Inc., headquartered in Birmingham, Alabama, is a real estate investment trust that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies.

Omega Healthcare Investors, Inc., headquartered in Hunt Valley, Maryland, is a real estate investment trust that invests in income-producing health care facilities, principally those that provide long-term care.

PotlatchDeltic Corporation, headquartered in Spokane, Washington, operates as a real estate investment trust that owns and manages timberlands located in
Arkansas, Idaho, Minnesota and Wisconsin in the United States.

RPT Realty, headquartered in New York, New York, is a real estate investment trust. The company engages in the acquisition, development, management and leasing of shopping, retail and single tenant properties in the United States.

Saul Centers, Inc., headquartered in Bethesda, Maryland, is a self-managed real estate investment trust. The company operates and manages 60 properties with approximately 9.8 million square feet of leasable area.

SITE Centers Corp., headquartered in Beachwood, Ohio, is a self-administered and self-managed real estate investment trust. The company acquires, owns, develops, redevelops and manages shopping centers. The company has properties in the United States, Puerto Rico and Brazil.

Uniti Group Inc., headquartered in Little Rock, Arkansas, is a real estate investment trust involved in the acquisition and construction of communications infrastructure solutions. The company focuses on wireless communications towers, fiber optic broadband networks and data centers.

                         Target Growth Strategy Stocks

AmerisourceBergen Corporation, headquartered in Conshohocken, Pennsylvania, is a wholesale distributor of pharmaceuticals and related health care services to a variety of health care providers.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

Builders FirstSource, Inc., headquartered in Dallas, Texas, is engaged in the manufacture and supply of structural building products for new residential construction in the United States. The company offers various prefabricated components such as stairs, window and door products and millwork products such as exterior trim, columns and posts, among others.

Chesapeake Energy Corporation, headquartered in Oklahoma City, Oklahoma, is an energy company. The company is engaged in the acquisition and development of properties for the production of oil, natural gas and natural gas liquids from underground reservoirs in the United States.

Choice Hotels International, Inc., headquartered in Rockville, Maryland, is a worldwide franchiser of hotels under the "Clarion," "Quality," "Comfort,"
"Sleep," "Rodeway," "Econo Lodge" and "MainStay" names. The company also develops and markets cloud-based technology products for the hotel industry.

Cleveland-Cliffs Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

Devon Energy Corporation, headquartered in Oklahoma City, Oklahoma, together with its subsidiaries, is an energy company engaged primarily in oil and gas exploration, development and production. The company's operations are concentrated in the United States and Canada.

Freeport-McMoRan Inc., headquartered in Phoenix, Arizona, is a mining company.
The company's global operations engage in the exploration for and distribution of copper, gold, silver and other metals.

GoDaddy Inc. (Class A), headquartered in Scottsdale, Arizona, is a technology company. The company operates a domain marketplace, provides website building, hosting and security tools, and also provides access to products and platforms to help clients manage their online business.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services, equipment, maintenance, engineering and construction to energy, industrial and governmental customers.

Incyte Corporation, headquartered in Wilmington, Delaware, is a biopharmaceutical company. The company discovers, develops and commercializes drugs for use in the treatment of cancer and inflammation.

Marriott International, Inc., headquartered in Bethesda, Maryland, is a worldwide operator, franchisor and licensor of hotels and timeshare properties. The company also develops and operates residential properties.

Matador Resources Company, headquartered in Dallas, Texas, is an independent energy company engaged in the exploration and production of oil and natural gas resources. The company primarily holds interest in the South and Southwest regions of the United States.

Mattel, Inc., headquartered in El Segundo, California, designs and manufactures a variety of children's toy products. The company sells its products worldwide through retailers and directly to consumers.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

Occidental Petroleum Corporation, headquartered in Houston, Texas, is a multinational organization whose principal business segments are oil and gas exploration and production, as well as chemical and vinyl manufacturing and marketing.

Ovintiv Inc., headquartered in Denver, Colorado, participates in the exploration, development, production and marketing of natural gas, oil and natural gas liquids.

Pfizer Inc., headquartered in New York, New York, is a research-based pharmaceutical company. The company develops, manufactures and sells medicines, vaccines, medical devices and consumer health care products worldwide.

QUALCOMM Incorporated, headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones, infrastructure products, transportation management information systems and ground stations.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company. The company discovers, develops and commercializes medicines for the treatment of serious medical conditions in the United States.

Robert Half International Inc., headquartered in Menlo Park, California, provides temporary and permanent personnel in the fields of accounting and finance. The company also provides administrative and office personnel, paralegal, legal administrative and other legal support positions, and temporary information technology professionals.

Seagate Technology Holdings Plc, headquartered in Dublin, Ireland, is a computer hardware company. Together with its subsidiaries, the company provides data storage technology and solutions that are used in enterprise servers and storage systems and edge compute and non-compute applications in
Singapore, the United States and the Netherlands.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, is a manufacturer of steel products and a metals recycler. The company operates in three segments: steel operations, metals recycling and steel fabrication.

Tenet Healthcare Corporation, headquartered in Dallas, Texas, is a national health care services company. The company owns or operates hospitals and related health care facilities throughout the United States.

Ulta Beauty, Inc., headquartered in Bolingbrook, Illinois, is a beauty retailer. The company offers cosmetics, fragrance, skin, haircare products and salon services.

United Parcel Service, Inc. (Class B), headquartered in Atlanta, Georgia, delivers packages and documents both domestically and internationally. In addition, the company provides management of supply chains and logistic services for major corporations worldwide.

United States Steel Corporation, headquartered in Pittsburgh, Pennsylvania, is an integrated steel producer with major production operations in the United
States and central Europe.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair and operating supplies, services and related information. The company provides its services to commercial, industrial, contractor and institutional markets globally.

Westlake Corporation, headquartered in Houston, Texas, manufactures and markets basic chemicals, vinyls, polymers and fabricated polyvinyl chloride
(PVC) building products.

ZIM Integrated Shipping Services Limited, headquartered in Haifa, Israel, is a shipping company. The company offers seaborne and inland transportation and logistics services.

                        Target Small-Cap Strategy Stocks

A10 Networks, Inc., headquartered in San Jose, California, is a provider of application networking technologies. The company's products enable service providers, enterprises and government organizations to accelerate and optimize the performance of their networks and data center applications.

ArcBest Corporation, headquartered in Fort Smith, Arkansas, is a transportation company. The company offers integrated logistics solutions under the "ArcBest" brand name for truckload, time critical, managed transportation and international air and ocean clients.

Avid Bioservices, Inc., headquartered in Tustin, California, is a contract development and manufacturing organization. The company provides Current Good
Manufacturing Practices (CGMP) for clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.

The Bancorp, Inc., headquartered in Wilmington, Delaware, operates as the holding company for The Bancorp Bank, which provides various commercial and retail banking products and services to small and mid-size businesses and their principals in the greater Philadelphia-Wilmington metropolitan area.

Big 5 Sporting Goods Corporation, headquartered in El Segundo, California, together with its subsidiaries, operates as a sporting goods retailer in the western United States. The company's product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment.

BlueLinx Holdings Inc., headquartered in Atlanta, Georgia, together with its subsidiaries, is an industrial products distributor. The company distributes structural construction products including plywood, rebar, engineered wood, vinyl and metal products.

Construction Partners, Inc. (Class A), headquartered in Dothan, Alabama, is a construction company. The company constructs private and public infrastructure projects such as highways, bridges, airports and roads for customers in the
United States.

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a provider of health care staffing services. The company's services include travel nurse and allied health staffing, per diem nurse staffing and clinical research trials staffing.

Customers Bancorp, Inc., headquartered in West Reading, Pennsylvania, through its subsidiaries, provides various banking and financial products and services to small businesses and consumers. The company also provides a range of commercial lending products.

Donnelley Financial Solutions, Inc., headquartered in Chicago, Illinois, is a leading global risk and compliance solutions company. The company provides filing and deal solutions through its software, technology-enabled services and distribution solutions to both public and private companies.

Dynavax Technologies Corporation, headquartered in EmeryVille, California, is a biopharmaceutical company. The company develops novel vaccines in the United
States, such as HEPLISAV-B, a hepatitis B vaccine.

e.l.f. Beauty, Inc., headquartered in Oakland, California, provides cosmetic and skin care products.

Ebix, Inc., headquartered in Johns Creek, Georgia, together with its subsidiaries, provides software and e-commerce solutions to the insurance industry. The company also offers carrier systems and consulting services both in the United States and internationally.

Encore Capital Group, Inc., headquartered in San Diego, California, is an international specialty finance company. The company provides debt recovery solutions for consumers and property owners across a broad range of financial assets.

Energy Recovery, Inc., headquartered in San Leandro, California, engages in the design, development, manufacture and sale of energy recovery devices for sea water reverse osmosis desalination worldwide.

Franchise Group, Inc., headquartered in Delaware, Ohio, is a holding company.
The company owns a variety of retail and tax preparation companies.

Genesco Inc., headquartered in Nashville, Tennessee, is a retailer and wholesaler of branded footwear. The company operates retail stores principally under the names of "Journeys," "Johnston and Murphy" and "Jarman."

HCI Group, Inc., headquartered in Tampa, Florida, is an insurance holding company offering property and casualty insurance to homeowners, condominium owners and tenants. The company markets its products primarily through independent agents.

Horace Mann Educators Corporation, headquartered in Springfield, Illinois, an insurance holding company, markets and underwrites personal lines of property and casualty insurance, life insurance and retirement annuities. The company's products are marketed primarily to educators and public school employees.

IDT Corporation (Class B), headquartered in Newark, New Jersey, is a multinational holding company with operations in the telecommunications and payment industries. The company offers prepaid and rechargeable calling products, and local and domestic long distance calling services. Through a subsidiary, the company also offers games, apps and personalization content for mobile phone users.

Innoviva, Inc., headquartered in Burlingame, California, engages in the development and commercialization of bio-pharmaceuticals. The company specializes in respiratory products for the treatment of chronic obstructive pulmonary disease and asthma.

Meridian Bioscience, Inc., headquartered in Cincinnati, Ohio, is an integrated life sciences company which manufactures, markets, and distributes diagnostic test kits, purified reagents and related products. The company specializes in gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis, as well as rare reagents and specialty biologicals.

Mesa Laboratories, Inc., headquartered in Lakewood, Colorado, is a company focused on quality control products and services. The company creates monitoring and callibration instruments for use in hospitals, the manufacture of medical devices, blood banks, pharmacies, and other laboratory or industrial environments.

Meta Financial Group, Inc., headquartered in Sioux Falls, South Dakota, is a holding company. Together with its subsidiaries, the company offers various banking products and services throughout the United States.

Methode Electronics, Inc., headquartered in Chicago, Illinois, engages in the design, manufacture, and marketing of component and subsystem devices employing electrical, electronic, wireless, sensing, and optical technologies.

MYR Group Inc., headquartered in Henderson, Colorado, is a specialty contractor serving the electrical infrastructure market in the United States.
The company provides transmission and distribution services to the electric utility and renewable energy industries. The company also designs and installs industrial and commercial wiring, as well as roadway and tunnel lighting.

Northwest Bancshares, Inc., headquartered in Warren, Pennsylvania, is the stock holding company of Northwest Savings Bank and Jamestown Savings Bank which provide retail banking services throughout Pennsylvania, Ohio and New
York.

Northwest Natural Holding Company, headquartered in Portland, Oregon, operates as a holding company. Through its subsidiaries, the company builds and maintains natural gas distribution systems and invests in natural gas pipeline projects.

Palomar Holdings, Inc., headquartered in La Jolla, California, is an insurance holding company. The company provides specialty property insurance to residential and commercial customers.

Realogy Holdings Corp., headquartered in Madison, New Jersey, through its subsidiaries, provides real estate and relocation services worldwide.

REGENXBIO Inc., headquartered in Rockville, Maryland, is a biotechnology company. The company is focused on the development and licensing of recombinant adeno-associated virus gene therapy.

Schnitzer Steel Industries, Inc., headquartered in Portland, Oregon, manufactures steel products globally and recycles various scrap metals. The company also salvages vehicles and auto parts, and offers semi-finished metal goods to various buyers.

Shoe Carnival, Inc., headquartered in Evansville, Indiana, operates as a family footwear retailer in the United States. It provides various dress, casual, and athletic footwear products for men, women, and children. The company also markets accessories such as handbags, shoe care items and socks.

Stewart Information Services Corporation, headquartered in Houston, Texas, together with its subsidiaries, is a global title insurance and real estate services company. The company also offers loan origination and servicing support, loan review services, loss mitigation, due diligence for capital markets, home and personal insurance services and collateral valuations.

Stride Inc., headquartered in Herndon, Virginia, is a technology-based education company that provides proprietary curriculum and educational services for online delivery to students in kindergarten through 12th grade primarily in the United States.

Sturm, Ruger & Company, Inc., headquartered in Southport, Connecticut, is engaged in the design, manufacture and sale of firearms in the United States and exports firearms to law enforcement agencies and foreign governments. The company also provides accessories and replacement parts for its firearms.

Varex Imaging Corporation, headquartered in Salt Lake City, Utah, is a medical device company. The company designs and manfactures X-ray imaging components worldwide.

Veeco Instruments Inc., headquartered in Plainview, New York, designs, manufactures, markets and services a line of equipment primarily used by manufacturers in the data storage, semiconductor and
telecommunications/wireless industries.

Virtus Investment Partners, Inc., headquartered in Hartford, Connecticut, provides investment management and related services to individuals and institutions. The company's retail products include open-end mutual funds, closed-end funds, variable insurance funds and separately managed accounts.

Zumiez Inc., headquartered in Lynnwood, Washington, is a mall-based specialty retailer of action and sports-related apparel, footwear, accessories and equipment. The company's target market is between the ages of 12 and 24.

                    Value Line(R) Target 25 Strategy Stocks

Advanced Micro Devices, Inc., headquartered in Santa Clara, California, designs, develops, makes and sells a variety of industry-standard integrated circuits which are used in product applications such as telecommunications equipment, data and network communications equipment, consumer electronics, personal computers and workstations.

Alphabet Inc. (Class C), headquartered in Mountain View, California, operates as a holding company. The company, through its subsidiaries, provides web-
based search, maps, advertisements, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. The company was created in 2015 as the parent company of Google Inc.
and several other companies that were owned by or tied to Google Inc.

Apple Inc., headquartered in Cupertino, California, is a technology company.
The company designs, manufactures and markets personal computers, related personal computing and mobile communication devices through the company's retail and online stores, resellers and third-party wholesalers.

ArcBest Corporation, headquartered in Fort Smith, Arkansas, is a transportation company. The company offers integrated logistics solutions under the "ArcBest" brand name for truckload, time critical, managed transportation and international air and ocean clients.

Arrow Electronics, Inc., headquartered in Centennial, Colorado, is a technology company. The company provides electronic components and enterprise computing solutions to industrial and commercial customers through a global distribution network.

Avis Budget Group, Inc., headquartered in Parsippany, New Jersey, operates global vehicle rental and car sharing services. The company operates under the brand names "Avis," "Budget" and "Zipcar."

Boise Cascade Company, headquartered in Boise, Idaho, is a building products company. The company manufactures wood products and is a wholesale distributor of building materials.

Builders FirstSource, Inc., headquartered in Dallas, Texas, is engaged in the manufacture and supply of structural building products for new residential construction in the United States. The company offers various prefabricated components such as stairs, window and door products and millwork products such as exterior trim, columns and posts, among others.

Choice Hotels International, Inc., headquartered in Rockville, Maryland, is a worldwide franchiser of hotels under the "Clarion," "Quality," "Comfort,"
"Sleep," "Rodeway," "Econo Lodge" and "MainStay" names. The company also develops and markets cloud-based technology products for the hotel industry.

Commercial Metals Company, headquartered in Irving, Texas, together with its subsidiaries, manufactures, recycles, markets and distributes steel and metal products and related materials and services. The company operates a network of locations throughout the United States and internationally.

Dillard's, Inc. (Class A), headquartered in Little Rock, Arkansas, operates traditional department stores located primarily in the midwestern, southeastern and southwestern United States. The stores offer fashion apparel and home furnishings.

Forward Air Corporation, headquartered in Greeneville, Tennessee, provides transportation services to air freight forwarders, air cargo carriers, and domestic and international airlines. The company also operates a truckload business that transports a wide range of commodities in both interstate and intrastate commerce.

Hub Group, Inc., headquartered in Oak Brook, Illinois, is an intermodal marketing company and a full-service transportation provider. The company offers intermodal, truck brokerage and comprehensive logistics services.

Lithia Motors, Inc., headquartered in Medford, Oregon, is an operator of automotive franchises and a retailer of new and used vehicles and services.

Lowe's Companies, Inc., headquartered in Mooresville, North Carolina, a home improvement retailer, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products;
tools; home entertainment products; and special order products.

Micron Technology, Inc., headquartered in Boise, Idaho, designs, develops, makes and sells semiconductor memory products, personal computer systems and network servers.

Microsoft Corporation, headquartered in Redmond, Washington, is a technology company. The company develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools.

Mueller Industries, Inc., headquartered in Collierville, Tennessee, is a manufacturer of copper, brass, plastic and aluminum products. The company's products include aluminum and brass forgings, plastic fittings and valves, brass and copper alloy rods and bars, and refrigeration valves.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products internationally. The company's products include hot-rolled, cold-rolled and galvanized sheet, cold finished steel, bar steel and more.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

QUALCOMM Incorporated, headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones, infrastructure products, transportation management information systems and ground stations.

Southern Copper Corporation, incorporated in the United States and headquartered in Lima, Peru, is an integrated copper producer. The company operates mining, smelting and refining facilities in Peru and Mexico.

SS&C Technologies Holdings, Inc., headquartered in Windsor, Connecticut, is engaged in the development and marketing of computer software for financial services providers. The software enables trading and modeling, accounting, portfolio management and reporting, performance measurement, reconciliation and clearing.

STMicroelectronics N.V., incorporated in the Netherlands and headquartered in
Geneva, Switzerland, designs, develops, makes and markets a broad range of semiconductor integrated circuits and discrete devices used in a variety of microelectronic applications, including telecommunications and computer systems, consumer products, automotive products and industrial automation and control systems.

UnitedHealth Group Incorporated, headquartered in Minnetonka, Minnesota, is a diversified health and well-being company that provides services in the United
States and internationally. The company provides benefit plans and services for employers of all sizes and for individuals, pharmacy services and programs, claims processing and patient support programs.

We have obtained the foregoing company descriptions from third-party sources we deem reliable.

Undertaking

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

CONTENTS OF REGISTRATION STATEMENT

A.	Bonding Arrangements of Depositor:

First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B.	This Registration Statement on Form S-6 comprises the following papers and documents:

The facing sheet

The Prospectus

The signatures

Exhibits

SIGNATURES

The Registrant, FT 10030, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 2935; FT 3320; FT 3367; FT 3370; FT 3397; FT 3398; FT 3400; FT 3451; FT 3480; FT 3529; FT 3530; FT 3568; FT 3569; FT 3570; FT 3572; FT 3615; FT 3647; FT 3650; FT 3689; FT 3690; FT 3729; FT 3780; FT 3940; FT 4020; FT 4037; FT 4143; FT 4260; FT 4746; FT 4789; FT 5039; FT 5415; FT 7033; FT 7256; FT 7935; FT 8495; FT 8669; FT 8713; FT 8740; FT 8746; FT 8758; FT 8817; FT 8955; FT 8956; FT 8965; FT 8976; FT 8978; FT 8993; FT 8994; FT 8997; FT 9039; FT 9040; FT 9042; FT 9058; FT 9068; FT 9203; FT 9204; FT 9303; FT 9305; FT 9326; FT 9327; FT 9372; FT 9401; FT 9402; FT 9403; FT 9474; FT 9513; FT 9514; FT 9611; FT 9630; FT 9709; FT 9872; FT 9908; FT 9911; FT 9923; FT 9937; FT 9950; FT 9961; FT 9977 and FT 9978 for purposes of the representations required by Rule 487 and represents the following:

(1)       that the portfolio securities deposited in the series with respect to which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

(2)       that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

(3)       that it has complied with Rule 460 under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 10030, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on April 8, 2022.

FT 10030

By:	First Trust Portfolios L.P. Depositor

By:	/s/ Elizabeth H. Bull Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

Name	Title*	Date

James A. Bowen	Director of The Charger Corporation, the General Partner of First Trust Portfolios L.P., and Chief Executive Officer of First Trust Portfolios L.P.	) ) ) )By: /s/ Elizabeth H. Bull ) Attorney-in-Fact** ) April 8, 2022
James M. Dykas	Chief Financial Officer of First Trust Portfolios L.P.	) )
Christina Knierim	Controller of First Trust Portfolios L.P.	) )

*	The title of the person named herein represents his or her capacity in and relationship to First Trust Portfolios L.P., the Depositor.
**	Executed copies of the related powers of attorney were filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 9730 (File No. 333-259760) and the same is hereby incorporated herein by this reference.

CONSENT OF COUNSEL

The consent of counsel to the use of its name in the Prospectus included in this Registration Statement is contained in its opinion filed as Exhibits 3.1, 3.2 and 3.3 of the Registration Statement.

CONSENT OF FIRST TRUST ADVISORS L.P.

The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement is filed as Exhibit 4.1 to the Registration Statement.

Consent of Independent Registered Public Accounting Firm

The consent of Deloitte & Touche LLP to the use of its name in the Prospectus included in the Registration Statement is filed as Exhibit 4.2 to the Registration Statement.

EXHIBIT INDEX

1.1	Standard Terms and Conditions of Trust for FT 4484 and certain subsequent Series, effective November 6, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-191558] filed on behalf of FT 4484).

1.1.1	Trust Agreement for FT 10030, effective April 8, 2022 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.2	Certificate of Limited Partnership of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.3	Amended and Restated Limited Partnership Agreement of Nike Securities, L.P., predecessor of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form

S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.4	Articles of Incorporation of Nike Securities Corporation, predecessor to The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-230481] filed on behalf of FT 8001).

1.5	By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.7	Fund of Funds Agreements (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-261661] filed on behalf of FT 9909, Amendment No. 1 to Form S-6 [File No. 333-261297] filed on behalf of FT 9857, Amendment No. 1 to Form S-6 [File No. 333-262164] filed on behalf of FT 9948 and Amendment No. 1 to Form S-6 [File No. 333-262344] filed on behalf of FT 9965).

2.2	Code of Ethics (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-224320] filed on behalf of FT 7359).

3.1	Opinion of counsel as to legality of securities being registered.

3.2	Opinion of counsel as to Federal income tax status of securities being registered.

3.3	Opinion of counsel as to New York (state and city) tax status of securities being registered.

4.1	Consent of First Trust Advisors L.P.

4.2	Consent of Independent Registered Public Accounting Firm.

6.1	List of Principal Officers of the Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-236093] filed on behalf of FT 8556).

7.1	Powers of Attorney executed by the Officers listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-259760] filed on behalf of FT 9730).